                                                       Rule 424(b)(3)
                                                       Registration No. 33-63293

                                   PROSPECTUS
                                   ----------

                         SunGard(R) Data Systems Inc.

                        1,990,000 Shares of Common Stock

       This Prospectus of SunGard Data Systems Inc. ("SunGard") covers 1,990,000 shares of common stock, $0.01 par value per share ("SunGard Common Stock"), that may be issued to the shareholders of MACESS Corporation, an Alabama corporation ("MACESS"), upon consummation of the proposed merger (the "Merger") of SDS Merger Inc. ("Newco"), a wholly owned subsidiary of SunGard, with and into MACESS pursuant to the Agreement and Plan of Reorganization, dated September 29, 1995 (the "Reorganization Agreement"), among SunGard, Newco, MACESS and the eight principal shareholders of MACESS (the "Principals"), and the related Agreement and Plan of Merger, dated September 29, 1995 (the "Merger Agreement"), among SunGard, Newco and MACESS. This Prospectus also constitutes an Information Statement of MACESS and is being furnished to the holders of MACESS voting common stock, $0.002 par value per share ("MACESS Common Stock"), and MACESS Class A non-voting common stock, $0.002 par value per share ("MACESS Class A Stock" and together with MACESS Common Stock "MACESS Stock"), in connection with a Special Meeting of Shareholders of MACESS to vote on the Merger.

       Based upon the preliminary exchange ratio of 0.2783022 shares of SunGard Common Stock for each share of MACESS Stock, a total of 1,990,000 shares of SunGard Common Stock would be issued in the Merger, representing approximately 5% of all SunGard Common Stock outstanding after the Merger. This number of shares may increase or decrease if there is a recapitalization of SunGard before the Special Meeting of Shareholders of MACESS. See The Proposed Merger--Principal Terms of the Merger.

       All information contained in this Information Statement-Prospectus with respect to SunGard and its subsidiaries was supplied by SunGard, and all information with respect to MACESS was supplied by MACESS. No person is authorized to give any information or to make any representation not contained in this Information Statement-Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Information Statement-Prospectus does not constitute an offer to sell or a solicitation of an offer to purchase the securities offered hereby to or from any person in any jurisdiction where it is unlawful to make such offer or solicitation. Neither the delivery of this Information Statement-Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of SunGard or MACESS since the date of this Information Statement-Prospectus.

       THE SUNGARD COMMON STOCK TO BE ISSUED IN THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   The date of this Information Statement-Prospectus is October 20, 1995.

          This Information Statement-Prospectus does not constitute a prospectus for public reoffering of SunGard Common Stock.


                                      (i)

                             Available Information

       SunGard has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 under the Securities Act of 1933 (the "Registration Statement") with respect to the offering of SunGard Common Stock to be issued in connection with the Merger. This Information Statement-Prospectus constitutes a part of the Registration Statement and, in accordance with the rules of the Commission, omits certain of the information contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits thereto.

       SunGard is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such materials and other information concerning SunGard can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006.

       This Information Statement-Prospectus incorporates by reference certain documents that are not presented herein or delivered herewith. SunGard hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Information Statement-Prospectus is delivered, upon written or oral request of such person, a copy of any and all documents and information that have been incorporated by reference herein (not including exhibits thereto unless such exhibits are specifically incorporated by reference into the information incorporated herein). Such documents and information are available upon request from SunGard Data Systems Inc., 1285 Drummers Lane, Wayne, Pennsylvania 19087, Attention: Investor Relations; telephone: (610) 341-8700. In order to ensure timely delivery of any such documents and information, any request should be made by October 25, 1995.

                    Incorporation of Documents by Reference

       The following documents filed by SunGard with the Commission are hereby incorporated by reference in this Information Statement-Prospectus: (1) SunGard's Annual Report on Form 10-K for the year ended December 31, 1994; (2) SunGard's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995; (3) SunGard's Definitive Proxy Statement in connection with its 1995 Annual Meeting of Shareholders; (4) SunGard's Current Report on Form 8-K filed on October 6, 1995;(5) SunGard's Current Report on Form 8-K filed on October 20, 1995; and (6) the description of SunGard Common Stock that is incorporated by reference in SunGard's Registration Statement on Form 8-A filed on February 14, 1986, including any amendments or reports filed for the purpose of updating such description.

       All documents filed by SunGard pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement-Prospectus and before the date of the Special Meeting of Shareholders of MACESS shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Information Statement-Prospectus, except as so modified or superseded.

                                     (ii)

                               Table of Contents
                                                                            Page
                                                                            ----

  Summary..................................................................  (v)

  Introductory Statement...................................................  -1-
       Proposals to be Presented at the Special Meeting....................  -1-
       Voting Rights and Shareholder Approval..............................  -1-

  The Proposed Merger......................................................  -2-
       Background..........................................................  -2-
       MACESS Board Approval and Reasons for the Merger....................  -3-
       Principal Terms of the Merger.......................................  -4-
       Conditions to Closing...............................................  -5-
       Modification, Waiver and Termination................................  -6-
       Representations and Warranties......................................  -6-
       Rights of Dissenting Shareholders...................................  -6-
       Certain Federal Income Tax Consequences.............................  -8-
       Conduct of Business Before Closing..................................  -8-
       Fees and Expenses................................................... -10-
       Accounting Treatment................................................ -10-
       Regulatory Matters.................................................. -11-
       Management of MACESS After Closing and Other Employment Matters..... -11-
       Exchange of Stock Certificates...................................... -12-
       Escrow Agreement.................................................... -12-
       Stock Pledges....................................................... -12-
       Resales of SunGard Common Stock..................................... -13-

  Description of Capital Stock............................................. -13-
       SunGard Capital Stock............................................... -13-
       MACESS Capital Stock................................................ -13-

  Comparison of the Rights of Stockholders of SunGard and MACESS........... -14-

  Recent Developments of SunGard........................................... -17-


                                     (iii)

  Unaudited Pro Forma Combined Condensed Financial Information............. -17-

  Market Prices of MACESS Stock and Dividends.............................. -19-

  Selected Financial Information of MACESS................................. -19-

  Management's Discussion and Analysis of Financial
              Condition and Results of Operations of MACESS................ -20-

  Business of MACESS....................................................... -22-

  Principal Shareholders of MACESS......................................... -22-

  Experts.................................................................. -23-

  Legal Opinions........................................................... -23-

  Index to Financial Statements of MACESS.................................. -24-



Appendix A-- Agreement and Plan of Reorganization..........................  A
Appendix B-- Agreement and Plan of Merger..................................  B
Appendix C-- Form of Escrow Agreement......................................  C
Appendix D-- Alabama Statute Concerning Rights of Dissenting Stockholders..  D


                                     (iv)

                                    Summary

           The following is a summary of certain significant matters discussed elsewhere in this Information Statement-Prospectus. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Information Statement-Prospectus and the Appendices hereto. Shareholders are urged to read the entire Information Statement-Prospectus, including the Appendices hereto. Certain terms used in this summary and elsewhere in this Information Statement-Prospectus are used as defined in the Summary or elsewhere in this Information Statement-Prospectus.

  Special Meeting

           The Special Meeting of Shareholders of MACESS (the "Special Meeting") will be held at MACESS' headquarters located at 402 Office Park Drive, Suite 150, Birmingham, Alabama on Monday, October 30, 1995, at 2:00 p.m. local time. See Introductory Statement. At the Special Meeting, holders of MACESS Stock will be asked to consider and vote upon the Merger of Newco, a wholly owned subsidiary of SunGard, with and into MACESS pursuant to the Reorganization Agreement and the Merger Agreement. See The Proposed Merger.

  Outstanding Shares and Required Vote

           Only holders of record of MACESS Stock at the close of business on the date immediately preceding the date of the Notice of the Special Meeting of Shareholders of MACESS (the "Record Date") are entitled to notice of and to vote at the Special Meeting. Approval of the Merger will require the affirmative vote of the holders of at least two-thirds of the 1,430,100 shares of MACESS Common Stock outstanding on the Record Date and at least two-thirds of the 5,720,400 shares of MACESS Class A Stock outstanding on the Record Date. SunGard's obligation to consummate the Merger, however, is subject to the condition (which it may waive) that the Merger is approved by at least 92% of outstanding shares of each class of MACESS Stock. See The Proposed Merger- -Conditions to Closing. On the Record Date, the Principals are entitled to vote a total of 1,408,100 or 98.5% of the outstanding shares of MACESS Common Stock and 5,632,400 or 98.5% of the outstanding shares of MACESS Class A Stock. See Principal Shareholders of MACESS.

  The Parties

           SunGard: SunGard is a Delaware corporation which is in the business of computer service and application software. SunGard is a specialized provider of proprietary investment support systems, comprehensive computer disaster recovery services, and healthcare information systems. SunGard's principal executive offices are located at 1285 Drummers Lane, Wayne, Pennsylvania 19087, telephone (610) 341-8700.

           MACESS: MACESS is an Alabama corporation which provides imaging-based, automated document and work flow management software systems and related services and products to the managed healthcare industry. MACESS' principal executive offices are located at 402 Office Park Drive, Suite 150, Birmingham, Alabama 35223, telephone (205) 870-4100. See Business of MACESS.

           Newco: Newco is an Alabama corporation and wholly owned subsidiary of SunGard. Newco was recently formed for the purposes of effecting the Merger with MACESS, will not engage in any business prior to the Merger and will not survive the Merger.


                                      (v)

  MACESS Board Approval

           The Board of Directors of MACESS has unanimously approved the Merger and determined that the terms of the proposed Merger are fair to and in the best interests of the MACESS shareholders. See The Proposed Merger--MACESS Board Approval and Reasons for the Merger.

  The Proposed Merger

           Subject to MACESS shareholder approval and certain other conditions, Newco will be merged with and into MACESS, with MACESS surviving the Merger (the "Surviving Corporation"). The Surviving Corporation will become a wholly owned subsidiary of SunGard and will be named "MACESS Corporation." See The Proposed Merger. In the Merger, each MACESS shareholder (other than shareholders who perfect dissenters' rights) will receive 0.2783022 shares of SunGard Common Stock for each share of MACESS Stock, and the total shares of SunGard Common Stock issued to each MACESS shareholder will be rounded to the nearest whole number of shares. The 0.2783022 exchange ratio will not be adjusted as a result of any decrease or increase in the price of SunGard Common Stock. See The Proposed Merger--Principal Terms of the Merger.

  Conditions to Closing and Effective Date

           The parties' respective obligations to consummate the Merger are subject to MACESS shareholder approval and a number of other conditions, each of which may be waived either before or after the Special Meeting. The Merger will be consummated only if it is approved by at least 92% of each class of MACESS Stock and the other conditions to closing are satisfied or waived. If so, then the Merger will be consummated on the date and time of filing of the Articles of Merger and all other necessary documents with the Secretary of State of the State of Alabama (the "Effective Date"). See The Proposed Merger--Conditions to Closing.

  Modification, Waiver and Termination

           Each party may, at any time before the Effective Date, whether before or after the Special Meeting, waive any of the terms or conditions of the Reorganization Agreement or the Merger Agreement, or agree to any amendment or modification to either agreement, as long as the waiver, amendment or modification does not result in a decrease in the exchange ratio or have a material adverse effect on MACESS shareholders. The Reorganization Agreement and the Merger Agreement may be terminated at any time before the Effective Date, whether before or after the Special Meeting, by the mutual written consent of SunGard and MACESS, by written notice from either SunGard or MACESS to the other if the party giving such notice is not willing to waive a condition that the other party cannot satisfy on or before November 30, 1995, or by written notice from either SunGard or MACESS to the other if the Merger is not consummated by November 30, 1995 for any reason other than a breach by the party giving such notice. See The Proposed Merger--Modification, Waiver and Termination.

  Exchange of Stock Certificates

           As of the Effective Date, each MACESS shareholder (other than shareholders who perfect dissenters' rights) will be entitled to receive, upon surrender of certificate(s) formerly representing shares of MACESS Stock, certificates representing 90% of the shares of SunGard Common Stock to which he is entitled (except for any shares pledged to secure promissory notes due to the Surviving Corporation (see The Proposed Merger--Stock Pledges)), with the 10% balance being held in escrow until it is released in accordance with the Escrow Agreement, the form of which is attached hereto as Appendix C (the "Escrow Agreement"). Instructions for surrendering MACESS stock certificates will be forwarded to the former MACESS shareholders as soon as possible after the Effective Date.

                                     (vi)

  See The Proposed Merger--Exchange of Stock Certificates and Escrow Agreement.

  Rights of Dissenting Shareholders

           Subject to consummation of the Merger, each holder of MACESS Stock who files a written objection to the Merger with MACESS before the Special Meeting and who otherwise complies with the applicable procedures under Alabama law, will be entitled to receive the fair value of his shares of MACESS Stock in cash. See The Proposed Merger--Rights of Dissenting Shareholders.

  Certain Federal Income Tax Consequences

           The Merger will constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended. For federal income tax purposes, therefore, no gain or loss will be recognized by MACESS shareholders upon the exchange of their shares for shares of SunGard Common Stock, except to the extent of cash received by any dissenting MACESS shareholders. See The Proposed Merger--Certain Federal Income Tax Consequences.

  Regulatory Matters

           Other than certain filings to be made pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and certain filings to be made and approvals obtained under certain federal and state securities or "blue sky" laws, there are no federal or state regulatory requirements that must be complied with or approval obtained in connection with the Merger. See The Proposed Merger--Regulatory Matters.

  Accounting Treatment

           The Merger will be accounted for by SunGard under the pooling-of-interests method of accounting. See The Proposed Merger--Accounting Treatment.

  Management of MACESS After Closing

           After the Effective Date, the Surviving Corporation will be a wholly owned subsidiary of SunGard and will own and operate the business conducted by MACESS before the Effective Date. SunGard intends that the operations of the Surviving Corporation after the Effective Date will be conducted substantially the same as those of MACESS before the Effective Date, with present MACESS management personnel retained except that William W. Featheringill, Chairman and Chief Executive Officer of MACESS, will resign from his positions effective as of the Effective Date. See The Proposed Merger--Management of MACESS After Closing and Other Employment Matters.

  Interests of Certain Persons in Merger

           Of the outstanding MACESS Stock, approximately 96% is beneficially owned by persons who are employed by MACESS, including all of its officers and directors. Mr. Featheringill, Chairman and Chief Executive Officer of MACESS, will resign from his positions as of the Effective Date, but the Surviving Corporation will provide Mr. Featheringill an office and the services of a secretary for up to one year after the Effective Date, in exchange for his consulting services to the Surviving Corporation. See The Proposed Merger--Management of MACESS After Closing and Other Employment Matters.

                                     (vii)

  Fees and Expenses

           If the Merger is not consummated solely due to the failure of the condition that at least 92% of the outstanding shares of each class of MACESS Stock approve the Merger, then MACESS will owe SunGard a fee of $6,000,000.
  In addition, if, within one year after the date of the Reorganization Agreement, a company other than SunGard acquires a majority of the outstanding MACESS Stock or assets of MACESS having a market value equal to 50% or more of the value of all of the assets of MACESS, or MACESS files a registration for a public offering of its securities, then, depending upon the amount of consideration received by MACESS or its shareholders, MACESS may owe SunGard an additional cash payment. Mr. Featheringill has guaranteed such contingent payments. See The Proposed Merger--Fees and Expenses.

  Comparative Per Share Data

           In addition to agreeing to acquire MACESS, SunGard recently acquired another healthcare information systems company named Intelus Corporation ("Intelus"), and SunGard recently signed a definitive agreement to acquire a derivative instruments trading systems company named Renaissance Software Inc. ("Renaissance"). See Recent Developments of SunGard.

           The following table presents certain historical per share data and pro forma data of SunGard, MACESS, Renaissance and Intelus, based upon the historical financial statements of such companies. The pro forma information gives effect to all three transactions as if they had occurred at the beginning of the periods presented, with each of the transactions accounted for on a pooling-of-interests basis. The pro forma information is provided for illustrative purposes only and is not necessarily indicative of the results of operations that actually would have been obtained if the three transactions had been effected on the date indicated or of the results that may be obtained in the future. The following information should be read in conjunction with the other unaudited pro forma financial information that is included in this Information Statement-Prospectus (see Unaudited Pro Forma Combined Condensed Financial Information), the separate financial statements of SunGard, Renaissance and Intelus that are incorporated by reference in this Information Statement-Prospectus, and the separate financial statements of MACESS that are included in this Information Statement-Prospectus. See Index to Financial Statements of MACESS.


                                                         SunGard    Pro Forma
                                                        Historical  Combined
                                                        ----------  ---------
  Fully diluted net income per common share:
  --------------------------------------------
    Six months ended:
        June 30, 1995                                   $ 0.61      $0.61
        June 30, 1994                                     0.51       0.53
    Year ended:
        December 31, 1994                                 1.12       1.08
        December 31, 1993                                 1.04       1.00
        December 31, 1992                                 0.79       0.75

  Book value per common share:
  --------------------------------------------
    As of:
        June 30, 1995                                    10.22       9.57
        December 31, 1994                                 9.57       8.97

                                    (viii)

  Market Price Data

           SunGard Common Stock trades on The Nasdaq Stock Market ("Nasdaq") and the London Stock Exchange under the symbol SNDT. There is no established trading market for MACESS Stock. See Market Price of MACESS Stock and Dividends. The following table presents (1) the last sale price per share of SunGard Common Stock, as reported by Nasdaq on September 29, 1995, the last full trading day before public announcement of the Merger; and (2) the pro forma equivalent price per share of MACESS Stock, calculated by multiplying
  0.2783022 (the preliminary exchange ratio) by such SunGard Common Stock price. See The Proposed Merger--Principals Terms of the Merger.

                                            Market Value      Pro Forma
                                             of SunGard     Equivalent of
                                            Common Stock    MACESS Stock
                                            ------------    -------------

Price Per Share as of September 29, 1995..     $29.25          $8.14

  On October 18, 1995, the last sale price per share of SunGard Common Stock, as reported by Nasdaq, was $27.50.

  Selected Financial Information of SunGard
           (in thousands, except per share data)

           The following information summarizes certain selected historical consolidated financial data of SunGard and should be read in conjunction with the consolidated financial statements of SunGard that are incorporated by reference in this Information Statement-Prospectus. The following information has not been restated to reflect SunGard's pooling-of-interests with Intelus that closed on August 31, 1995, because the effect of such restatement would not be material.

                                  Six Months Ended
                                      June 30,                           Year Ended
                                    (unaudited)                         December 31,
                               --------------------  --------------------------------------------------
                                   1995      1994      1994       1993/(2)/     1992      1991      1990
                                   ----      ----      ----       ----          ----      ----      ----
Income Statement Data:
----------------------
   Revenues                      $246,609  $206,744  $437,190    $381,372  $324,570  $283,550  $262,108

   Income from operations          36,964    32,701    70,326      59,645    50,336    42,491    40,330

   Net income                      23,339    19,841    43,087      38,474    25,808    21,467    20,480

   Net income per share:/(1)/

      Primary                        0.61      0.51      1.12        1.07      0.82      0.70      0.67

      Fully diluted                  0.61      0.51      1.12        1.04      0.79      0.68      0.67

Balance Sheet Data:
-------------------
   Total assets                  $490,345            $485,740    $418,135  $365,580  $313,459  $302,687

   Total short term and
   long term debt                   6,582              10,567       6,523    89,790    87,820   109,232

   Stockholders' equity           384,395             359,292     316,960   189,899   162,998   140,266

  /(1)/ Net income per share has been adjusted for the two-for-one stock split which occurred in July 1995.

  /(2)/ 1993 includes after-tax gain on sale of product line of $3,371, or $0.09 per share on a fully diluted basis.


                                     (ix)

                        INFORMATION STATEMENT-PROSPECTUS
                        --------------------------------

           Special Meeting of Shareholders of MACESS Corporation (an
               Alabama corporation) to be held October 30, 1995

                             Introductory Statement

       This Information Statement-Prospectus is being furnished to the shareholders of MACESS Corporation, an Alabama corporation ("MACESS"), in connection with the Special Meeting of Shareholders to be held on Monday, October 30, 1995, at 2:00 p.m. local time, at MACESS' headquarters located at 402 Office Park Drive, Suite 150, Birmingham, Alabama and any adjournments or postponements thereof (the "Special Meeting"). This Information Statement-Prospectus and the attached Notice of Special Meeting are first being mailed to MACESS shareholders on or about October 20, 1995.

       WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY. YOU MAY VOTE FOR OR AGAINST THE MERGER BY ATTENDING THE SPECIAL MEETING. YOU HAVE THE RIGHT TO DEMAND PAYMENT IN CASH OF THE FAIR VALUE OF YOUR SHARES OF MACESS STOCK IF YOU FULLY COMPLY WITH THE ALABAMA STATUTE CONCERNING THE RIGHTS OF DISSENTING SHAREHOLDERS. See The Proposed Merger-- Rights of Dissenting Shareholders.

       With respect to the information set forth in this Information Statement-Prospectus, you also should refer to the preceding Summary beginning on Page
  (v). All information contained in this Information Statement-Prospectus with respect to SunGard Data Systems Inc., a Delaware corporation ("SunGard"), and its subsidiaries was supplied by SunGard, and all information with respect to MACESS was supplied by MACESS.

  Proposals to be Presented at the Special Meeting

       At the Special Meeting, MACESS shareholders will be asked to consider and vote upon the following proposals:

       1. Approval of the Agreement and Plan of Reorganization, dated September 29, 1995 (the "Reorganization Agreement"), among SunGard, SDS Merger Inc., a wholly owned subsidiary of SunGard ("Newco"), MACESS and the eight principal shareholders of MACESS (the "Principals"), and the related Agreement and Plan of Merger, dated September 29, 1995 (the "Merger Agreement"), among SunGard, Newco and MACESS, pursuant to which (a) Newco would be merged with and into MACESS (the "Merger"), with MACESS surviving the Merger under the name "MACESS Corporation," and (b) MACESS shareholders (other than shareholders who perfect dissenter's rights) would receive 0.2783022 shares of SunGard common stock, $0.01 par value per share ("SunGard Common Stock") for each share of their MACESS voting common stock, $0.002 par value per share ("MACESS Common Stock"), and MACESS Class A non-voting common stock, $0.002 par value per share ("MACESS Class A Stock" and together with MACESS Common Stock "MACESS Stock"), all as more fully described in this Information Statement-Prospectus; and

       2. Such other matters as may properly be brought before the meeting or any adjournments or postponements thereof.

  Voting Rights and Shareholder Approval

       The record date for the Special Meeting is the close of business on the date immediately preceding the date of the Notice of the Special Meeting of Shareholders of MACESS (the "Record Date"). Only holders of record of MACESS Stock on the Record Date are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 1,430,100 shares of MACESS Common Stock and 5,720,400 shares of MACESS Class A Stock outstanding. Holders of record of MACESS Common Stock on the Record Date are entitled to one vote per share on any matter that may properly come before the Special Meeting. Holders of record of MACESS Class A Stock on the Record Date are also entitled to one vote per share on the Merger (although Alabama law is unclear as to this matter). The presence of the holders of at least a majority of the shares of each class of MACESS Stock outstanding on the Record Date is necessary to constitute a quorum at the Special Meeting.

       Approval of the Merger will require the affirmative vote of the holders of at least two-thirds of the shares of each class of MACESS Stock outstanding on the Record Date. SunGard's obligation to consummate the Merger, however, is subject to the condition (which it may waive) that the Merger is approved by at least 92% of outstanding shares of each class of MACESS Stock. See The Proposed Merger--Conditions to Closing and Accounting Treatment.

       The Principals are entitled to vote a total of 1,408,100 of the shares of MACESS Common Stock outstanding on the Record Date and 5,632,400 of the shares of MACESS Class A Stock outstanding on the Record Date, representing 98.5% of all shares of each class of MACESS Stock outstanding on the Record Date. See Principal Shareholders of MACESS.


                              The Proposed Merger

       The following information concerning the Merger, insofar as it relates to the Reorganization Agreement, the Merger Agreement and the Escrow Agreement, is qualified in its entirety by reference to the Reorganization Agreement, the Merger Agreement and the Escrow Agreement, which are attached as Appendices A, B and C, respectively, to this Information Statement-Prospectus. YOU ARE URGED TO CAREFULLY READ THE ENTIRE REORGANIZATION AGREEMENT, MERGER AGREEMENT AND ESCROW AGREEMENT.

  Background

       Since its inception, SunGard has pursued a strategy for growth, both internally and from the acquisition of computer services companies that complement or expand SunGard's existing business lines. In mid-1994, SunGard determined that the market for providing computer services to the healthcare industry was a market with both good growth potential and attributes similar to SunGard's existing business lines. At the beginning of 1995, SunGard narrowed its interest in the healthcare industry by concluding that work-flow/document-imaging products and services were a new computer application that had higher growth prospects than older, more established healthcare computer applications. By the end of August 1995, SunGard had completed its first healthcare industry acquisition by acquiring Intelus Corporation, which primarily provides work-flow/document-imaging products and services to large healthcare providers.

       Since its inception, MACESS has focused on a vertical-market solution for the managed healthcare and health insurance industry. During late 1993 and early 1994, MACESS began to explore the possibility of selling its document-imaging-based, operations-management software systems to vertical markets within the financial services industry, such as large pension fund managers, which have paper-intensive, transaction-oriented operations similar to the healthcare industry. MACESS concluded that, although MACESS had gained significant credibility in healthcare markets, substantial new resources would be required to market its software systems to the financial services industry.

       In mid-1994, MACESS considered the possibility of attracting a venture capital investor active in the financial services industry to help meet two objectives. The primary objective would be to raise capital for MACESS' entry into its targeted financial software markets. A secondary objective would be to provide contacts in the financial services industry that would assist MACESS in gaining access to these markets. As a result, MACESS conducted discussions with several potential venture capital investors throughout late 1994 and early 1995.

       In April 1995, MACESS was contacted by an investment-banking firm retained by SunGard, Broadview Associates, L.P. ("Broadview"), regarding MACESS' interest in a possible business combination with SunGard. Shortly thereafter, SunGard met with MACESS to review the technical capabilities of the MACESS software systems. In June 1995, SunGard, accompanied by Broadview, visited MACESS to evaluate a potential combination of SunGard and MACESS by investigating the strategic direction of MACESS and becoming familiar with the management and operations of MACESS. SunGard made requests for certain financial information and other information regarding MACESS to aid SunGard in its evaluation.

       During April through July 1995, MACESS evaluated publicly available information regarding SunGard. After review of such information, MACESS concluded that a merger with SunGard would meet the two major objectives MACESS had defined in deciding to pursue a potential venture capital investor. Publicly available financial information regarding SunGard demonstrated that SunGard was financially sound and had the capital resources necessary to finance an entry into the new markets targeted by MACESS. In addition, SunGard, with a high concentration of its business in the financial services industry, offered MACESS the potential access to these markets that MACESS had determined desirable. To assist the MACESS Board of Directors and management in evaluating a reasonable value for MACESS in a potential business combination with SunGard, MACESS engaged the investment-banking firm of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"). Merrill Lynch assisted MACESS in determining an appropriate valuation of MACESS and in assessing the financial condition of SunGard and the potential for growth in the market value of SunGard Common Stock that would be received in a merger. MACESS did not request nor receive from Merrill Lynch any opinion regarding the fairness of the Merger to MACESS shareholders.

       Discussions took place during June 1995 between SunGard and MACESS in order to explore the potential business and financial benefits of combining the two companies. As a result of those discussions, the senior managements of SunGard and MACESS determined that an acquisition of MACESS by SunGard would be in the best interests of each company and its shareholders.

       During late July and early August 1995, senior officers of MACESS and SunGard, together with a representative of Broadview, conducted negotiations regarding the number of shares of SunGard Common Stock to be issued by SunGard in exchange for all of the outstanding shares of MACESS Stock. During September 1995, SunGard conducted a "due diligence" investigation of MACESS, and the senior officers of SunGard and MACESS negotiated the terms of the Reorganization Agreement and the Merger Agreement. The Merger was approved by the Board of Directors of SunGard on September 26, 1995 and by the Board of Directors of MACESS on September 29, 1995.

  MACESS Board Approval and Reasons for the Merger

     On September 29, 1995, the Board of Directors of MACESS, in an action by unanimous written consent, determined that the Merger was in the best interest of MACESS and its shareholders and approved the Reorganization Agreement and Merger Agreement and the transactions necessary to consummate the Merger. Prior to reaching its decision, the MACESS Board of Directors had received information from management of MACESS, its legal counsel, accountants, financial advisors and others regarding various aspects of SunGard, including its products, employees, suppliers and management. Based on this information and a description of the terms of the Reorganization Agreement and the Merger Agreement, the Board of Directors approved the Reorganization Agreement, the Merger Agreement and the Merger and authorized the filing of a registration statement, the obtaining of all regulatory approvals, and the performance of all additional actions necessary, appropriate or advisable in order to consummate the Merger. The Board of Directors of MACESS recommends that the shareholders of MACESS vote FOR approval and adoption of the Reorganization Agreement and the Merger Agreement and the transactions contemplated thereby.

       In reaching its conclusion to enter into the Reorganization Agreement and the Merger Agreement and to recommend that the shareholders of MACESS vote FOR the approval and adoption of those agreements, the Board of Directors of MACESS considered a number of factors, including, without limitation, the following:

     (i) The value of the consideration to be received by the shareholders of MACESS, including the fact that the Merger was expected to be treated as a tax-free reorganization and that, with the Merger, the shareholders of MACESS could continue to participate in any continued growth in the development of document imaging-based, operations management software systems and related services for the managed healthcare industry and other markets by acquiring an interest in a larger, more diverse enterprise;

     (ii) The publicly available financial information regarding SunGard, certain other information provided by SunGard and information regarding SunGard Common Stock, the relative financial performance of SunGard, the business reputation and capabilities of SunGard and its management, SunGard's financial strength, and the liquidity and the historical performance of the publicly traded SunGard Common Stock;

     (iii) The opportunity for holders of MACESS Stock to continue participating in the potential for long-term gains in MACESS through the ownership of SunGard Common Stock following the Merger;

     (iv) The perceived strengths of MACESS and SunGard combined, including the potential developments and information that are expected to be shared between the two companies after the Merger is consummated, and the belief that SunGard's concentration in financial oriented markets provides a broad new customer-base for MACESS' software systems; and

     (v)  The likelihood that the Merger will be consummated.

     In view of the wide variety of factors considered by the Board of Directors of MACESS in connection with its evaluation of the terms of the proposed Merger, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations.

  Principal Terms of the Merger

       Effect of the Merger. If the Merger is approved by at least 92% of the outstanding shares of each class of MACESS Stock and the other conditions to closing specified in the Reorganization Agreement are satisfied or waived, then Newco will be merged with and into MACESS, with MACESS being the surviving corporation (the "Surviving Corporation") of the Merger. The Surviving Corporation will be named "MACESS Corporation" and will be a wholly owned subsidiary of SunGard. On the Effective Date, by operation of law, the separate corporate existence of Newco will cease.

       Conversion of MACESS Stock. On the Effective Date, each issued and outstanding share of MACESS Stock (except shares owned by shareholders who perfect dissenter's rights) will be converted into 0.2783022 shares of SunGard Common Stock (the "Preliminary Exchange Ratio"), subject to adjustment as explained below. Under the Merger Agreement, the conversion of MACESS Stock into shares of SunGard Common Stock will occur automatically on the Effective Date without any action by the MACESS shareholders.

       Promptly upon surrender of their MACESS stock certificates, MACESS shareholders of record on the Effective Date will be entitled to receive a certificate representing 90% of the number of shares of SunGard Common Stock (rounded to the nearest whole number of shares) into which their shares of MACESS Stock are converted in the Merger. A balance certificate representing 10% of the number of shares of SunGard Common Stock (rounded to the nearest whole number of shares) into which their shares of MACESS Stock are converted in the Merger will be placed in escrow and distributed in accordance with the terms of the Escrow Agreement, the form of which is attached hereto as Appendix C (the "Escrow Agreement"). See Exchange of Stock Certificates and Escrow Agreement. Until so surrendered, each outstanding certificate that, before the Effective Date, represented shares of MACESS Stock will be deemed to evidence ownership of such shares of SunGard Common Stock.

       Exchange Ratio Adjustments. The Preliminary Exchange Ratio is subject to adjustment to take into account any stock split, stock dividend or similar recapitalization effected by SunGard between the date of the Reorganization Agreement and the Effective Date. The Preliminary Exchange Ratio will not be adjusted as a result of any increase or decrease in the price of SunGard Common Stock or any other change in the number of outstanding shares of SunGard Common Stock, such as changes resulting from acquisitions or offerings or changes resulting from transactions under SunGard's stock option, purchase and award plans.

  Conditions to Closing

       In addition to the condition that the Merger must be approved by at least 92% of the outstanding shares of each class of MACESS Stock, the Merger will occur only if certain additional conditions specified in the Reorganization Agreement are either satisfied or waived. The additional conditions include (among others) that on or before the Effective Date: (1) SunGard shall have received a letter from Coopers & Lybrand L.L.P., SunGard's independent auditors, to the effect that, based upon the facts known to them as of the date of such letter, the Merger will qualify for pooling-of-interests accounting treatment if consummated in accordance with the Merger Agreement and Reorganization Agreement; (2) the Registration Statement shall have become effective under the Securities Act of 1933, as amended, no stop order suspending its effectiveness shall be in effect, and no stop order with respect thereto shall be pending or threatened; (3) SunGard shall have received from each affiliate of MACESS other than MACESS and the Principals, if any, a letter stating that such affiliate will not sell or otherwise transfer any MACESS stock or SunGard Common Stock at any time during the 30 day period ending on the Closing Date (as defined in the Reorganization Agreement) and will not sell any shares of MACESS or SunGard received in the Merger until SunGard shall have published financial results covering at least 30 days of post-Merger combined operations of SunGard and MACESS; (4) the representations and warranties contained in the Reorganization Agreement shall not have been false or misleading in any material respect, and all of the terms and conditions of the Reorganization Agreement to be satisfied or performed by the Closing Date shall have been substantially satisfied or performed; (5) no action, suit or other proceeding shall have been instituted (excluding any action, suit or proceeding initiated by one of the parties), no judgment or order shall have been issued, and no new law shall have been enacted, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the Merger; (6) there shall not have been any material adverse change or material casualty loss affecting MACESS or SunGard and there shall not have been any material adverse change in the financial performance of MACESS or SunGard between the date the Reorganization Agreement was entered into by the parties and the Closing Date; (7) all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSP Act"), with respect to the transactions contemplated by the Reorganization Agreement shall have expired and neither the Federal Trade Commission nor the Antitrust Division of the Department of Justice shall have required any party to divest itself of any assets in order to consummate such transactions or taken any actions to prohibit the consummation of such transactions; (8) SunGard shall have received a stock pledge agreement from each MACESS shareholder who received MACESS Stock on December 28, 1994 in exchange for a note payable to MACESS; and (9) the Escrow Agreement shall have been executed by all required parties.

       No assurance can be given as to when, if ever, all of the conditions to closing the Merger will be satisfied or waived. If all of the conditions to closing specified in the Reorganization Agreement are satisfied or waived, then the Merger Agreement and appropriate Articles of Merger will be filed with the proper officials of the State of Alabama on the date of the Special Meeting or as soon thereafter as is practicable. The Merger will become effective on the date such filing is made with the State of Alabama.

  Modification, Waiver and Termination

       At any time before the Effective Date, whether before or after the Merger is approved by MACESS shareholders at the Special Meeting, each party to the Reorganization Agreement and the Merger Agreement may waive any of the terms or conditions of the Reorganization Agreement or the Merger Agreement, or agree to any amendment or modification to either agreement, without seeking further approval of MACESS shareholders, as long as the waiver, amendment or modification does not result in a decrease in the Preliminary Exchange Ratio or have a material adverse effect on MACESS shareholders.

       At any time before the Effective Date, whether before or after the Merger is approved by MACESS shareholders at the Special Meeting, the Reorganization Agreement and the Merger Agreement may be terminated, and the Merger abandoned, by (1) the mutual written consent of SunGard and MACESS, authorized by their respective Boards of Directors, (2) written notice from either SunGard or MACESS to the other if the party giving such notice is not willing to waive a condition that the other party cannot satisfy on or before November 30, 1995, or (3) written notice from either SunGard or MACESS to the other party if the Merger shall not have been consummated by November 30, 1995 for any reason other than a breach by the party giving such notice.

  Representations and Warranties

       The representations and warranties of MACESS and the Principals and of SunGard and Newco contained in the Reorganization Agreement include various representations and warranties typical in such agreements and are included in Sections 3 through 6 and Section 11 of the Reorganization Agreement, a copy of which is attached hereto as Appendix A.

  Rights of Dissenting Shareholders

       Subject to consummation of the Merger, MACESS shareholders may demand to be paid the fair value of their shares of MACESS Stock in cash, if they follow the procedures specified in the Alabama Business Corporation Act (the
  "ABCA"), Sections 10-2B-13.01, et. seq. of the ABCA (the "ABCA Dissenter's Statute"), a copy of which is attached to this Information Statement-Prospectus as Exhibit D. The following summary of the ABCA Dissenter's Statute is qualified in its entirety by reference to the full text thereof which is attached as Appendix D to this Information Statement-Prospectus. SINCE FAILURE TO STRICTLY COMPLY WITH THE STATUTORY PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF THESE STATUTORY RIGHTS, MACESS SHAREHOLDERS WHO MAY DESIRE TO EXERCISE SUCH RIGHTS ARE URGED TO READ THE ENTIRE ABCA DISSENTER'S STATUTE.

       A shareholder electing to exercise the right of dissent must (i) file with MACESS, prior to a vote being taken on the Merger at the Special Meeting, a written objection to the Merger, and (ii) not vote in favor of the Merger. A vote in favor of the Merger Agreement constitutes a waiver of the right to dissent. If the Merger is approved, within 10 days after the Special Meeting, the Surviving Corporation must deliver to the dissenting shareholders satisfying the above noted requirements, a written notice, (i) stating where the payment demand must be sent, (ii) informing the holders of the shares to what extent the transfer of the shares will be restricted after the payment demand is received, (iii) supplying a form for demanding payment, (iv) setting a deadline date for which the Surviving Corporation must receive the payment demand from the dissenting shareholder, and (v) enclosing a copy of the ABCA Dissenter's Statute (a "Dissenters' Notice"). A dissenting shareholder that is sent a Dissenters' Notice must demand payment in accordance with the terms of the Dissenters' Notice (the "Payment Demand"). Any shareholder failing to make such a Payment Demand within the period specified in the Dissenter's Notice will not be entitled to receive fair value for shares of MACESS Stock and shall instead be bound by the terms of the Merger Agreement.

       As soon as the Merger is approved or upon receipt of a Payment Demand, the Surviving Corporation shall offer to pay each dissenting shareholder the amount that the Surviving Corporation estimates to be the "fair value" of such shareholder's shares. Within 20 days after demanding payment of fair value for shares of MACESS Stock, a dissenting shareholder must submit the certificate or certificates representing his shares of MACESS Stock to the Surviving Corporation for notation thereon that such demand has been made. If a dissenting shareholder fails to submit certificates for notation, the Surviving Corporation may terminate such shareholder's rights under Section 10-2B-13.24 of the ABCA unless a court of competent jurisdiction otherwise directs for good and sufficient cause shown. Upon receiving the certificate or certificates, the Surviving Corporation shall pay each dissenter the fair value of his shares, plus accrued interest. Upon receiving payment, a dissenting shareholder ceases to have any interest in the shares.

       Any dissenting shareholder making such a Payment Demand will thereafter be entitled only to payment of fair value in accordance with the ABCA Dissenter's Statute and will not be entitled to vote or exercise any other rights as a shareholder of MACESS; provided, however, that shareholder status will be restored and the right to receive fair value for shares of MACESS Stock will cease (without prejudice to any corporate proceedings that may have been taken in the interim) if MACESS does not consummate the Merger within 60 days after the date set for the submission of the Payment Demand.

       If, within 30-days of the Dissenter's Notice regarding the fair value of the dissenter's shares, the dissenting shareholder disagrees with the Surviving Corporation's determination of fair value, then the dissenting shareholder may notify the Surviving Corporation in writing, within such 30-day period, of the dissenting shareholder's estimate of the fair value of the shares (the "Fair Value Notice"). Within 60 days of the receipt of the Fair Value Notice, if the fair value remains unsettled, the Surviving Corporation shall file a petition in the Circuit Court in Jefferson County, Alabama (the county where the principal office of MACESS is located), requesting that the fair value of the shares of MACESS Stock owned by the dissenting shareholder be found and determined. If the Surviving Corporation fails to institute a proceeding within 60 days of the Fair Value Notice, it shall pay each dissenter whose demand remains unsettled, the amount demanded in the Fair Value Notice.

       If a petition is filed, all dissenting shareholders, wherever residing, shall be made parties to the proceeding as an action against their shares. A copy of the petition will be served on each dissenting shareholder. The court may appoint one or more persons as appraisers to hear evidence and recommend a decision on the question of fair value. All shareholders who are parties to the proceeding are entitled to judgment against the Surviving Corporation for the amount the court finds to be the fair value of their shares of MACESS Stock, plus accrued interest. The judgment shall be payable only upon and concurrently with surrender to the Surviving Corporation of the certificate or certificates representing shares of MACESS Stock. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in such shares.

       The costs and expenses of a proceeding to determine fair value shall be determined by the court and assessed against the Surviving Corporation; provided, however that all or any part of the costs and expenses may be assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the Surviving Corporation shall have made an offer to pay for the shares, if the court finds that such shareholders' failure to accept such offer was arbitrary or vexatious or not in good faith.

       Shareholders who receive cash for the fair value of their shares of MACESS Stock upon the exercise of the dissenters' rights will realize taxable gain or loss for federal income tax purposes. Each shareholder of MACESS is urged to consult with his own personal tax and financial advisors concerning federal income tax consequences of the exercise of dissenters' rights, as well as any applicable state, local, foreign or other tax consequences, based upon such shareholder's own particular facts and circumstances.

       Under the Merger Agreement, SunGard is responsible for paying all cash amounts due to dissenting MACESS shareholders.

  Certain Federal Income Tax Consequences

       The following summary of certain federal income tax consequences of the Merger has been prepared by counsel to SunGard and is based upon certain representations by MACESS and SunGard and certain assumptions. This summary is included solely for the general information of MACESS shareholders. BECAUSE THE TAX CONSEQUENCES FOR ANY PARTICULAR SHAREHOLDER MAY BE AFFECTED BY MATTERS NOT TAKEN INTO ACCOUNT IN THIS SUMMARY, EACH SHAREHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES (INCLUDING ANY STATE AND LOCAL TAX CONSEQUENCES) RESULTING FROM THE MERGER AND FROM ANY LATER DISPOSITION OF SUNGARD COMMON STOCK ACQUIRED PURSUANT TO THE MERGER, OR RESULTING FROM THE RECEIPT OF CASH AFTER EXERCISE OF DISSENTER'S RIGHTS.

       Provided that the Merger qualifies as a statutory merger under applicable state law and that holders of no more than 50%/(a)/ of the shares of MACESS Stock exercise dissenter's rights: (1) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); (2) no gain or loss will be recognized by SunGard upon the exchange of MACESS Stock solely in exchange for SunGard Common Stock; (3) no gain or loss will be recognized by MACESS shareholders upon the exchange of their MACESS Stock solely for SunGard Common Stock; (4) the basis of SunGard Common Stock received by MACESS shareholders in the Merger will be the same as the basis of their MACESS Stock surrendered in exchange therefor; (5) for capital gains purposes, the holding period of SunGard Common Stock received by MACESS shareholders in the Merger will include the period during which the MACESS Stock surrendered in exchange therefor was held, provided that such MACESS Stock is held as a capital asset on the Effective Date; and (6) cash received for MACESS Stock by a MACESS shareholder who exercises dissenter's rights will be treated as payment for such stock, subject to the conditions and limitations of Section 302 of the Code.

  -------------------------

  (a) SunGard's obligation to consummate the Merger, however, is subject to the condition (which it may waive) that the Merger be approved by at least 92% of the outstanding shares of each class of MACESS Stock. See Conditions to Closing.

  Conduct of Business Before Closing

       The Reorganization Agreement provides that, between September 29, 1995 (the date of the Reorganization Agreement) and the Effective Date, except with SunGard's consent, the Principals and MACESS will comply with certain requirements, summarized as follows:

       1. MACESS will, and the Principals will cause MACESS to, conduct its business in a diligent manner, refrain from making any material change in its business practices, and use its best efforts to preserve its business organization intact, keeping available the services of its current officers and employees, and maintaining the good will of its customers and other persons having business relations with MACESS. Each Principal involved in MACESS' daily business operations will remain actively involved in MACESS' business consistent with past practices and, upon SunGard's request, will consult with SunGard as to the management of MACESS' business and affairs. MACESS will deliver monthly financial statements to SunGard.

       2. Except in the ordinary course of business consistent with past practices, MACESS will not, and the Principals will not permit MACESS to, create any encumbrance upon any of its assets, incur any debt, make any loan, guarantee any third party obligation, commit for any capital expenditure, dispose of any assets, waive any right, assume or enter into any contract (other than the Reorganization Agreement, the Merger Agreement and any other contract contemplated thereby), increase employee compensation or benefits, or do anything else outside the ordinary course of business consistent with past practices.

       3. Even in the ordinary course of business consistent with past practices, MACESS will not, and the Principals will not permit MACESS to, borrow or lend any funds, purchase any goods or services, lease any equipment, incur any debt, or enter into any contract (excluding customer contracts and related commitments entered into in the ordinary course of business consistent with past practices) or other transaction involving, in any single case, an amount exceeding $25,000 or, in the aggregate, an amount exceeding $100,000.

       4. MACESS will not, and the Principals will not permit MACESS to, cause a breach or default under any of its contracts, insurance policies, licenses or permits, adopt any new employee benefit plan, participate in any merger, consolidation or reorganization, begin to engage in any new type of business, acquire the business or any bulk assets of any third party, completely or partially liquidate or dissolve, or terminate any material part of its business.

       5. MACESS will, and the Principals will cause MACESS to, maintain its real estate and fixed personal property assets in good condition, maintain its insurance policies in full force and effect, repair or replace any of its assets that is damaged, destroyed, lost or stolen, comply with all applicable laws, properly file all tax returns, fully pay when due all taxes payable by it, maintain corporate existence and good standing in applicable jurisdictions, and refrain from amending its charter or bylaws.

       6. MACESS will not, and the Principals will not permit MACESS to, redeem, retire or purchase, or create, grant or issue any contracts, options, warrants or other rights with respect to, any shares of MACESS Stock, or create, grant or issue any stock options, stock appreciation rights, phantom shares or other similar rights. MACESS and each Principal will maintain all of their shares of MACESS Stock free of any claims or encumbrances, and will not sell, dispose of or encumber any such shares. Neither MACESS nor any Principal will buy, sell or engage in any other transaction involving SunGard Common Stock other than in connection with the Merger.

       7. Neither MACESS nor any Principal (nor any officer, employee, representative or agent of MACESS) will, directly or indirectly, solicit, initiate, encourage or respond to inquiries or proposals from, or participate in any discussions or negotiations with, or provide any non-public information to, any person or group (other than SunGard) concerning any sale of any material portion of MACESS' assets, any sale of shares of MACESS Stock, or any merger, consolidation or similar transaction involving MACESS. MACESS and the Principals will advise SunGard of the terms of any such inquiry or proposal received by them.

       SunGard and Newco and, subject to the approval of the Merger by MACESS' shareholders, MACESS each agreed to take such action as is required to consummate the Merger and the other transactions contemplated thereby as of the earliest practicable date and to refrain from taking any action that would impair the prospect of completing the Merger. In addition, MACESS, the Principals, SunGard and Newco agreed to refrain from knowingly taking any action that would prevent the Merger from qualifying for pooling-of-interests accounting treatment. SunGard is not prevented under the Merger Agreement or the Reorganization Agreement from proceeding with other mergers or acquisitions, regardless of whether SunGard Common Stock or other securities are used as the consideration.

  Fees and Expenses

       Each party will pay all fees and expenses incurred by it in consummating the Merger. In the Reorganization Agreement, MACESS agreed not to incur legal, accounting and investment banking fees in connection with the Merger in excess of $775,000.

       In order to induce SunGard to enter into the Reorganization Agreement and the Merger Agreement, MACESS will make the following payments to SunGard (and Mr. Featheringill guarantees such payments) if the Merger is not consummated solely due to the failure of the condition that at least 92% of the outstanding shares of MACESS Common Stock approve the Merger: (i) $6,000,000; and (ii) if, within one year after the date of the Reorganization Agreement (September 29, 1995), a company other than SunGard acquires a majority of the outstanding capital stock of MACESS or assets of MACESS having a market value equal to 50% or more of the value of all of the assets of MACESS, or MACESS files a registration for a public offering of its securities (a "Later Sale"), an additional cash payment equal to 25% of the following amount: the aggregate consideration received by MACESS and/or its shareholders in such Later Sale, minus $57,000,000 (subject to adjustment if less than all of MACESS' stock or assets is involved in the Later Sale), minus $6,000,000.

  Accounting Treatment

       It is anticipated that the Merger will be accounted for by SunGard under the pooling-of-interests method of accounting. Under that method of accounting: (1) the historical book values of the assets, liabilities and stockholders' equity of MACESS will be carried over on the consolidated balance sheet of SunGard, and no goodwill will be created; (2) if material, SunGard will include in its consolidated financial statements the operating results of MACESS for the entire year during which the Merger is consummated, and, if material, SunGard will combine the operating results of MACESS and restate its previously reported operating results for prior periods; and (3) certain expenses incurred by SunGard, MACESS and the MACESS shareholders to effect the Merger, currently estimated at a total of $1,800,000, will be charged against SunGard's consolidated income in the quarter during which the Merger is consummated and will not be deductible for income tax purposes.

       The consummation of the Merger is subject to the condition that SunGard receives a letter from Coopers & Lybrand L.L.P. to the effect that, based upon the facts known to them as of the date of such letter, the Merger will qualify for pooling-of-interests accounting treatment if consummated in accordance with the Reorganization Agreement and the Merger Agreement.

       In the Reorganization Agreement, each Principal has agreed that (a) before closing of the Merger, he will not sell, dispose of or encumber, or otherwise reduce his risk relating to, any of his MACESS Common Stock, and (b) after the Merger is consummated, he will not sell, dispose of or encumber (except for pledges in connection with fully recourse bank loans), or otherwise reduce his risk relating to, any SunGard Common Stock he receives as a result of the Merger, until SunGard shall have published financial results covering at least 30 days of post-Merger combined operations of SunGard and MACESS. Such restrictions are required in connection with pooling-of-interests transactions.

  Regulatory Matters

       The HSR Act provides that certain acquisition transactions (including the Merger) may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice ("Justice") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. The required information was furnished to Justice and the FTC by SunGard on October 4, 1995 and by MACESS on October 3, 1995, respectively. At any time before or after the consummation of the Merger, Justice, the FTC or some other person could seek to enjoin or rescind the Merger on antitrust grounds. See Conditions to closing. Other than certain filings under certain federal securities laws and certain state securities or "blue sky" laws, there are no other federal or state regulatory requirements that must be complied with or approval obtained in connection with the Merger.

  Management of MACESS After Closing and Other Employment Matters

       Post-Closing Management. MACESS will be the Surviving Corporation of the Merger, and, after the Effective Date, will continue to own and operate the business conducted by MACESS before the Effective Date. SunGard intends that the operations of the Surviving Corporation after the Effective Date will be conducted substantially the same as those of MACESS before the Effective Date, with present MACESS management personnel retained except that William W. Featheringill, Chairman and Chief Executive Officer of MACESS, will resign from his positions effective as of the Effective Date.

       Consistent with SunGard's management of its other subsidiaries, the Board of Directors of the Surviving Corporation will consist of Kenneth R. Adams, Lawrence A. Gross and Michael J. Ruane, and the officers of the Surviving Corporation will include certain of the current officers of MACESS, T. Alan Ritchie, President, and W. Sanders Pitman, Vice President, plus Kenneth R. Adams, who will become Chief Executive Officer, Andrew P. Bronstein and Michael J. Ruane, who will each become Assistant Vice President and Assistant Secretary, and Lawrence A. Gross, who will become Assistant Vice President and Secretary. Kenneth R. Adams, formerly the Chief Executive Officer of the SunGard Recovery Services Group, is currently the Chief Executive Officer of the SunGard Technology Systems Group, the group comprised of MACESS, Intelus Corporation and any related businesses that SunGard has acquired or may acquire. Andrew P. Bronstein is the Vice President and Controller of SunGard, Lawrence A. Gross is the Vice President and General Counsel of SunGard, and Michael J. Ruane is the Vice President-Finance and Chief Financial Officer of SunGard.

       Other Employees. All employees of MACESS as of the Effective Date will be employed by the Surviving Corporation after the Effective Date on an "at-will" basis and for the same salaries or wages in effect as of the date of the Reorganization Agreement

       Employee Benefit Plans. After the Effective Date, MACESS' existing group benefit plans will be replaced with SunGard's group benefit plans except where cost factors or unusual circumstances dictate otherwise. In addition, the Surviving Corporation will adopt SunGard's savings plan and SunGard's employee stock purchase plan. MACESS' existing savings and employee stock ownership plan will be "frozen" as of the Effective Date, and, as soon as is practicable, the full accounts of all MACESS employees thereunder will be transferred directly to the accounts of those employees under SunGard's savings plan.

       Interests of Certain Persons in the Merger. Of the outstanding MACESS Stock, approximately 96% is beneficially owned by persons who are employed by MACESS, including all of its officers and directors. With the exception of Mr. Featheringill, all MACESS employees as of the Effective Date will be employed by the Surviving Corporation. See Post-Closing Management and Other Employees above in this section. As of the Effective Date, Mr. Featheringill will resign from his positions as Chairman and Chief Executive Officer of MACESS. The Surviving Corporation will provide Mr. Featheringill an office and the services of a secretary for up to one year after the Effective Date in exchange for his agreement to provide consulting services to the Surviving Corporation on an as-needed basis during that time. This consulting arrangement may be extended beyond the one year term upon the mutual agreement of the Surviving Corporation and Mr. Featheringill.

  Exchange of Stock Certificates

       As soon as is practicable after the Effective Date, instructions for surrendering outstanding certificates that immediately before the Effective Date represented shares of MACESS Stock will be mailed to each MACESS shareholder of record. Upon the surrender of such certificate to the Norwest Bank Minnesota, N.A. (the "Exchange Agent") in accordance with such instructions, the Exchange Agent shall exchange such certificate for (a) a new certificate representing 90% of such number of shares of SunGard Common Stock into which the shares of MACESS Stock represented by such certificate have been converted in accordance with the Merger Agreement ("Closing Stock"), which shall be promptly delivered to the holder, except for any shares pledged to secure promissory notes due to the Surviving Corporation (see Stock Pledges), and (b) a new certificate for the balance of such number of shares of SunGard Common Stock into which the share of MACESS Stock represented by such certificate have been converted ("Escrowed Stock"), which shall be held in escrow and distributed in accordance with the terms of the Escrow Agreement. If applicable, such certificates shall be accompanied by any distributions due with respect to shares of SunGard Common Stock that were paid to SunGard's stockholders of record as of a date between the Effective Date and the date of distribution of either the certificate representing the Closing Stock or the certificate representing the Escrowed Stock.

       Until surrendered in accordance with the foregoing, each outstanding certificate that immediately before the Effective Date represented shares of MACESS Stock shall be deemed to evidence ownership of the number of shares of SunGard Common Stock into which the shares of MACESS Stock represented by such certificate have been converted in accordance with the Merger Agreement, subject to the escrow requirement described above; provided, however, that any such certificate that is not properly submitted for exchange to SunGard or the Exchange Agent within three years after the Effective Date shall no longer evidence ownership of shares of Closing Stock or Escrowed Stock and all rights of the holder of such certificate, as a stockholder of SunGard with respect to the shares previously evidenced by such certificate, shall cease.

       No fractional shares of SunGard Common Stock will be issued. Instead, the number of shares of SunGard Common Stock to be issued to each shareholder of MACESS in accordance with the Merger Agreement will be rounded off to the nearest whole number of shares of SunGard Common Stock.

       PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR MACESS STOCK AT THIS
  TIME.

  Escrow Agreement

       Pursuant to the Escrow Agreement, the form of which is attached as Appendix C, to be entered into among MACESS, SunGard, Newco, the Exchange Agent and all shareholders of MACESS who sign the Escrow Agreement, the Exchange Agent will maintain an account for each MACESS shareholder containing such shareholder's Escrowed Stock. The Escrowed Stock will be distributed to the MACESS shareholders one year after the Effective Date (except for any shares pledged to secure promissory notes due to the Surviving Corporation (see Stock Pledges)) less the shares and cash having a value equal to the aggregate amount set forth in any payment notices delivered by SunGard under
  Section 3 of the Escrow Agreement for indemnification matters under Sections 15 and 6.3 of the Reorganization Agreement. The Escrow Agreement may be amended to add other provisions relating to the Escrow Agent by the mutual consent of SunGard, Newco, MACESS, the Escrow Agent and the Principals and any such amendment(s) shall be binding on all parties to the Escrow Agreement.

       The Escrow Agreement also will be signed by Mr. Featheringill as Stockholders Agent. In his capacity as Stockholders Agent under the Escrow Agreement and the Reorganization Agreement, Mr. Featheringill will have the authority to act on behalf of all MACESS shareholders with respect to escrow and indemnification matters and for the purpose of sending and receiving notices. Mr. Featheringill's actions in this capacity will be binding upon all MACESS shareholders.

  Stock Pledges

       Certain MACESS stockholders purchased MACESS Stock in December 1994 ("December 1994 Stock") in exchange for cash and promissory notes. As part of that transaction, MACESS has the right to repurchase the December 1994 Stock at the original sale price (plus interest) on the happening of certain events, including the Merger. In exchange for MACESS waiving such right and as a condition to closing, such MACESS stockholders will be required either to pledge their SunGard Stock to be received in the Merger in exchange for the December 1994 Stock as Collateral for their promissory notes or to repay their promissory notes. SEE CONDITIONS TO CLOSING. To secure such pledge, the Surviving Corporation will hold the certificates for such SunGard Stock until the promissory notes are fully repaid.

  Resales of SunGard Common Stock

       The shares of SunGard Common Stock to be issued in the Merger have been registered under the Securities Act and will be freely transferable, except for shares received by those shareholders who may be deemed to be "affiliates" of MACESS, as that term is defined in Rule 145 under the Securities Act, and except for shares pledged to secure promissory notes due to the Surviving Corporation (see Stock Pledges). Rule 145 limits the amount of SunGard Common Stock that such persons may sell during any three-month period and specifies certain other restrictions on resale. In the Reorganization Agreement, the Principals agreed not to sell or otherwise transfer any of the SunGard Common Stock they receive in connection with the Merger, except in compliance with the Securities Act and any other applicable securities laws. In addition, the Principals have agreed that they will not sell any shares of SunGard Common Stock received in the Merger until SunGard shall have published financial results covering at least 30 days of post-Merger combined operations of SunGard and MACESS. See Conditions to Closing.


                          Description of Capital Stock

  SunGard Capital Stock

       The authorized capital stock of SunGard consists of 60,000,000 shares of SunGard Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share ("SunGard Preferred Stock"). As of September 30, 1995, there were approximately 38,330,000 shares of SunGard Common Stock outstanding. No shares of SunGard Preferred Stock have been issued.

       The holders of SunGard Common Stock are entitled to one vote per share. Subject to the powers, preferences, rights, qualifications, limitations and restrictions of any series of SunGard Preferred Stock that may be issued, holders of SunGard Common Stock are entitled, among other things, to (1) dividends if, as and when declared by the Board of Directors out of funds legally available therefor, and (2) to a ratable share in the distribution of assets legally available therefor upon the liquidation, dissolution or winding-up of the corporation after payment of debts and expenses.

       As of September 30, 1995, there were approximately 1,870 holders of record of SunGard Common Stock.

       The Board of Directors of SunGard may, without action of the stockholders, issue SunGard Preferred Stock from time to time in one or more series with distinctive dividend, liquidation, conversion, voting or other rights and preferences which could adversely affect the voting power or other rights of the holders of SunGard Common Stock. It is not possible to state the actual effect of the authorization of SunGard Preferred Stock upon the rights of the holders of SunGard Common Stock until the Board of Directors determines the specific rights of the holders of a series of SunGard Preferred Stock. Issuance of SunGard Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding voting stock of SunGard. Although SunGard has no present plans to issue any shares of SunGard Preferred Stock, there can be no assurance that SunGard will not do so in the future.

       The transfer agent and registrar for SunGard Common Stock is Norwest Bank Minnesota, N.A.

  MACESS Capital Stock

       MACESS is authorized by its Articles of Incorporation to issue 1,500,000 shares of MACESS Common Stock, of which 1,430,100 shares were issued and outstanding as of the Record Date and were held of record by ten shareholders, and 6,000,000 shares of MACESS Class A Stock, of which 5,720,400 were issued and outstanding as of the Record Date and were held by eleven shareholders.

       Holders of shares of MACESS Common Stock are entitled to one vote per share on all matters to be voted on by shareholders. MACESS shareholders are not entitled to cumulate their votes in the election of directors. The holders of MACESS Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors in its discretion out of funds legally available therefor. Subject to the rights of any preferred stock outstanding, upon liquidation or dissolution of MACESS, the holders of MACESS Common Stock are entitled to receive, on a pro rata basis, all assets remaining for distribution to shareholders. The MACESS Common Stock does not have preemptive or other subscription rights or other conversion rights (or redemption or sinking fund provisions). All of the outstanding shares of MACESS Common Stock are fully paid and nonassessable.

       The relative rights, privileges and limitations of the MACESS Class A Stock are in all respects identical, share for share, with the rights privileges and limitations of the MACESS Common Stock, except that the voting power for the election of the directors and for all other purposes is vested exclusively in the holders of the MACESS Common Stock except as otherwise provided by law. All of the outstanding shares of MACESS Class A Stock are fully paid and nonassessable.

       MACESS acts as its own transfer agent and registrar with respect to the MACESS Stock.


                          Comparison of the Rights of
                       Stockholders of SunGard and MACESS

       Upon consummation of the Merger, all MACESS shareholders (other than MACESS shareholders who perfect dissenter's rights) will become stockholders of SunGard, and their rights as stockholders will be governed by the Delaware General Corporation Law and by SunGard's Amended and Restated Certificate of Incorporation.

       Although the Alabama and Delaware corporation laws are substantially similar, there are some differences. Such differences may affect the substantive rights which the shareholders of MACESS are afforded under Alabama law, and may impair the ability of minority shareholders to affect those matters requiring shareholder approval. While it would be impractical to state all of the differences between Alabama and Delaware corporation laws, the following is a summary of certain differences which may be of interest to shareholders.

       By-laws. Under Alabama law, the board of directors or the shareholders have the power to adopt the initial bylaws of the corporation unless this power is reserved to the shareholders in the articles of incorporation. In addition, both the board of directors and the shareholders are vested with the power to amend, repeal or add new bylaws unless this power is reserved to the shareholders by the articles of incorporation. However, the board of directors may not amend, repeal or add new bylaws establishing what constitutes a quorum at shareholders' meetings and may not make a change regarding voting requirements at shareholders' meetings. Under the Delaware law, the power to adopt the original bylaws is vested with the incorporators or the initial directors named in the certificate of incorporation. After receipt of any payment for stock, however, the power to adopt, amend or repeal bylaws rests with the stockholders. The certificate of incorporation may confer such power upon the directors, but the stockholders cannot be divested of their right to amend, adopt or repeal bylaws.

       Power to Sell, Mortgage or Pledge Assets. Under Delaware law, a corporation may not sell, lease or exchange all or substantially all of its property and assets without authorization by a resolution adopted by a majority of the outstanding stock of the corporation entitled to vote thereon. Delaware law provides that a corporation may, however, mortgage or pledge the corporation's assets without stockholder authorization. Alabama law allows a corporation to mortgage, pledge or dedicate all of its assets without the approval of its shareholders; however, the bonded indebtedness of a corporation may not be increased without shareholder approval.

       Under Alabama law, a shareholder of MACESS currently has the right to dissent from a sale or disposition of all or substantially all of the corporate assets, and receive the appraised value of his shares, if the sale or disposition is not in the regular course of business. Under Delaware law, the stockholders do not have the right to dissent from the sale, lease or exchange of all property and assets of the corporation unless such right is expressly provided by the certificate of incorporation.

       Merger. Under Delaware law, a majority vote of the outstanding shares entitled to vote must approve a merger. No vote of the stockholders of a corporation surviving a merger is required under Delaware law if (1) the number of shares to be issued in the merger does not exceed twenty percent of the shares of the surviving corporation outstanding immediately prior to such issuance, (2) the merger effects no amendment to the certificate of incorporation of the surviving corporation, and (3) the merger effects no change in shares outstanding immediately prior to the merger. Under Alabama law, except for the merger of certain parent corporations with subsidiaries, the shareholders of a corporation which is a party to a merger must approve the merger by an affirmative vote of at least two-thirds of the outstanding shares, unless the articles of incorporation provide for a majority or greater vote of the shareholders. Accordingly, it may be less difficult to obtain the majority vote necessary to approve a merger under Delaware law than the two-thirds vote required under Alabama law.

       Appraisal Rights. Under Alabama law, shareholders of MACESS currently have appraisal rights upon the merger or sale of all or substantially all of the assets of MACESS. In Alabama, shareholders have the right to dissent and demand the appraised value of their shares in such transactions. See The Proposed Merger--Rights of Dissenting Shareholders.

       In contrast, under Delaware law, there is no right to receive the appraised value of shares with respect to (a) a merger involving the sale of all or substantially all of a corporation's assets, (b) a merger by a corporation, the shares of which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or widely held (by more than 2,000 shareholders) if holders of such shares receive shares of the surviving corporation or a listed or designated or widely held corporation, or (c) shareholders of a corporation surviving a merger if no vote or such shareholders is required to approve the merger.

       Voting by Ballot. Under Delaware law, all elections of directors are by written ballot unless otherwise provided in the corporation's certificate of incorporation. Alabama law contains no provision concerning voting by written ballot.

       Classified Board. Classification of directors is permitted under both Alabama and Delaware law. A classified board is divided into two or three classes and the terms of each class of directors are staggered. Therefore, the shareholders elect a portion, rather than all, of the directors at each annual meeting. The existence of a classified board is generally viewed as having an anti-takeover effect, and as impairing cumulative voting. Alabama law requires a minimum of nine directors for classification, as opposed to Delaware law, which requires no minimum.

       Removal of Directors. Under Alabama and Delaware law, a director or the entire Board of Directors can be removed with or without cause by a majority of the outstanding shares entitled to vote at an election of directors. However, in Delaware, a director of a corporation with a classified board of directors can be removed only for cause unless the certificate of incorporation of the corporation otherwise provides.

       Inspection of Shareholder List. Any stockholder of a Delaware corporation has the right upon written demand under oath to inspect the stockholder list for a purpose reasonably related to that person's interest as a stockholder. Under Alabama law, however, the right to inspect a corporations's shareholder list is restricted to (a) persons holding five percent or more of the corporation's voting shares or (b) persons who have been holders of record for at least six months.

       Books and Records, Financial Reports. Alabama law requires that at least one complete set of the corporation's books and records of account be maintained at its principal office in Alabama and that the corporation mail to each shareholder a financial statement within 120 days after the close of the corporation's fiscal year. These requirements do not exist under Delaware law, although federal securities laws to which SunGard is presently subject require that annual financial and other records be sent to shareholders.

       Dissolution. Under Alabama law, unless the articles of incorporation provide for a voting requirement of a majority or greater number of shareholders, the authorization of the dissolution of a corporation must be approved by shareholders holding at least two-thirds of the shares entitled to vote. By contrast, Delaware law requires only a majority vote to authorize a corporation's dissolution.

       Dividends. Alabama law generally allows the payment of cash dividends to the extent that the payment will not cause the corporation to become insolvent. Delaware law is more restrictive, in that it restricts cash dividends to be paid (a) out of "surplus," which consists of the excess of the net assets of the corporation over its capital; or (b) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

       Anti-Takeover Law. Delaware law prohibits any corporation from engaging in certain business combinations with an interested stockholder (generally the owner of 15% or more of the outstanding voting stock of a corporation) for a period of three years following the date such stockholder became an interested stockholder, unless (a) the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder before the stockholder became an interested stockholder, (b) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which the stockholder became an interested stockholder, or (c) the business combination is approved by the board of directors and by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock (other than stock owned by the interested shareholder) of the corporation. Delaware law permits a corporation in its original certificate of incorporation to expressly elect not to be governed by the Delaware anti-takeover law.

       The effect of the Delaware law is to delay for three years business combinations with acquirors not approved by the board of directors unless the acquiror is able to obtain in his offer 85% of the stock of the corporation or a vote of two-thirds of the shareholders other than the acquiror exempts a given business combination from the restrictions of the anti-takeover law. As a result, the Delaware anti-takeover law may have the effect of discouraging tender offers or other acquisition proposals respecting SunGard even though such offers or acquisition proposals might be favorable to the shareholders. Alabama law does not have any comparable statute or anti-takeover law; however, under Alabama law, unless the articles of incorporation provide otherwise, the affirmative vote of the holders of two-thirds of the outstanding shares of capital stock is required to approve most types of business combinations.

       Increase of Authorized Capital Stock or Bonded Indebtedness. The Constitution of Alabama of 1901 provides that the authorized capital stock and bonded indebtedness of an Alabama corporation may be increased only at a meeting of shareholders called by giving 30 days prior written notice. Delaware law also provides that a majority of a corporation's stockholders entitled to vote must approve an increase in the corporation's authorized capital stock; however, under Delaware law, notice of a meeting of stockholders for the purpose of increasing the authorized capital stock of a corporation or for any other purpose may be given no fewer than 10 days and no more than 60 days before the meeting. Consequently, a Delaware corporation may increase its authorized capital stock on as few as 10 days notice to stockholders, whereas 30 days is required under Alabama law. Further, under Delaware law there is no similar provision to the Alabama constitutional requirement of shareholder approval to increase the authorized bonded indebtedness of the corporation.


                         Recent Developments of SunGard

       On September 28, 1995, SunGard and Renaissance Software Inc., a California corporation ("Renaissance"), announced the signing of an Agreement and Plan of Merger and a related Agreement and Plan of Reorganization by and among Renaissance, the four principal shareholders of Renaissance, SunGard and a wholly owned subsidiary of SunGard providing for the merger (the "Renaissance Merger") of such subsidiary with and into Renaissance with Renaissance surviving as a wholly owned subsidiary of SunGard. Renaissance's principal business is developing and licensing software used by financial institutions, banks and other market makers in the trading of over-the-counter interest rate derivative instruments. The closing of the Renaissance Merger is subject to certain conditions, including, among other conditions, certain regulatory approvals and the approval of the shareholders of Renaissance. The closing is expected to occur in November 1995.

       On August 31, 1995, SunGard completed the acquisition of Intelus Corporation, a Delaware corporation ("Intelus"), whereby Intelus became a wholly owned subsidiary of SunGard in accordance with an Agreement and Plan of Merger and a related Agreement and Plan of Reorganization dated August 23, 1995 (the "Intelus Merger"). Intelus' principal business is providing work-flow management and document imaging systems to the healthcare and financial services industries, with an emphasis on hospitals.

       MACESS and Intelus will form the nucleus of a new business group called SunGard Technology Systems headed by Kenneth R. Adams who was chief executive officer of SunGard's Recovery Services Group since 1988. Michael F. Mulholland, president and chief operating officer of SunGard Recovery Services Inc. has succeeded Mr. Adams as the chief executive officer of the Recovery Services Group. With the addition of Renaissance, SunGard is also reorganizing its trading and risk management businesses under the SunGard Trading Systems Group, formerly known as the SunGard Capital Markets Group. The SunGard Trading Systems Group will continue to be led by Cristobal I. Conde.


          Unaudited Pro Forma Combined Condensed Financial Information

       The Unaudited Pro Forma Combined Condensed Income Statement Data assumes that the MACESS Merger, the Renaissance Merger and the Intelus Merger (collectively, the "Mergers") had occurred on January 1, 1992, combining the results of SunGard, MACESS, Renaissance and Intelus for the six months ended June 30, 1995 and 1994 and for each of the three years in the period ended December 31, 1994, with each of the Mergers accounted for on a pooling-of-interests basis. The pro forma information is provided for illustrative purposes only and is not necessarily indicative of the results of operations that actually would have been obtained if the Mergers had been effected on the dates indicated or of the results that may be obtained in the future. Unaudited pro forma combined condensed balance sheet data as of June 30, 1995 and December 31, 1994 are not provided herein because the Mergers would not have had a material effect on SunGard's historical consolidated balance sheets. During the nine month period ended September 30, 1995, SunGard has completed five business acquisitions accounted for as purchases. Pro forma data for these acquisitions are not presented since the financial condition and results of operations as reported in SunGard's historical financial statements would not be materially different.

       The Unaudited Pro Forma Combined Condensed Income Statement Data should be read in conjunction with the historical financial statements and the related notes thereto of SunGard, MACESS, Renaissance and Intelus, all of which are included or incorporated by reference in this Information Statement-Prospectus.

       With respect to the following financial information, you also should refer to the Summary--Comparative Per Share Data on Page (viii) of this Information Statement-Prospectus.

          Unaudited Pro Forma Combined Condensed Income Statement Data

                                      Six Months Ended
                                          June 30,                    Years Ended December 31,
                                     -------------------        -----------------------------------

                                       1995       1994            1994        1993           1992
                                     --------    --------       --------    --------       --------
  Revenues (as reported):
    SunGard                          $246,609    $206,744       $437,190    $381,372       $324,570
    MACESS                              6,515       5,597         10,315       6,470          1,872
    Renaissance/(1)/                    8,156       5,325         12,527      10,271          9,054
    Intelus                             7,111       3,694          6,965       6,296          4,795
                                     --------    --------       --------    --------       --------
  Pro Forma Combined                 $268,391    $221,360       $466,997    $404,409       $340,291
                                     ========    ========       ========    ========       ========

  Net income (as reported):
    SunGard                          $ 23,339    $ 19,841       $ 43,087    $ 38,474/(5)/  $ 25,808
    MACESS                              1,061       1,518          2,030       1,108            119
    Renaissance/(1)/                    1,923       1,011/(6)/     2,377         985/(6)/     1,418
    Intelus                               (94)        144         (1,052)        662             21
                                     --------    --------       --------    --------       --------
  Pro Forma Combined/(2)/            $ 26,229    $ 22,514       $ 46,442    $ 41,229       $ 27,366
                                     ========    ========       ========    ========       ========

  Fully diluted net income
   per common share/(3)/:
    SunGard (as reported)            $   0.61    $   0.51       $   1.12    $   1.04/(5)/  $   0.79
                                     ========    ========       ========    ========       ========
    Pro Forma Combined               $   0.61    $   0.53       $   1.08    $   1.00       $   0.75
                                     ========    ========       ========    ========       ========

  Shares used to compute fully
   diluted net income per
   common share:
    SunGard (as reported)/(4)/         38,348      38,534         38,502      38,352         37,982
    MACESS                              1,990       1,990          1,990       1,990          1,990
    Renaissance                         1,513       1,513          1,513       1,513          1,513
    Intelus                               810         810            810         810            810
                                     --------    --------       --------    --------       --------
  Pro Forma Combined                   42,661      42,847         42,815      42,665         42,295
                                     ========    ========       ========    ========       ========

/(1)/ The fiscal year of Renaissance ends March 31. For purposes of the pro forma financial information presented above, the fiscal years ended March 31, 1995, 1994 and 1993 are included in the 1994, 1993 and 1992 columns, respectively. Interim six month information is presented on a calendar year basis.

/(2)/ Excludes merger costs which are estimated to be approximately $4.5 million.

/(3)/ Fully diluted net income per common share includes assumed interest expense savings on convertible subordinated debentures, net of income taxes, of $1,565 and $4,337 in 1993 and 1992, respectively. The debentures were converted into common stock of SunGard on May 12, 1993.

/(4)/ All shares have been adjusted for the two-for-one stock split which occurred in July 1995.

/(5)/ 1993 includes after-tax gain on sale of product line of $3,371, or $0.09 per share on a fully diluted basis.

/(6)/ Includes after-tax charges of $1,150 and $164 during the fiscal year ended March 31, 1994 and the six months ended June 30, 1994, respectively, in connection with the settlement of litigation.


                  Market Prices of MACESS Stock and Dividends

     As of the Record Date, there were ten holders of record of MACESS Common Stock and eleven holders of record of MACESS Class A Stock. There is no established public trading market for either MACESS Common Stock or MACESS Class A Stock. As a result, the market value for shares of MACESS stock is not readily ascertainable.

     MACESS has never paid any dividends and has no current intention to pay dividends in the foreseeable future.


                    Selected Financial Information of MACESS

     The following selected financial data for the five years ended December 31, 1994, are derived from the financial statements of MACESS. The financial data for the years ended December 31, 1992, 1991 and 1990, and for the six months ended June 30, 1995 and 1994 are derived from unaudited financial statements. The financial data for the six months ended June 30, 1995 and 1994 include all adjustments, consisting of normal recurring accruals, which MACESS considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1995 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 1995. The data should be read in conjunction with the financial statements, related notes, and other financial information of MACESS included herein. See INDEX TO FINANCIAL STATEMENTS OF MACESS.

                             Six Months Ended                        Year Ended
                                 June 30,                           December 31,
                           --------------------   -----------------------------------------------------
                              1995       1994        1994       1993       1992       1991    1990/(1)/
                           Unaudited  Unaudited                         Unaudited  Unaudited  Unaudited
                           ---------  ---------   ---------  ---------  ---------  ---------  ---------
Income Statement Data:
---------------------
   (in thousands)
   Net sales                $6,515     $5,597      $10,315     $6,470     $1,872     $ 714      $  -0-

   Income (loss) from
   operations                1,710      2,390        3,286      1,865        200      (289)       (578)

   Net income (loss)         1,061      1,518        2,030      1,108        119      (322)       (601)

Balance Sheet Data:
------------------
   (in thousands)

   Total assets             $5,473                 $ 3,780     $1,808     $  895     $ 716      $  133

   Total short term and
   long term debt              463                     513        400      1,050       731         605

/(1)/ No sales were made during 1990 as this was a period of research and development. MACESS Corporation was formed December 29, 1989.

               Management's Discussion and Analysis of Financial
                 Condition and Results of Operations of MACESS

General Background

  MACESS is a software and services company providing an imaging based operations management product for the managed healthcare industry. Revenue is generated from 1) licensing software, 2) selling value added specialty hardware, 3) providing re-engineering consulting, training and implementation services, and 4) providing support and maintenance. MACESS provides a turnkey solution for the managed healthcare industry and is a provider of imaging and workflow software for the managed healthcare vertical market. Sales are generated through a direct sales force and growth has been through internal expansion as opposed to acquisition.

  In 1990, MACESS began designing and developing the software for Complete Health Services, Inc., an Alabama managed healthcare company, and the intent was for MACESS to license the software to other non-competing managed healthcare companies across the country. In 1991, MACESS signed its first contract with Complete Health Services, Inc. and completed implementation. Development and de-bugging continued through out the year to insure that the product was robust and sufficiently stable for nationwide sales and installation. MACESS sold four systems in 1992 and focused on building a consulting, training and implementation process which is still in use today. The first three years were start-up years with MACESS breaking even in 1992.

  MACESS is organized in three major departments. The first department is Sales and Marketing. The second department, Operations, includes project managers, trainers, technical writers, network services, and purchasing. The third department, Development, includes development programmers, technical implementation, and support. Other independent areas include quality assurance and accounting. MACESS does not utilize contract programmers for its core products, and design, development, testing and implementation are performed in-house and delivered with vertical market expertise.

Results of Operations

Six months ended June 30, 1995 compared to six months ended June 30, 1994

  Net sales increased $0.9 million (16%) for the six month interim period ending June 30, 1995 over the comparable period in 1994. Approximately 70% of the increase in net sales during the six month period ended June 30, 1995 over the comparable period during 1994 consists of sales to new customers. The balance of the increase is attributable to additional sales to existing customers. Income from operations decreased $679,865 (28%) due to a 39% increase in cost of sales and a 61% increase in selling, general and administrative expenses. Cost of sales as a percentage of net sales increased 6%. This increase reflects changes in market technology which necessitated hardware upgrades, thereby rearranging the product mix to include a larger component of hardware which carries a smaller profit margin. The increase in selling, general and administrative expenses consists primarily of salaries and related costs associated with the growth of MACESS' work force to facilitate growth and increased market presence in the managed healthcare market and to prepare for launch into new vertical markets.

  Year ended December 31, 1994 compared to December 31, 1993

    Net sales increased $3.8 million, or 59%, in 1994 over 1993. This increase reflects sales growth in the managed healthcare market with the addition of 12 new customers. Approximately 80% of the increase in net sales during 1994 over 1993 consists of sales to new customers. The balance of the increase is attributable to additional sales to existing customers. Income from operations increased $1.4 million (76%) to $3.3 million in 1994. This increase is primarily due to a 6% decrease in cost of sales as a percentage of net sales, offset slightly by a 3% increase in selling, general and administrative expenses as a percentage of net sales. The decrease in the percentage of cost of sales is a result of improved purchasing practices and a slight change in product mix. The increase in the percentage of selling, general and administrative expenses consists primarily of salaries and related costs associated with the growth of MACESS' work force commensurate with increasing sales and market presence. MACESS expanded its employee base from 32 employees at December 31, 1993 to 55 at December 31, 1994. Net income increased $922,617 (83%) during 1994. This increase is due to the increase in income from operations accompanied by a decrease in loss on the disposal of assets and an increase in the provision for taxes. Loss on disposal of assets for 1994 and 1993 was $73,213 and $201,370, respectively. Items disposed of in 1994 consisted mainly of leasehold improvements on MACESS' former office location, and items disposed of in 1993 included mostly obsolete purchased software items.

  Year ended December 31, 1993 compared to year ended December 31, 1992

    Net sales increased $4.6 million (246%) in 1993 from 1992, which was the first year of active marketing of the MACESS products and services. Income from operations increased $1.7 million (833%) as there was no material operating income in 1992. Selling, general and administrative expenses increased $561,034 (49%) in 1993. This increase corresponds to an increase in sales volume and number of employees. The number of employees at December 31, 1993 and 1992 was 32 and 18 respectively.

  Changes in Financial Condition - June 30, 1995 compared to December 31, 1994

    Total assets increased by $1,693,007 (45%) from June 30, 1995 to December 31, 1994. This increase is due primarily to a 78% increase in accounts receivable and a 61% increase in property, plant and equipment. The increase in accounts receivable is the result of additional sales and a larger customer base. The increase in property, plant and equipment is due to both a relocation to a larger facility in the first quarter of 1995 and an expanded work force. Total current liabilities increased 58%. This change in current liabilities is primarily due to fluctuations in accounts payable, accrued liabilities, taxes payable and current deferred taxes payable. Accounts payable increased due to purchases of equipment at the end of the period. The increase in taxes payable is a direct result of increased income before taxes while the decrease in the current deferred taxes payable is the result of a reclassification of certain items to non-current deferred taxes payable.

  Liquidity and Capital Resources

    At December 31, 1994, cash and cash equivalents increased $776,778 to $1,280,756 from December 31, 1993. At June 30, 1995 cash and cash equivalents were $1,592,490. Cash equivalents are invested in institutional money market funds. MACESS has utilized excess cash flow to fund the business and has not drawn on any outside credit facility. As of December 31, 1994 and June 30, 1995, MACESS had two notes payable to stockholders totaling $512,909 and $463,179, respectively. Subsequent to June 30, 1995, excess cash flow was used to pay off the remaining principal balance of $300,544 and associated interest related to the larger of the two notes.

    Cash flow from operations increased 6% to $1,702,821 in 1994. Capital expenditures for property and equipment increased slightly by $112,543 from December 31, 1993 to December 31, 1994. However, at June 30, 1995, capital expenditures for property and equipment were $446,683. This increase is due to a relocation to a larger facility in the first quarter of 1995 and an expanded work force necessitating these additional capital expenditures. Management believes MACESS has adequate working capital to accommodate its anticipated growth.


                               Business of MACESS

     MACESS is a privately held software development and services company located in Birmingham, Alabama. Incorporated in 1989, MACESS was founded in order to develop a document imaging based, operations management system for health insurance and managed healthcare organizations. The system is a client server based product operating on a Novell local area network and running
  under Microsoft Windows.   MACESS' integrated imaging application software
  products automate the entry, routing and storage of claims, enrollments, correspondence and other documents that are generated in health insurance organizations. The MACESS products, known as I-MAX and Entrendex, emphasize operational efficiency, accountability and problem resolution in claims, customer service and other departments of managed care organizations and other healthcare insurance companies. MACESS also offers services to its customers including implementation (project management and training) services, workflow, and reengineering services and system support services.

     MACESS has grown from a customer base of one customer in 1991 to 38 customers as of August 1995. The customer base of MACESS has been concentrated in the eastern United States, although MACESS currently has 8 customers in the west coast region of the United States. The customer base of MACESS includes health insurance plans that range in size from 30,000 members to over 500,000 members. The fundamental software and hardware system product of MACESS, I-MAX, was designed to be interfaced with the majority of the host management information systems (claims payment) used by managed care companies. The objective of MACESS' software products and services is to streamline operations of its customers. This is achieved by increasing efficiencies and productivity while lowering administrative expenses and providing useful tools for superior customer service within the healthcare insurance industry.


                        Principal Shareholders of MACESS

     The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership of MACESS Common Stock (voting) and MACESS Class A Common Stock (nonvoting) by (i) each person who is the beneficial owner of more than 5% of the outstanding MACESS Common Stock or MACESS Class A Common Stock, (ii) each director of MACESS who is a shareholder, (iii) each of the executive officers of MACESS, and (iv) all directors and executive officers as a group. Except as otherwise noted, the named beneficial owner has sole voting and/or investment power over the shares of MACESS capital stock indicated.


                                           Beneficial Ownership

                                Common Stock            Class A Common Stock

Name                          Shares    Percent      Shares        Percent
----                          ------    -------    --------        --------
William W. Featheringill
402 Office Park
Suite 150
Birmingham, Alabama 35223    1,093,000     76.4%  4,372,000/1/      76.4%

T. Alan Ritchie                 52,500      3.7%    210,000          3.7%

William Sanders Pitman          52,500      3.7%    210,000          3.7%

John S. Williams                52,500      3.7%    210,000          3.7%

All Executive Officers
and Directors as a group
(4 Persons)                  1,250,500     87.4%  5,002,000         87.4%

--------------------------
(1) The amount reported includes 1,875,000 shares of Class A Common Stock owned by The Featheringill Family Partnership, Ltd.


                                    Experts

  The consolidated balance sheets of SunGard and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994 have been incorporated by reference in this Information Statement-Prospectus and in the Registration Statement in reliance upon the report of Coopers & Lybrand L.L.P., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

  The financial statements of MACESS at December 31, 1994 and 1993, and for the years then ended, appearing in this Information Statement-Prospectus and in the Registration Statement, have been audited by Ernst & Young LLP, auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                 Legal Opinions

  Blank, Rome, Comisky & McCauley, Philadelphia, Pennsylvania, will render an opinion to the effect that the shares of SunGard Common Stock to be issued in exchange for shares of MACESS Common Stock, when issued pursuant to the Merger, will be legally issued, fully paid and non-assessable. SunGard's General Counsel will pass on certain other legal matters on behalf of SunGard. Ritchie & Rediker, L.L.C., Birmingham, Alabama, will pass on certain legal matters on behalf of MACESS.

                                   Index to
                            Financial Statements of
                                    MACESS

              June 30, 1995 (unaudited) and 1994 (unaudited) and
                 December 31, 1994, 1993 and 1992 (unaudited)



                                   Contents

Report of Independent Auditors.............................................. F-1

Financial Statements

Balance Sheets.............................................................. F-2
Statements of Income........................................................ F-3
Statements of Cash Flows.................................................... F-4
Statements of Changes in Stockholders' Equity............................... F-6
Notes to Financial Statements............................................... F-7

                         Report of Independent Auditors

The Board of Directors
MACESS Corporation

We have audited the accompanying balance sheets of MACESS Corporation as of December 31, 1994 and 1993, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MACESS Corporation at December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


ERNST & YOUNG LLP
May 31, 1995
Birmingham, Alabama

                              MACESS Corporation

                                Balance Sheets

                                                                            June 30               December 31
                                                                             1995            1994             1993
                                                                      ---------------------------------------------------
                                                                          (Unaudited)
Assets
Current assets:
 Cash and cash equivalents                                              $  1,592,490     $  1,280,756    $    503,978
 Accounts receivable                                                       2,340,190        1,313,703         551,604
 Prepaid taxes                                                                    --           86,841              --
 Prepaid expenses                                                             67,384           30,984           2,445
                                                                      ---------------------------------------------------
Total current assets                                                       4,000,064        2,712,284       1,058,027
Property, plant and equipment                                                903,330          562,225         385,725
Capitalized software development costs, less accumulated
 amortization of $481,114 in 1995, $372,261 in 1994 and
 $203,381 in 1993                                                            569,353          505,231         364,202
                                                                      ---------------------------------------------------
Total assets                                                            $  5,472,747     $  3,779,740    $  1,807,954
                                                                      ===================================================

Liabilities and Stockholders' Equity

Current liabilities:
 Accounts payable                                                       $    249,139     $     15,640    $     41,821
 Accrued liabilities                                                         300,323          220,133         316,929
 Taxes payable                                                               350,268               --          85,145
 Deferred taxes payable                                                      332,975          399,570          70,660
 Notes payable to stockholders due within one year                           407,465          403,317         400,000
                                                                      ---------------------------------------------------
Total current liabilities                                                  1,640,170        1,038,660         914,555
                                                                      ---------------------------------------------------

Notes payable to stockholders                                                 55,714          109,592              --
                                                                      ---------------------------------------------------
Deferred taxes payable                                                       246,115          188,360         158,790
                                                                      ---------------------------------------------------
Stockholders' equity:
  Common stock, voting                                                         2,891            2,891          14,456
  Common stock, non-voting                                                    11,565           11,565              --
  Paid-in-capital                                                             12,461           12,461              --
  Treasury stock                                                             (66,504)         (66,504)             --
  Notes receivable                                                          (241,490)        (267,750)             --
  Retained earnings                                                        3,811,825        2,750,465         720,153
                                                                      ---------------------------------------------------
Total stockholders' equity                                                 3,530,748        2,443,128         734,609
                                                                      ---------------------------------------------------
Total liabilities and stockholders' equity                              $  5,472,747     $  3,779,740    $  1,807,954
                                                                      ===================================================

See accompanying notes.

                              MACESS Corporation

                             Statements of Income

                                            Six months ended June 30                      Year ended December 31
                                              1995            1994               1994               1993              1992
                                     ---------------------------------------------------------------------------------------------
                                                  (Unaudited)                                                      (Unaudited)
Net sales                               $  6,514,555     $  5,597,064       $ 10,314,617       $  6,470,204      $  1,871,653
Cost of sales                              2,379,868        1,716,353          3,983,625          2,877,628           488,451
                                     ---------------------------------------------------------------------------------------------
                                           4,134,687        3,880,711          6,330,992          3,592,576         1,383,202
Operating expenses:
 General and administrative:
  Salaries                                 1,166,086          831,521          1,618,875            896,236           452,482
  Other                                      683,134          267,821            602,505            345,093           377,581
 Selling:
  Salaries                                   388,696          282,487            564,974            279,532           150,828
  Other                                      139,762           99,149            202,072            190,698           169,634
 Research and development                     46,940            9,799             56,301             16,300            32,878
                                     ---------------------------------------------------------------------------------------------
Income from operations                     1,710,069        2,389,934          3,286,265          1,864,717           199,799

Interest expense                              25,371           18,801             44,276             56,057            80,686
Loss on disposal of assets                        --               --             73,213            201,370                --
                                     ---------------------------------------------------------------------------------------------
                                           1,684,698        2,371,133          3,168,776          1,607,290           119,113

Provision for taxes                          623,338          853,608          1,138,464            499,595                --
                                     ---------------------------------------------------------------------------------------------
Net income                              $  1,061,360     $  1,517,525       $  2,030,312       $  1,107,695      $    119,113
                                     =============================================================================================

See accompanying notes.

                              MACESS Corporation

                           Statements of Cash Flows

                                                          Six months ended June 30                Year ended December 31
                                                           1995             1994            1994            1993           1992
                                                    -------------------------------------------------------------------------------
                                                               (Unaudited)                                              (Unaudited)
Cash flows from operating activities:
Net income                                              $  1,061,360   $  1,517,525    $  2,030,312   $  1,107,695   $    119,113
Adjustments to reconcile net income to net
cash provided (used) by operating activities:
  Depreciation and amortization                              214,431        153,800         326,417        280,199        181,919
  Provision for deferred taxes                                (8,840)       354,656         358,480        229,450             --
  Loss on disposal of assets                                      --             --          73,213        201,370             --
  Change in assets and liabilities:
    Accounts receivable                                   (1,026,487)      (954,018)       (762,099)      (545,694)      (133,672)
    Prepaid expenses                                         (36,400)            --         (28,539)        (2,445)            --
    Accounts payable and accrued liabilities                 313,689        (50,949)       (122,977)       252,628       (264,054)
    Taxes                                                    437,109        227,633        (171,986)        85,145             --
                                                    -------------------------------------------------------------------------------
  Total adjustments                                         (106,498)      (268,878)       (327,491)       500,653       (215,807)
                                                    -------------------------------------------------------------------------------
Net cash provided (used) by operating activities             954,862      1,248,647       1,702,821      1,608,348        (96,694)

Cash flows from investing activities:
Purchase of equipment and leasehold improvements            (446,683)      (190,877)       (389,749)      (277,206)       (17,203)
Additions to capitalized software development costs         (172,975)      (114,571)       (327,410)      (312,221)      (133,692)
                                                    -------------------------------------------------------------------------------
Net cash used in investing activities                       (619,658)      (305,448)       (717,159)      (589,427)      (150,895)
                                                    -------------------------------------------------------------------------------
Cash flows from financing activities:
Issuance of notes payable                                         --             --              --             --        319,000
Issuance of stock                                                 --             --              --             --          5,000
Net payments on stockholder notes                            (23,470)      (170,283)       (208,884)      (640,943)            --
                                                    -------------------------------------------------------------------------------
Net cash provided (used) by financing activities             (23,470)      (170,283)       (208,884)      (640,943)       324,000
                                                    -------------------------------------------------------------------------------
Increase in cash and cash equivalents                        311,734        772,916         776,778        377,978         76,411

Cash and cash equivalents at beginning of period           1,280,756        503,978         503,978        126,000         49,589
                                                    -------------------------------------------------------------------------------
Cash and cash equivalents at end of period              $  1,592,490   $  1,276,894    $  1,280,756   $    503,978   $    126,000
                                                    ===============================================================================

                               MACESS Corporation

                                                  Six months ended June 30                     Year ended December 31
                                                    1995             1994             1994              1993             1992
                                               ------------------------------------------------------------------------------------
                                                        (Unaudited)                                                   (Unaudited)
Supplemental disclosure of cash
flow information and non-cash transactions:
Cash paid during the period for:
 Interest                                       $      8,288      $        416      $     18,912    $         --     $     46,875
 Income taxes                                        195,069           105,000           951,970         185,000               --

Issuance of note payable for purchase of
 treasury stock                                           --           321,793           321,793              --               --
Issuance of notes receivable for sale of
 treasury stock                                           --                --           267,750              --               --

See accompanying notes.

                              MACESS Corporation

                 Statements of Changes in Stockholders' Equity


                               Common stock, par value of $.002;
                                 1,500,000 shares authorized,      Common stock, $.002 par value;
                                 1,445,600 shares issued and        6,000,000 shares authorized,
                                1,430,100, 1,430,100, 1,445,600      5,782,400 shares issued and
                                 and 1,445,600 shares outstanding      5,720,400 outstanding at
                                at June 30, 1995 and December 31,         June 30, 1995 and
                                1994, 1993, and 1992, respectively         December 31, 1994
                               -------------------------------------------------------------------
                                    Voting                           Non-Voting                        Paid-in      Treasury
                                    Shares             Amount          Shares            Amount        Capital        Stock
                               ---------------------------------------------------------------------------------------------------
Balance at December 31, 1991
 (unaudited)                         945,600     $      9,456               --       $        --   $         --  $        --
 Issuance of stock                   500,000            5,000               --                --             --           --
 Net income                               --               --               --                --             --           --
                               ----------------------------------------------------------------------------------------------------
Balance at December 31, 1992
 (unaudited)                       1,445,600           14,456               --                --             --           --
Net income                                --               --               --                --             --           --
                               ----------------------------------------------------------------------------------------------------
Balance at December 31, 1993       1,445,600           14,456               --                --             --           --
 Purchase of treasury stock               --               --               --                --             --     (321,793)
 Treasury stock sold                      --               --               --                --         12,461      255,289
 Five-for-one stock split                 --          (11,565)       5,782,400            11,565             --           --
 Net income                               --               --               --                --             --           --
                               ----------------------------------------------------------------------------------------------------
Balance at December 31, 1994       1,445,600            2,891        5,782,400            11,565         12,461      (66,504)

Payments on notes receivable              --               --               --                --             --           --
Net income                                --               --               --                --             --           --
                               ----------------------------------------------------------------------------------------------------
Balance at June 30, 1995
 (unaudited)                       1,445,600     $      2,891        5,782,400       $    11,565   $     12,461  $   (66,504)
                               ====================================================================================================
                                                                        Total
                                                      Retained      Stockholders'
                                       Notes          Earnings         Equity
                                     Receivable      (Deficit)        (Deficit)
                               -------------------------------------------------------
Balance at December 31, 1991
 (unaudited)                     $          --    $   (506,655)   $   (497,199)
 Issuance of stock                          --              --           5,000
 Net income                                 --         119,113         119,113
                               -------------------------------------------------------
Balance at December 31, 1992
 (unaudited)                                --        (387,542)       (373,086)
Net income                                  --       1,107,695       1,107,695
                               -------------------------------------------------------
Balance at December 31, 1993                --         720,153         734,609
 Purchase of treasury stock                 --              --        (321,793)
 Treasury stock sold                  (267,750)             --              --
 Five-for-one stock split                   --              --              --
 Net income                                 --       2,030,312       2,030,312
                               -------------------------------------------------------
Balance at December 31, 1994          (267,750)      2,750,465       2,443,128

Payments on notes receivable            26,260              --          26,260
Net income                                  --       1,061,360       1,061,360
                               -------------------------------------------------------
Balance at June 30, 1995
 (unaudited)                     $    (241,490)   $  3,811,825    $  3,530,748
                               =======================================================

See accompanying notes.

                               MACESS Corporation

                         Notes to Financial Statements

              June 30, 1995 (unaudited) and 1994 (unaudited) and
                 December 31, 1994, 1993 and 1992 (unaudited)

1. Basis of Presentation

MACESS Corporation (the Company) was formed December 29, 1989 for the purpose of developing and selling computer software, providing consultation, installation and training services to meet the needs of potential customers. The Company's software sales are part of a turnkey vertical market solution to meet its customers needs which include the above-mentioned services as well as support and maintenance services and ongoing software sales.

The accompanying unaudited financial statements for the six months ended
June 30, 1995 and 1994 have been prepared in accordance with generally accepted accounting principles for interim financial information. The Company has included adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the Company's financial position at June 30, 1995 and results of operations and cash flows for the six-month periods ended June 30, 1995 and 1994.

2. Accounting Policies

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. Cash equivalents, consisting primarily of money market funds, are valued at cost which approximates market.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets ranging from three to five years, except for leasehold improvements which is 39 years.

                               MACESS Corporation

2. Accounting Policies (continued)

Capitalized Software

Amortization of software development costs begins at the time the product is ready for sale, and is calculated on the straight-line method over the estimated economic life of the product. Research and development costs related to software development are expensed as incurred.

Taxes

Deferred taxes are provided for differences between financial and income tax reporting.

Revenue Recognition

The Company recognizes revenue based on the terms of the contract which correlates to the percentage of completion method of accounting. The contract payment terms for software, consulting and training generally include an initial payment equal to 25% of the contract value, 50% after the computer system is installed and the final 25% 30 to 90 days after installation. The contract payment terms for hardware generally include an initial payment equal to 25% of the contract value and 75% after the computer system is installed. The Company generally does not require collateral as security for payment.

3. Property, Plant and Equipment

Property, plant and equipment, net  consists of the following:

                                            June 30         December 31
                                             1995         1994        1993
                                        ------------------------------------
                                          (Unaudited)
Furniture and equipment                   $  517,674   $ 300,114   $ 154,533
Leasehold improvements                        46,206           -      47,913
Computer equipment                           701,812     518,895     332,303
                                        -------------------------------------
                                           1,265,692     819,009     534,749
Less accumulated depreciation               (362,362)   (256,784)   (149,024)
                                        --------------------------------------
                                          $  903,330   $ 562,225   $ 385,725
                                        ======================================

                               MACESS Corporation

4. Capitalized Software Development Costs

The Company capitalized salaries and indirect costs of $172,975 for the six months ended June 30, 1995 and $327,410, $312,221 and $133,692 in 1994, 1993 and
1992, respectively, relating to the development of new software products, including product enhancements. Capitalization of software development costs begins upon the establishment of technological feasibility and continues until such software is available for sale.

The establishment of technological feasibility, the point at which the product is ready for general release, and the ongoing assessment of recoverability of capitalized software development costs requires the exercise of judgment by management. In the opinion of management, all such costs capitalized at June 30, 1995 are recoverable through anticipated future sales of the applicable products.

5. Notes Payable to Stockholders

Notes payable to stockholders consisted of the following:

                                            June 30         December 31
                                             1995         1994        1993
                                       -----------------------------------------
                                          (Unaudited)
Notes payable to stockholder,
 interest at 8%, payable on demand        $ 300,544    $ 300,544   $ 400,000
Note payable to stockholder, interest
 at 8%, payable in monthly
 installments through 1996 and
 1997                                       162,635      212,365          --
                                       -----------------------------------------
                                            463,179      512,909     400,000
Less current maturities                    (407,465)    (403,317)   (400,000)
                                       -----------------------------------------
                                          $  55,714    $ 109,592   $      --
                                       =========================================

In 1994 the Company purchased 75,000 shares of common stock from a stockholder through the issuance of a note payable of $321,793, with a balance of $212,365 at December 31, 1994. In connection with this transaction, the Company entered into a covenant not-to-compete with monthly payments of $6,250 through December 31, 1997.

                               MACESS Corporation

5. Notes Payable to Stockholders (continued)

The Company's notes payable mature as follows:

1995                      $    407,465
1996                            55,714
                         ---------------
                          $    463,179
                         ===============


6. Taxes

The Company follows the provisions of Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes." Under Statement 109, the liability method is used in accounting for income taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The provision for taxes as a percentage of income before taxes differs from the U.S. federal statutory rate as follows:

                                         Six months
                                        ended June 30                   December 31
                                            1995            1994            1993            1992
                                      ---------------------------------------------------------------
                                        (Unaudited)                                      (Unaudited)
Federal provision at the current
  statutory rate                       $    572,797    $  1,077,384   $    546,479     $     40,498
Tax (benefit) resulting from:
  State tax expense                          50,541          62,414         27,023            3,573
  Adjustment to provision                        --              --         50,000               --
  Change in beginning of the year
    valuation allowance                          --                       (123,907)         (44,071)
  Other                                          --          (1,334)            --               --
                                      ---------------------------------------------------------------
                                       $    623,338    $  1,138,464   $    499,595     $         --
                                      ===============================================================

                               MACESS Corporation

6. Taxes (continued)

An analysis of the Company's tax provision is as follows:


                                   Six months
                                 ended June 30                December 31
                                     1995          1994           1993             1992
                            ---------------------------------------------------------------
                               (Unaudited)                                     (Unaudited)
Current:
   Federal                      $   579,091   $   714,484    $   247,806       $        -
   State                             53,087        65,500         22,339                -
                            ---------------------------------------------------------------
                                    632,178       779,984        270,145                -
                            ---------------------------------------------------------------
Deferred:
   Federal                           (8,122)      329,414        210,845                -
   State                               (718)       29,066         18,605                -
                            ---------------------------------------------------------------
                                     (8,840)      358,480        229,450                -
                            ---------------------------------------------------------------
                                $   623,338   $ 1,138,464    $   499,595       $        -
                            ===============================================================

The deferred tax position is as follows:

                                                 June 30             December 31
                                                   1995          1994          1993
                                           --------------------------------------------
                                              (Unaudited)
Deferred tax liabilities:
  Accrual to cash differences                 $   332,975   $   399,570   $    70,660
  Capitalized software                            209,115       154,075       134,755
  Tax over book depreciation                       37,000        34,285        24,035
                                           --------------------------------------------
                                              $   579,090   $   587,930   $   229,450
                                           ============================================

7. 401(k) Plan

The Company began a 401(k) plan in April 1994. The Plan covers substantially all of the Company's employees ages 21 and over who have completed 12 months of service. The Company matches contributions in amounts determined by the Board of Directors at the beginning of each Plan year. The Company's contribution to the Plan in 1994 was $16,500, and $30,117 for the six months ended June 30, 1995.

                               MACESS Corporation

8.  Commitments

The Company leases its office space under an operating lease. Rental expense amounted to $156,889 for the six months ended June 30, 1995, and $171,579, $108,473 and $51,911 in 1994, 1993 and 1992, respectively. Future minimum lease payments under the lease are $276,500 annually through 1999.

9.  Related Party Transactions

Effective January 1, 1993, the Company entered into a management agreement with Complete Health Services, Inc. (CHS) which terminated April 15, 1994. CHS was founded by a major shareholder of the Company and sold to an unrelated party in May 1994. In return for services provided to CHS at substantially reduced rates, CHS agreed to provide all accounting, payroll and bookkeeping functions for the Company. In connection with this agreement, the Company recognized revenue and management fee expense of $5,800 and $12,500 in 1994 and 1993, respectively.

Under the terms of the agreement, CHS also employed all employees on behalf of the Company and was fully reimbursed at the end of each month by the Company. Included in general and administrative and selling expenses is $1,058,000, and $1,373,000 in 1994, and 1993, respectively, for such reimbursed amounts.


10. Subsequent Event (unaudited)

On September 29, 1995, the Company entered into an agreement with SunGard Data Systems Inc. (SunGard) whereby all of the Company's common stock will be exchanged for approximately 1,990,000 shares of SunGard's common stock.

                                   Appendix A

                      AGREEMENT AND PLAN OF REORGANIZATION


                            dated September 29, 1995


                             FOR THE ACQUISITION OF


                               MACESS CORPORATION


                                       BY


                           SUNGARD DATA SYSTEMS INC.

                      AGREEMENT AND PLAN OF REORGANIZATION

                               Table of Contents
                               -----------------
Section 1:  Defined Terms................................................... -2-
       1.1.      "Accounts Receivable"...................................... -2-
       1.2.      "Asset".................................................... -2-
       1.3.      "Cash Asset"............................................... -2-
       1.4.      "Consent".................................................. -2-
       1.5.      "Contract"................................................. -3-
       1.6.      "Contract Right"........................................... -3-
       1.7.      "Employee Benefit Plan".................................... -3-
       1.8.      "Encumbrance".............................................. -3-
       1.9.      "GAAP"..................................................... -3-
       1.10.     "Hazardous Substances"..................................... -3-
       1.11.     "Insurance Policy"......................................... -3-
       1.12.     "Intangible"............................................... -4-
       1.13.     "Judgment"................................................. -4-
       1.14.     "Law"...................................................... -4-
       1.15.     "Obligation"............................................... -4-
       1.16.     "Permit"................................................... -4-
       1.17.     "Person"................................................... -4-
       1.18.     "Proceeding"............................................... -4-
       1.19.     "Real Property"............................................ -4-
       1.20.     "SEC"...................................................... -4-
       1.21.     "Software"................................................. -4-
       1.22.     "Tangible Property"........................................ -4-
       1.23.     "Tax"...................................................... -5-

Section 2:  The Merger ..................................................... -5-

Section 3:  Representations of MACESS and Principals........................ -5-
       3.1.      Organization............................................... -5-
       3.2.      Effect of Agreement........................................ -5-
       3.3.      Capital Stock and Ownership................................ -6-
       3.4.      Financial and Corporate Records............................ -7-
       3.5.      Compliance with Law........................................ -7-
       3.6.      Financial Statements....................................... -7-
       3.7.      Assets..................................................... -8-
       3.8.      MACESS' Obligations........................................ -8-
       3.9.      Operations Since August 31, 1995........................... -8-
       3.10.     Accounts Receivable........................................ -9-
       3.11.     Tangible Property.......................................... -9-
       3.12.     Real Property.............................................. -9-
       3.13.     Software and Intangibles.................................. -10-
       3.14.     Contracts................................................. -10-
       3.15.     Employees and Independent Contractors..................... -11-
       3.16.     Employee Benefit Plans.................................... -12-
       3.17.     Customers, Prospects and Suppliers........................ -13-
       3.18.     Taxes..................................................... -13-


                                      (i)

       3.19.     Proceedings and Judgments................................. -14-
       3.20.     Insurance................................................. -14-
       3.21.     Questionable Payments..................................... -14-
       3.22.     Related Party Transactions................................ -15-
       3.23.     Brokerage Fees............................................ -15-
       3.24.     Acquisition Proposals..................................... -15-
       3.25.     Full Disclosure........................................... -15-

Section 4:  Several Representations of Principals.......................... -15-
       4.1.     Ownership of Shares........................................ -15-
       4.2.     Effect of Agreement........................................ -16-
       4.3.     Acquisition Proposals...................................... -16-
       4.4.     Brokerage Fees............................................. -16-
       4.5.     Full Disclosure............................................ -16-

Section 5:  Representations of SunGard and Newco........................... -16-
       5.1.     Organization............................................... -16-
       5.2.     Agreement.................................................. -17-
       5.3.     SunGard's Stock............................................ -17-
       5.4.     SEC Filings................................................ -17-
       5.5.     Investment Matters......................................... -17-
       5.6.     Brokerage Fees............................................. -17-
       5.7.     Operations since June 30, 1995............................. -17-

Section 6:  Securities Filings and Approval of the MACESS Stockholders..... -18-
       6.1.     Registration Statement..................................... -18-
       6.2.     MACESS Stockholder Approval................................ -18-
       6.3.     MACESS' and Principals' Representations as to
                the Registration Statement................................. -18-
       6.4.     SunGard's and Newco's Representations as to Registration
                Statement.................................................. -19-
       6.5.     State Securities Filings................................... -19-

Section 7:  Certain Obligations of MACESS and Principals Pending Closing... -19-
       7.1.     Conduct of MACESS' Business................................ -19-
       7.2.     Interim Financial Statements............................... -21-
       7.3.     Access to Information...................................... -21-
       7.4.     Consents................................................... -21-
       7.5.     Acquisition Proposals...................................... -21-
       7.6.     Advice of Changes.......................................... -22-
       7.7.     Hart-Scott-Rodino Filing................................... -22-
       7.8.     8-K Reports................................................ -22-
       7.9.     Binding Effect............................................. -22-

Section 8:  Certain Obligations of SunGard and Newco Pending Closing....... -22-
       8.1.     Corporate Status........................................... -22-
       8.2.     Material Consents.......................................... -23-
       8.3.     SEC Reports................................................ -23-

                                     (ii)

                                                                            Page
                                                                            ----

       8.4.     Hart-Scott-Rodino Filing................................... -23-
       8.5.     Advice of Changes.......................................... -23-
       8.6.     Binding Effect............................................. -23-

Section 9:  Conditions Precedent to MACESS' and Principals' Closing
      Obligations.......................................................... -23-
       9.1.     Effectiveness of Registration Statement.................... -23-
       9.2.     Approval of the MACESS Stockholders........................ -24-
       9.3.     SunGard's and Newco's Representations...................... -24-
       9.4.     SunGard's and Newco's Performance.......................... -24-
       9.5.     Absence of Proceedings..................................... -24-
       9.6.     Adverse Changes............................................ -24-
       9.7.     Hart-Scott-Rodino.......................................... -24-

Section 10:  Conditions Precedent to SunGard's and Newco's Closing
      Obligations.......................................................... -24-
      10.1.     Qualification for Pooling Treatment........................ -24-
      10.2.     Effectiveness of Registration Statement.................... -24-
      10.3.     Affiliate Letters.......................................... -25-
      10.4.     Approval of the MACESS Stockholders........................ -25-
      10.5.     MACESS' and the Principals' Representations................ -25-
      10.6.     MACESS' and the Principals' Performance.................... -25-
      10.7.     Absence of Proceedings..................................... -25-
      10.8.     Adverse Changes............................................ -25-
      10.9.     Hart-Scott-Rodino.......................................... -25-

Section 11:  Closing....................................................... -25-
      11.1.     Closing.................................................... -25-
      11.2.     Principals' Obligations at Closing......................... -26-
      11.3.     SunGard's and Newco's Obligations at Closing............... -28-

Section 12:  Certain Obligations of Principals after Closing............... -29-
      12.1.     Restrictions on Dispositions of SunGard Stock.............. -29-
      12.2.     Cooperation with SunGard and the Surviving Corporation..... -29-
      12.3.     Further Assurances......................................... -29-

Section 13:  Certain Obligations of SunGard and the Surviving Corporation
      after Closing........................................................ -30-
      13.1.     Final Tax Returns.......................................... -30-
      13.2.     Employment Matters......................................... -30-
      13.3.     Employee Benefit Plans..................................... -30-
      13.4.     Disposition of Savings Plan................................ -30-

Section 14: Restrictive Covenants of the Principals........................ -30-
      14.1.     Certain Acknowledgements................................... -30-
      14.2.     Nondisclosure Covenants.................................... -31-
      14.3.     Noncompetition Covenants................................... -32-
      14.4.     Certain Exclusions......................................... -32-
      14.5.     Newsoftco.................................................. -33-

                                     (iii)

                                                                            Page
                                                                            ----

      14.6.     Enforcement of Covenants................................... -33-
      14.7.     Scope of Covenants......................................... -33-

Section 15:  Indemnification............................................... -33-
      15.1.     Principals' General Indemnification........................ -33-
      15.2.     Indemnification Procedures................................. -34-
      15.3.     Limits on Indemnification.................................. -35-
      15.4.     Exceptions................................................. -36-
      15.5.     Allocation................................................. -36-
      15.6.     Mediation.................................................. -36-

Section 16:  Other Provisions.............................................. -36-
      16.1.     Termination................................................ -36-
      16.2.     Publicity.................................................. -37-
      16.3.     Fees and Expenses.......................................... -37-
      16.4.     Notices.................................................... -38-
      16.5.     Survival of Representations................................ -38-
      16.6.     Interpretation of Representations.......................... -38-
      16.7.     Reliance by SunGard and Newco.............................. -38-
      16.8.     Entire Understanding....................................... -39-
      16.9.     Parties in Interest........................................ -39-
      16.10.    Waivers.................................................... -39-
      16.11.    Severability............................................... -39-
      16.12.    Counterparts............................................... -39-
      16.13.    Section Headings........................................... -39-
      16.14.    References................................................. -39-
      16.15.    Controlling Law............................................ -39-
      16.16.    Jurisdiction and Process................................... -40-
      16.17.    Post-Closing Actions by the Surviving Corporation.......... -40-
      16.18.    No Third-Party Beneficiaries............................... -40-
      16.19.    Nature of Transactions..................................... -40-
      16.20.    Stockholders Agent......................................... -40-

                                     (iv)

                      AGREEMENT AND PLAN OF REORGANIZATION

Parties:       MACESS Corporation
               an Alabama corporation ("MACESS")
               402 Office Park Drive, Suite 150
               Birmingham, AL  35223

               William W. Featheringill ("Featheringill")
               3211 Pine Ridge Road
               Birmingham AL 35213

               The Featheringill Family Partnership, Ltd. ("The Family Partnership")
               402 Office Park Drive, Suite 150
               Birmingham, AL 35223

               Richard T. Harley ("Harley")
               112 Spring Road
               Birmingham, AL 35242

               T. Alan Ritchie ("Ritchie")
               90 Mountain Avenue
               Birmingham, AL 35213

               W. Sanders Pitman ("Pitman")
               221 Devon Drive
               Birmingham, AL 35209

               John S. Williams ("Williams")
               2100 Shades Crest Road
               Birmingham, AL 35216

               Lawrence A. Stein ("Stein")
               2317 Vestbrook Drive
               Birmingham, AL 35243

               Thomas W. Claussen ("Claussen")
               3859 Carisbrooke Drive
               Birmingham, AL 35226

               SunGard Data Systems Inc.
               a Delaware corporation ("SunGard")
               1285 Drummers Lane, Wayne, Pennsylvania 19087

               SDS Merger Inc.
               an Alabama corporation ("Newco")
               1285 Drummers Lane, Wayne, Pennsylvania 19087

Date:          September 29, 1995

Background: MACESS is in the business of designing, developing, selling, licensing and maintaining a variety of imaging-based, automated document and work flow management software systems and related services and products to the managed health care industry. ("MACESS' Business"). Featheringill, The Family Partnership, Harley, Ritchie, Pitman, Williams, Stein and Claussen (collectively, the "Principals") own, collectively, directly and indirectly, approximately 98% of the issued and outstanding shares of capital stock of MACESS ("MACESS' Stock"). The parties desire that Newco be merged with and into MACESS (the "Merger") on the terms and subject to the conditions set forth in this Agreement and Plan of Reorganization (this "Agreement") and the Agreement and Plan of Merger dated this date and designated as Exhibit A hereto (the "Plan"). The Board of Directors of MACESS has determined that the Merger and the other transactions contemplated by this Agreement and the Plan (collectively, the "Transactions") are in the best interests of MACESS and its stockholders ("Stockholders"). The respective Boards of Directors of SunGard and Newco, a wholly-owned subsidiary of SunGard, have determined that the Transactions are in the best interests of SunGard and Newco and their respective stockholders.

          Intending to be legally bound, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto agree as follows:


                           Section 1:  Defined Terms

Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1, as follows:

       1.1. "Accounts Receivable" means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract (as defined in Section 1.5); (b) any note receivable; or (c) any other receivable or right to payment of any nature.

       1.2. "Asset" means any real, personal, mixed, tangible or intangible property of any nature, including, but not limited to, Cash Assets (as defined in Section 1.3), prepayments, deposits, escrows, Accounts Receivable (as defined in Section 1.1), Tangible Property (as defined in Section 1.22), Real Property (as defined in Section 1.19), Software (as defined in Section 1.21), Contract Rights (as defined in Section 1.6), Intangibles (as defined in Section 1.12) and good will, and claims, causes of action and other legal rights and remedies.

       1.3. "Cash Asset" means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of any nature.

       1.4. "Consent" means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person (as defined in
Section 1.17), which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

       1.5. "Contract" means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including, but not limited to, sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

       1.6. "Contract Right" means any right, power or remedy of any nature under any Contract (as defined in Section 1.5) including, but not limited to, rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party's Obligations (as defined in Section 1.15), rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

       1.7. "Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature; but not including employment Contracts with individual employees.

       1.8. "Encumbrance" means any lien, security interest, pledge, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

       1.9. "GAAP" means generally accepted accounting principles under United States accounting rules and regulations, consistently applied in accordance with MACESS accounting policies, including the policies described in
Schedule 3.6; provided that in no event shall the consistent application of the accounting policies used by MACESS have priority over generally accepted accounting principles, regardless of materiality.

       1.10. "Hazardous Substances" means any substance, waste, contaminant, pollutant or material that has been determined by any United States federal government authority, or any state or local government authority having jurisdiction over MACESS' Real Property, to be capable of posing a risk of injury or damage to health, safety, property or the environment, including, but not limited to, (a) all substances, wastes, contaminants, pollutants and materials defined or designated as hazardous, dangerous or toxic pursuant to any Law of any state in which any of MACESS' leased or owned Real Property is located or any United States Law, and (b) asbestos, polychlorinated biphenyls ("PCB's") and petroleum.

       1.11. "Insurance Policy" means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker's compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors' and officers' liability, or other insurance policy of any nature.

       1.12. "Intangible" means any name, corporate name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right or other intangible asset of any nature, whether in use, under development or design, or inactive.

       1.13. "Judgment" means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

       1.14. "Law" means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, rule or regulation.

       1.15. "Obligation" means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

       1.16. "Permit" means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any foreign, federal, state or local governmental body, administrative agency or regulatory authority.

       1.17. "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company or partnership, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority or other entity of any nature.

       1.18. "Proceeding" means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing or other proceeding of any nature.

       1.19. "Real Property" means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including, but not limited to, easements, covenants, water rights, sewer rights and utility rights.

       1.20.     "SEC" means the United States Securities and Exchange
Commission.

       1.21. "Software" means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

       1.22. "Tangible Property" means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

       1.23. "Tax" means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, value added, retirement or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.


                             Section 2:  The Merger

       Subject to the terms and conditions of this Agreement and the Plan, Newco shall be consolidated and merged with and into MACESS (the "Surviving Corporation") in accordance with the provisions of this Agreement and the provisions of the Plan. The closing of the Merger and the other Transactions shall take place on the Closing Date (as defined in Section 11, 11.1) and shall be effective on the Effective Date (as defined in Section 11, 11.1).

              Section 3:  Representations of MACESS and Principals

       Knowing that SunGard and Newco rely thereon, MACESS and the Principals, represent and warrant, with liability to be allocated in accordance with Section 15.5, to SunGard and Newco as of the date of this Agreement, and covenant with SunGard and Newco, as follows:

       3.1. Organization. MACESS is a corporation duly organized, validly existing and in good standing under the Laws of the State of Alabama. MACESS possesses the full corporate power and authority to own its Assets, conduct its business as and where presently conducted, and enter into and perform this Agreement. MACESS has no employees residing or offices located outside of the State of Alabama. MACESS does not own any securities of any corporation or any other interest in any Person, except as set forth on Schedule 3.1. MACESS does not have any predecessors. Schedule 3.1 states, for MACESS (a) its exact legal name; (b) its jurisdiction and date of formation; (c) its federal employer identification number; (d) its headquarters address, telephone number and facsimile number; (e) its directors and officers, indicating all current title(s) of each individual; (f) its registered agent and/or office in its jurisdiction of formation (if applicable); (g) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since January 1, 1990; and (h) any name changes, recapitalizations, mergers, reorganizations or similar events since its date of formation. Accurate and complete copies of articles or certificate of incorporation, bylaws and other organization and related documents, each as amended to date, and all Contracts relating to the acquisition of MACESS (or its affiliates or predecessors) have been delivered to SunGard.

       3.2. Effect of Agreement. MACESS' execution, delivery and performance of this Agreement, and its consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate actions by its board of directors and stockholders and do not constitute a violation of or default under its charter, bylaws and/or other organizational documents. For MACESS, its execution, delivery and performance of this Agreement, and its consummation of the transactions contemplated by this Agreement, (a) except as set forth on Schedule 3.2, do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which it is a party or by which it is bound, (b) do not constitute a violation of any Law (as defined in Section 1.14) or Judgment (as defined in Section 1.13) that is applicable to it or to the business or Assets of MACESS, or to the transactions contemplated by this Agreement, (c) except as set forth on Schedule 3.2, do not accelerate or otherwise modify any Obligation (as defined in Section 1.15) of MACESS, (d) do not result in the creation of any Encumbrance (as defined in Section 1.8) upon, or give to any third party any interest in, any of the business or Assets of MACESS, or any of the capital stock of MACESS, except as contemplated by this Agreement and except for restrictions generally imposed on transfer under federal and state securities Laws, and (e) except as stated on
Schedule 3.2 and except for the filing of the Certificate of Merger with the proper officials of the State of Alabama, do not require the Consent (as defined in Section 1.4) of any Person (as defined in Section 1.17). This Agreement constitutes the valid and legally binding agreement of MACESS enforceable
against MACESS in accordance with its terms.   A certified copy of the
resolutions duly adopted by the board of directors of MACESS authorizing MACESS to execute, deliver and perform this Agreement and the Plan, are attached to
Schedule 3.2.

       3.3. Capital Stock and Ownership. The authorized capital stock of MACESS ("MACESS Stock") consists of: (i) 1,500,000 shares of voting common stock, $.002 par value per share, of which 1,430,100 shares are issued and outstanding, and 15,500 shares are held in treasury, (ii) 6,000,000 shares of Class A non-voting common stock, $.002 par value per share, of which 5,720,400 are issued and outstanding, and 62,000 shares are held in treasury. Schedule 3.3A is an accurate and complete list of (a) the full legal names of all of the Principals and all other stockholders of MACESS, (b) the addresses of their respective current principal residences, (c) their social security numbers or federal tax identification numbers, and (d) the numbers of and type of shares of MACESS Stock owned of record by them and the certificate numbers of the stock certificates representing such shares. MACESS has not ever authorized, offered, sold or issued any securities other than ordinary shares of common stock and the Class A non-voting common stock described in this Section. Except as described on Schedule 3.3A, there are no other record or beneficial owners of any shares of capital stock of MACESS. Except for the shares of MACESS Stock listed on
Schedule 3.3A, there are no other issued or outstanding shares of capital stock of MACESS. Except as set forth on Schedule 3.3A, all of the issued and outstanding shares of MACESS Stock have been duly authorized and validly issued, and are fully paid and nonassessable, with no liability attaching to the ownership thereof. All offerings, sales and issuances by MACESS of any shares of capital stock were conducted in compliance with all applicable federal and state securities Laws and all applicable state corporation Laws. Schedule 3.3B is an accurate and complete list of all options granted by MACESS including the full legal names of all of the holders, the addresses of their respective current principal residences, their social security numbers, the number of options granted, the date of grant, the exercise price, and whether or not such options have vested as of August 31, 1995. Schedule 3.3C is an accurate and complete list of all warrants issued by MACESS including the full legal names of all of the holders, the addresses of their respective current principal residences, their social security numbers or tax identification numbers, the number of warrants issued and the exercise price. All options granted and warrants issued have been duly authorized. Attached to Schedule 3.3B and 3.3C, respectively, are complete and accurate copies of all options plans and all warrants. Except for this Agreement or as described in any of Schedules 3.3A, 3.3B and 3.3C, there are no outstanding options, puts, calls, warrants, subscriptions, stock appreciation rights, phantom stock, or other Contracts or Contract Rights relating to the offering, sale, issuance, redemption or disposition of any shares of capital stock, or other securities of

MACESS. Upon the consummation of the Merger, SunGard shall have good and marketable title to all of the issued and outstanding capital stock of the Surviving Corporation, free and clear of any Encumbrance.

       3.4. Financial and Corporate Records. Except as set out in Schedule 3.6, the books and records of MACESS are and have been properly prepared and maintained in accordance with GAAP (as defined in Section 1.9), and such books and records fairly and accurately reflect in all material respects all of the Assets and Obligations of MACESS and all Contracts and other transactions to which MACESS is or was a party or by which MACESS or MACESS' Business or MACESS' Assets is or was affected. Accurate and complete copies of the contents of the minute books and stock books of MACESS have been delivered to SunGard. Such minute books and stock books include (a) minutes of all meetings of the stockholders, board of directors and any committees of the board of directors at which any material action was taken, which minutes accurately record all actions taken at such meetings, (b) accurate and complete written statements of all actions taken by the stockholders, board of directors and any committees of the board of directors without a meeting, and (c) accurate and complete records of the issuance, transfer and cancellation of all shares of capital stock and other securities since the date of incorporation. Neither the stockholders, board of directors or any committee of the board has taken any material action other than those actions reflected in the records referenced in clauses (a) and (b) of the preceding sentence. Schedule 3.4 is an accurate and complete list of all bank accounts, other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes of MACESS, and the names of all officers, employees or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof.

       3.5. Compliance with Law. Except as set forth on Schedule 3.5, MACESS' operations, the conduct of MACESS' Business as and where such business has been or presently is conducted, and the ownership, possession and use of MACESS' Assets have complied and currently do comply with all Laws (as defined in Section 1.14) applicable to MACESS, its operations, business, Assets or Obligations. Except as set forth on Schedule 3.5, to the knowledge of MACESS and each of the Principals, MACESS has obtained and holds all Permits (as defined in Section 1.16) required for the lawful operation of its business as and where such business is presently conducted. All Permits held by MACESS are listed on
Schedule 3.5, and copies of such Permits have been delivered to SunGard and Newco .

       3.6.      Financial Statements.  MACESS' fiscal year ends on December 31.
Schedule 3.6A includes accurate and complete copies of the following financial statements ("Audited Financial Statements"): (a) a balance sheet of MACESS as of December 31, 1994 and December 31, 1993; and (b) statements of income, statements of changes in stockholders' equity, and statements of cash flows for the periods from January 1, 1994 to December 31, 1994, and January 1, 1993 to December 31, 1993, and notes thereto. Schedule 3.6B includes accurate and complete copies of all the following unaudited financial statements: ("Unaudited Financial Statements") an unaudited balance sheet of MACESS as of August 31, 1995 ("August 1995 Balance Sheet") and related unaudited financial statements, included but not limited to, unaudited statements of income, prepared by the management of MACESS on an ongoing basis since the Audited Financial Statements. All of the Audited Financial Statements were (x) prepared in accordance with GAAP; (y) fairly present the financial condition and results of operations of MACESS as of the dates and for the periods indicated; and (z) were audited by Ernst & Young LLP, whose report thereon is without qualification or explanatory paragraphs; provided, however, the method of revenue recognition is set out in footnote number 2 (Accounting Policies) to the Audited Financial Statements and is further explained on Schedule 3.6C. All of the Unaudited Financial Statements were prepared in accordance with GAAP, but exclude footnote disclosures, statements of changes in stockholder's equity, statements of cash flows, and, except for the August 1995 Balance Sheet, normal year-end adjustments. The Unaudited Financial Statements present fairly, in all material respects, the financial position of MACESS as of August 31, 1995 and the results of operations for the eight month period then ended. Set out on
Schedule 3.6C is an explanation of the generally accepted accounting policies used by MACESS in connection with: (i) revenue recognition, (ii) capitalization and amortization of developed Software, and (iii) fixed asset depreciation. The Principals shall not be liable to SunGard in connection with any adverse change in MACESS' financial statement or condition caused by a change in an accounting policy of MACESS made after the Effective Date provided that such old accounting policy of MACESS was in accordance with GAAP. The Principals shall be responsible for any net loss, cost, expense or taxes resulting from any errors or omissions in the application of such policies that may have been incurred on or before the Effective Date, provided, however, that such amount shall be reduced by any timing difference benefit received in future periods.

       3.7. Assets. Schedule 3.7A includes detailed lists of all Assets of MACESS reflected on the August 1995 Balance Sheet, itemized by balance sheet account, including (a) Cash Assets, itemized by bank or other account, showing cost and market value if different from cost; (b) Accounts Receivable, showing customer names, individual invoice dates, individual invoice amounts and allowances for doubtful accounts, or, in the case of earned but not billed receivables, customer names and individual dates on which the receivables are billable; (c) other current Assets, itemized by category and with appropriate explanation; (d) Tangible Property, grouped as to type, showing cost, accumulated depreciation and net book value; and (e) Software and Intangibles, showing cost or amount capitalized, accumulated amortization and net book value. MACESS has good and marketable title to all of its Assets and has the right to transfer all rights, title and interest in such Assets, free and clear of any Encumbrance (as defined in Section 1.8). Except for the Assets listed on
Schedule 3.7B, no other Assets are necessary to operate MACESS' Business.

       3.8. MACESS' Obligations. Schedule 3.8 includes detailed lists of all Obligations of MACESS reflected on the August 1995 Balance Sheet, itemized by balance sheet account, and with aggregate net balances equal to the balances on the August 1995 Balance Sheet, including (a) accounts payable, (b) accrued expenses and reserves, itemized by category and with appropriate explanation, and (c) other current and long-term liabilities. Except as described on Schedule 3.8, none of MACESS' Obligations are guaranteed by any Person.

       3.9.      Operations Since August 31, 1995. Except as set forth on
Schedule 3.9, from August 31, 1995 to the date of this Agreement:

          (a) Except in the ordinary course of its business consistent with its past practices, MACESS has not (a) created or assumed any Encumbrance upon any of its business or Assets, (b) incurred any Obligation, (c) made any loan or advance to any Person; (d) assumed, guaranteed or otherwise become liable for any Obligation of any Person; (e) committed for any capital expenditure; (f) purchased, leased, sold, abandoned or otherwise acquired or disposed of any business or Assets; (g) waived any right or canceled any debt or claim; (h) assumed or entered into any Contract other than this Agreement; (i) increased, or authorized an increase in, the compensation or benefits paid or provided to any of its directors, officers, employees, salesmen, agents or representatives; or
(j) done anything else outside the ordinary course of business, whether or not specifically described in any of the foregoing clauses which would have a material adverse effect on its business, Assets or financial condition.

          (b) Even in the ordinary course of its business consistent with its past practices, MACESS has not incurred any Obligation, made any loan to any Person, acquired or disposed of any business or Assets, entered into any Contract (other than customer contracts and other than the acquisition of computer hardware and software directly related to customer contracts) or other transaction, or done any of the other things described in Section 3.9(a), involving an amount exceeding $25,000 in any single case or $100,000 in the aggregate.

          (c) There has been no material adverse change or material casualty loss affecting MACESS, MACESS' Business, Assets or financial condition, and there has been no material adverse change in the financial performance of MACESS.

          (d) Since August 31, 1995 (a) MACESS has not incurred any outstanding bank debt or notes payable, (b) MACESS has not incurred any outstanding indebtedness to any current or former stockholder, director or officer of MACESS (excluding compensation and benefits due to such Persons in their capacities as employees, officers or directors of MACESS and excluding indebtedness described on Schedule 3.22) or to any affiliate (as such term is defined for purposes of the Securities Exchange Act of 1934, as amended ("1934 Act")) of MACESS or any of its stockholders, directors or officers, (c)except as set forth on Schedule 3.9, MACESS has not had any Obligation for any overdrafts with respect to any of its bank accounts or other Cash Assets, and (d) no dividend or other distribution of Cash Assets or other Assets has been made by MACESS to or on behalf of any of the Principals (excluding compensation and benefits due to such Persons in their capacities as employees, officers or directors of MACESS). All deferred bonuses and compensation due from MACESS to the Principals or other employees or agents of MACESS have been fully paid or accrued on MACESS' August 1995 Balance Sheet.

       3.10.     Accounts Receivable.  All Accounts Receivable listed in
Schedule 3.7 arose in the ordinary course of business and are proper and valid accounts receivable. To the knowledge of the Principals, there are no refunds, discounts, rights of setoff or assignment affecting any such Accounts Receivable. The accounts receivable included in Schedule 3.7 are included utilizing the method of revenue recognition described on Schedule 3.6C.

       3.11. Tangible Property. MACESS has good and marketable title to all of its Tangible Property, free and clear of any Encumbrances. Except as set forth on Schedule 3.11, all of MACESS' Tangible Property is located at MACESS' offices or facilities, and MACESS has the full and unqualified right to require the immediate return of any of its Tangible Property which is not located at MACESS' offices or facilities. All Tangible Property used by MACESS is in good condition, ordinary wear and tear excepted, and is sufficient for MACESS' operations as presently conducted.

       3.12. Real Property. MACESS does not own any Real Property (as defined in Section 1.19). Schedule 3.12 is a detailed list of all Real Property leased by MACESS, showing location, rental cost and landlord. All Real Property under lease to or otherwise used by MACESS is in good condition, ordinary wear and tear excepted, and is sufficient for the current operations of MACESS. No such Real Property, nor the occupancy, maintenance or use thereof, is in violation of, or breach or default under, any Contract or Law, and no notice from any lessor, governmental body or other Person has been received by MACESS or any of the Principals or served upon any such Real Property claiming any violation of, or breach or default under, any Contract or Law, or requiring or calling attention to the need for any work, repairs, construction, alteration or installations. MACESS has not placed or caused to be placed, and neither MACESS nor any of the Principals has any knowledge or belief that there were or are any Hazardous Substances on or under any of MACESS' Real Property.

       3.13. Software and Intangibles. Schedule 3.13 is an accurate and complete list and description of all Software (as defined in Section 1.21) and Intangibles (as defined in Section 1.12) owned, marketed, licensed, used or under development by MACESS, and, in the case of Software, a product description, the language in which it is written and the type of hardware platform(s) on which it runs. Except for general business third party Software which is readily, commercially available and is not embedded in or necessary to run any of the Software products of MACESS, no other Software is required to operate MACESS' Business. Except as explained on Schedule 3.13, MACESS has good and marketable title to, and has the full right to use, all of the Software and Intangibles listed on Schedule 3.13, free and clear of any Encumbrance (as defined in Section 1.8). No rights of any third party are necessary to market, license, sell, modify, update, and/or create derivative works for the Software listed on Schedule 3.13. With respect to the Software listed on Schedule 3.13,
(a) MACESS maintains machine-readable master-reproducible copies, reasonably complete technical documentation and/or user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by MACESS; (b) in each case, the machine-readable copy substantially conforms to the corresponding source code listing; (c) such Software is written in the language set forth on Schedule 3.13, for use on the hardware set forth on Schedule 3.13 with standard operating systems; (d) such Software can be maintained and modified by reasonably competent MACESS programmers familiar with such language, hardware and operating systems; and (e) in each case, the Software operates in accordance with the user manual therefor without material operating defects. None of the Software or Intangibles listed on Schedule 3.13, or their respective past or current uses, has violated or infringed upon, or is violating or infringing upon, any Software, patent, copyright, trade secret or other Intangible of any Person. MACESS has adequately maintained all trade secrets and copyrights with respect to the Software. To the best knowledge of MACESS and each of the Principals, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the Software or Intangibles listed on Schedule 3.13. None of the Software or Intangibles listed on Schedule 3.13 is owned by or registered in the name of any current or former owner, stockholder, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor of any of the Principals nor does any such Person have any interest therein or right thereto, including but not limited to the right to royalty payments.

       3.14. Contracts. Schedule 3.14 is an accurate and complete list of all of the following types of Contracts to which Macess is a party or by which MACESS is bound (collectively, the "Specified Contracts"), grouped into the following categories and, where applicable, subdivided by product line or division: (a) customer Contracts; (b) Contracts for the purchase or lease of Real Property or otherwise concerning Real Property owned or used by MACESS including a description of the Real Property; (c) loan agreements, mortgages, notes, guarantees and other financing Contracts; (d) except for Contracts for a total commitment of less than $15,000, Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment, Contracts for the purchase, license, lease and/or maintenance of software under which MACESS is the purchaser, licensee, lessee or user, and other supplier Contracts; (e) employment, consulting and sales representative Contracts (excluding Contracts which constitute Employee Benefit Plans listed on Schedule 3.16, and excluding oral Contracts with employees for "at will" employment); (f) Contracts under which any rights in and/or ownership of any Software product of MACESS, any prior version thereof, or any part of the customer base or business of MACESS was acquired; and (g) except for Contracts for a total commitment of less than $15,000, other Contracts (excluding Contracts which constitute Insurance Policies listed on Schedule 3.20, excluding this Agreement and all other Contracts entered into between MACESS and SunGard, or among MACESS, SunGard and other parties in connection herewith). A description of each oral Specified Contract is included on Schedule 3.14, and copies of each written Specified Contract have been delivered to SunGard and Newco. Except as set forth on
Schedule 3.14, each of MACESS' license Contracts for its software products is identical to the form license agreement therefor that is attached as part of
Schedule 3.14, and each of MACESS' maintenance Contracts is identical to the form maintenance agreement therefor that is attached as part of Schedule 3.14. With respect to each applicable customer Contract, Schedule 3.14 will include, as of August 31, 1995, a complete description of all work remaining to be performed under such Contracts (together with an estimate of the number of person hours required to complete such work), and all credits granted to, or other adjustments made for, the customer to be applied against future payments or purchases. Except as provided on Schedule 3.14, all customers have accepted the Software described in their respective customer Contracts. Except as set forth on Schedule 3.14, with respect to each of the Specified Contracts, MACESS neither is in default thereunder nor would be in default thereunder with the passage of time, the giving of notice of both. Except as set forth on Schedule 3.14, to the best knowledge and belief of MACESS and each of the Principals, none of the other parties to any Specified Contract is in default thereunder or would be in default thereunder with the passage of time, the giving of notice or both. Except as set forth on Schedule 3.14, MACESS has not given or received any notice of default or notice of termination with respect to any Specified Contract, and each Specified Contract is in full force and effect in accordance with its terms. The Specified Contracts are all the Contracts necessary and sufficient to operate MACESS' Business. Except as set forth on Schedule 3.14, there are no currently outstanding proposals or offers submitted by MACESS to any customer, prospect, supplier or other Person which, if accepted, would result in a legally binding Contract of MACESS involving an amount or commitment exceeding $25,000 in any single case or an aggregate amount or commitment exceeding $100,000 in the aggregate.

       3.15. Employees and Independent Contractors. Schedule 3.15A is a list of all of MACESS' employees and (a) their titles or responsibilities; (b) their social security numbers and principal residence address; (c) their dates of hire; (d) their current salaries or wages; (e) their last compensation changes and the dates on which such changes were made; (f) any specific bonus, commission or incentive plans or agreements for or with them; and (g) any outstanding loans or advances made to them. MACESS has delivered to SunGard and Newco an accurate and complete list of all bonuses, commissions and incentives paid to the employees listed on Schedule 3.15A at any time during the past twelve months. Schedule 3.15B is a list of all sales representatives and independent contractors engaged by MACESS, their tax identification numbers and states of residence, their payment arrangements (if not set forth in a Contract listed or described on Schedule 3.14), and a brief description of their jobs or projects currently in progress. Except as limited by any employment Contracts listed on Schedule 3.14 and except for any limitations of general application which may be imposed under applicable employment Laws, MACESS has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with MACESS' disclosed severance pay policy. MACESS is in full compliance with all Laws respecting employment practices. MACESS has never been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of MACESS. Since January 1, 1990, MACESS has not experienced any labor problem that was or is material to MACESS. MACESS' relations with its employees are currently on a good and normal basis. Except as indicated on Schedule 3.15A, since January 1, 1994, no employee of MACESS having an annual salary of $40,000 or more has indicated an intention to terminate or has terminated his or her employment with MACESS. Neither MACESS nor any of the Principals has any knowledge or belief that the transactions contemplated by this Agreement will adversely affect relations with MACESS' employees.

       3.16. Employee Benefit Plans. Except as set forth on Schedule 3.16, MACESS does not sponsor, maintain or contribute to, or have any ongoing Obligations with respect to, any Employee Benefit Plan (as defined in Section 1.7). Schedule 3.16 includes an accurate description of each of MACESS' Employee Benefit Plans that is currently in effect or as to which MACESS has any ongoing Obligation, which description indicates, generically, the employees covered or affected thereby and all of MACESS' Obligations thereunder. Copies of all Employee Benefit Plans described on Schedule 3.16 and all written materials used by MACESS to describe its Employee Benefit Plans to employees have been delivered to SunGard and Newco. Except as set forth on Schedule 3.16, MACESS is not a party to any Contract to create any additional Employee Benefit Plan or to continue, modify, change or terminate any of its current Employee Benefit Plans. MACESS has no responsibility or liability with respect to a layoff or other employment termination except as described in its severance policies, a copy of which is attached to Schedule 3.16. If permitted or required by applicable Law, MACESS has properly submitted, or intends to properly submit, all Employee Benefit Plans described on Schedule 3.16, for the purpose of meeting the applicable requirements of ERISA and/or the Internal Revenue Code of 1986, as amended ("Code"), to the Internal Revenue Service ("IRS") for its approval within the time prescribed therefor. Copies of all favorable determination letters from the IRS, the most recent annual returns on Form 5500 and the most current actuarial or valuation reports (as applicable) for all Employee Benefit Plans described on Schedule 3.16, have been delivered to SunGard and Newco. Each such valuation report correctly shows the value of the assets in the fund as of the date thereof, the total accrued and vested liabilities, all of MACESS' contributions, and the assumptions on which the calculations are based. With respect to each Employee Benefit Plan described on
Schedule 3.16, (a) MACESS has made all payments required to be made by it to date, has accrued all payments due but not yet payable as of the date of this Agreement in accordance with GAAP (as defined in Section 1.9, and shall have made on or before the Effective Date all payments due as of the Effective Date;
(b) MACESS has operated and currently operates such plan in compliance with the plan documents and to the knowledge of MACESS and the Principals all applicable Laws, including without limitation ERISA and the Code (including, but not limited to, Section 4980B thereof) and the regulations thereunder; (c) there has not been any Reportable Event (as defined in ERISA); (d) there has not been any event described in Section 4068(f) of ERISA; (e) there has not been any violation of the reporting and disclosure provisions of the Code and ERISA; (f) there has not been any Prohibited Transaction (as defined in ERISA or the Code);
(g) there has not been any violation of Section 404, 406 or 407 of ERISA; and (h) there has not been any termination or partial termination of such plan (including, but not limited to, any termination or partial termination attributable to the transactions contemplated by this Agreement). There are no circumstances arising out of MACESS' sponsorship of any Employee Benefit Plan that will result in MACESS having any Obligations with respect thereto, other than Obligations for contributions, benefit payments, administrative costs and liabilities incurred in the ordinary course of business consistent with past practices. There will be no Obligations of MACESS under Title IV of ERISA if any of its Employee Benefit Plans are terminated as of the Effective Date. MACESS has not incurred, and will not incur, any Obligation to the Pension Benefit Guaranty Corporation (or any successor thereto), including, but not limited to, any Obligation under Section 4063 or 4064 of ERISA. MACESS has not incurred, and will not incur, any withdrawal liability, and MACESS does not have, and will not have, any contingent withdrawal liability, to any multiemployer plan under ERISA, as amended by the Multiemployer Pension Plan Amendments Act of 1980. There has never been in existence, and there currently does not exist, any Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) involving MACESS that is subject to the provisions of Title IV of ERISA, or any such Plan that is subject to the funding requirements of Section 412 of the Code or Sections 301 et seq. of ERISA. To the knowledge of MACESS and the Principals, no event has occurred, and no circumstances currently exist, that do or will result in any liability under ERISA or the Code in connection with any Employee Pension Benefit Plan that has been established, maintained or contributed to by MACESS or any other entity or entities which, together with MACESS, constitute elements of either a controlled group of corporations (within the meaning of Section 414(b) of the Code), a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code or Section 4001 of ERISA), an affiliated service group (within the meaning of Section 414(m) of the Code), or another arrangement covered by Section 414(o) of the Code.

       3.17. Customers, Prospects and Suppliers. All customers of MACESS have signed a Contract and are listed in the list of customers included as part of Schedule 3.14. Schedule 3.17 is a complete list of all current active prospects and material suppliers of MACESS. Except as set forth on Schedule 3.17, since January 1, 1992, none of MACESS' customers or suppliers has given notice or otherwise indicated to MACESS that it will or intends to terminate or not renew its Contract with MACESS before the scheduled expiration date or otherwise terminate its relationship with MACESS. The relationship of MACESS with its customers are currently on a good and normal basis and MACESS has not experienced any material problems with customers or suppliers since January 1, 1992. Neither MACESS nor any of the Principals has any knowledge or belief that the transactions contemplated by this Agreement will adversely affect relations with any of MACESS' customers or suppliers. MACESS has delivered to SunGard and Newco an accurate and complete copy of MACESS' most recent customer surveys.

       3.18. Taxes. Schedule 3.18 is an accurate and complete list of all federal, state, local, foreign and other Tax (as defined in Section 1.23) returns and reports (including, but not limited to, information returns) (collectively "Returns") filed by MACESS with respect to its last five (5) fiscal years. Accurate and complete copies of all federal, state, local and foreign income and sales tax Returns filed by MACESS with respect to its last five fiscal years are attached to Schedule 3.18, and accurate and complete copies of all other Tax Returns listed thereon have been delivered or made available to SunGard. Except as explained on Schedule 3.18, (a) MACESS has properly and timely filed all Tax Returns required to be filed by it, all of which were accurately prepared and completed; (b) MACESS has properly withheld from payments to its employees, agents, representatives, contractors and suppliers all amounts required by Law to be withheld for Taxes; (c) except as reserved against on the August 1995 Balance Sheet in accordance with GAAP, MACESS has paid all amounts for Taxes required to be paid by it except for current Taxes which are not yet due or Taxes which are being contested in good faith (as disclosed on Schedule 3.18) by appropriate proceedings diligently prosecuted, provided that, in either case, adequate reserves therefor have been established in accordance with GAAP; (d) except as set forth on Schedule 3.18(d), no audit of MACESS by any governmental taxing authority has ever been conducted, or is currently pending or, to the knowledge of MACESS or any of the Principals, threatened; (e) no notice of any proposed Tax audit, or of any Tax deficiency or adjustment, has been received by MACESS, and there is no reasonable basis for any Tax deficiency or adjustment to be assessed against MACESS; and (f) there are no agreements or waivers currently in effect that provide for an extension of time for the assessment of any tax against MACESS.

       3.19. Proceedings and Judgments. Except as described on Schedule 3.19, (a) no Proceeding (as defined in Section 1.18) is currently pending or threatened in writing, nor has any Proceeding occurred at any time since January 1, 1990, to which MACESS is or was a party, or by which MACESS or any of its Assets or business is or was affected; (b) no Judgment (as defined in Section 1.13) is currently outstanding, nor has any Judgment been outstanding at any time since January 1, 1990, against MACESS, or by which MACESS or any of its Assets or business is or was affected; and (c) no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other claim of any nature has been asserted or threatened in writing by or against MACESS at any time since January 1, 1990, and there is no basis for any such claim. As to each matter described on Schedule 3.19, accurate and complete copies of all pertinent pleadings, judgments, orders, correspondence and other legal documents have been delivered to SunGard and Newco.

       3.20. Insurance. Schedule 3.20 is an accurate and complete list and description of all Insurance Policies (as defined in Section 1.11) currently owned or maintained by MACESS (excluding Insurance Policies that constitute Employee Benefit Plans described on Schedule 3.16) and all liability and errors and omissions Insurance Policies owned or maintained by MACESS and/or any of its predecessors at any time since January 1, 1990. Except as indicated on Schedule 3.20, all such Insurance Policies are or were on an "occurrence" rather than a "claims made" basis. MACESS has not received notice of cancellation with respect to any such current Insurance Policy, and there is no basis for the insurer thereunder to terminate any such current Insurance Policy. Except as indicated on Schedule 3.20, accurate and complete copies of all Insurance Policies described on Schedule 3.20 have been delivered to SunGard and Newco. Each such Insurance Policy is or was in full force and effect during the period(s) of coverage indicated on Schedule 1.11. Except as described on
Schedule 3.20, there are no claims that are pending under any of the Insurance Policies described on Schedule 3.20.

       3.21. Questionable Payments. None of the Principals, nor any of MACESS' current or former partners, owners, stockholders, directors, executives, officers, representatives, agents or employees (when acting in such capacity or otherwise on behalf of MACESS or any of its predecessors), (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, except where such violation was not, is not and will not be material to MACESS; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (e) has made, at any time since January 1, 1990, any false or fictitious entries on the books and records of MACESS; (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of MACESS; or (g) made any material favor or gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of MACESS.

       3.22.     Related Party Transactions.  Except as described on Schedule
3.22 and except for any employment Contracts listed on Schedule 3.14, there are no real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between MACESS and any current or former partners, owners, stockholders, director, executive, officer or controlling Person of MACESS (or any of their respective predecessors) or any other Person affiliated with MACESS (or any of their respective predecessors).

       3.23. Brokerage Fees. Except as set forth on Schedule 3.23, no Person acting on behalf of MACESS is or shall be entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement.

       3.24. Acquisition Proposals. Since the date hereof, MACESS has not, directly or indirectly through an authorized agent or representative, solicited, initiated or responded to any inquiries or proposals from, or participated in any discussions or negotiations with, or provided any non-public information to, any Person or group (other than SunGard and its officers, employees, representatives and agents) concerning sale of all or substantially all of the Assets of MACESS, any sale of shares of capital stock, or other securities of MACESS, or any merger, consolidation or similar transaction involving MACESS.

       3.25.     Full Disclosure.  No representation or warranty made in this
Section 3 or pursuant hereto (a) contains any untrue statement of any fact; or
(b) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any respect. The copies of documents attached as Schedules to this Agreement or otherwise delivered or made available to SunGard and Newco in connection with the transactions contemplated by this Agreement, are accurate and complete, and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent to SunGard's or Newco's understanding thereof in any respect.

               Section 4:  Several Representations of Principals

       Knowing that SunGard and Newco rely thereon, each of the Principals severally represents and warrants to SunGard and Newco as of the date of this Agreement, and covenants with SunGard and Newco, as follows:

       4.1. Ownership of Shares. Such Principal (a) is the sole legal and beneficial owner of all shares of MACESS' Stock held by him of record, as indicated on Schedule 3.3; (b) has good and marketable title to his shares of MACESS Stock (as defined below), except as set forth on Schedule 4.1, free and clear of any Encumbrance (as defined in Section 1.8); and (c) except as set forth on Schedule 4.1, has the full legal right to transfer good and marketable title to such shares free and clear of any Encumbrance.

       4.2. Effect of Agreement. Such Principal's execution, delivery and performance of this Agreement, and his consummation of the transactions contemplated by this Agreement (a) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which he is a party or by which he is bound, (b) do not constitute a violation of any Law (as defined in Section 1.14) or Judgment (as defined in Section 1.13) that is applicable to him or to the business or Assets of MACESS, or to the transactions contemplated by this Agreement, (c) do not accelerate or otherwise modify any Obligation (as defined in Section 1.15) of MACESS, (d) do not result in the creation of any Encumbrance (as defined in Section 1.8) upon, or give to any third party any interest in, any of the business or Assets of MACESS, or any of the capital stock of MACESS, except as contemplated by this Agreement and except for restrictions generally imposed on transfer under federal and state securities Laws, and (e) except as stated on Schedule 3.2 and except for the filing of the Certificate of Merger with the proper officials of the State of Alabama, do not require the Consent (as defined in Section 1.4) of any Person (as defined in Section 1.17). This Agreement constitutes the valid and legally binding agreement of such Principal, enforceable against him in accordance with its terms.

       4.3. Acquisition Proposals. Since the date hereof, such Principal has not, directly or indirectly through an authorized agent or representative, solicited, initiated or responded to any inquiries or proposals from, or participated in any discussions or negotiations with, or provided any non-public information to, any Person or group (other than SunGard and its officers, employees, representatives and agents) concerning sale of all or substantially all of the Assets of MACESS, any sale of shares of capital stock, or other securities of MACESS, or any merger, consolidation or similar transaction involving MACESS.

       4.4. Brokerage Fees. Except as set forth on Schedule 4.4, no Person acting on behalf of such Principal is or shall be entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement.

       4.5. Full Disclosure. To the best knowledge of such Principal, no representation or warranty made by such Principal in this Section 4 contains any untrue statement of any material fact, or omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any material respect. To the best knowledge of such Principal, there is no fact (excluding facts about general economic or market conditions) that has not been disclosed to SunGard and Newco in the Schedules referenced in this Agreement or otherwise in writing that has, or which such Principal believes will have, (a) a material adverse effect on MACESS' business, MACESS' Assets taken as a whole or MACESS's financial condition, or (b) a material adverse effect on the ability of such Principal to perform his obligations under this Agreement.

                Section 5:  Representations of SunGard and Newco

       Knowing that the Principals rely thereon, SunGard and Newco, jointly and severally represent and warrant to MACESS and the Principals as of the date of this Agreement, and covenant with MACESS and the Principals, as follows:

       5.1. Organization. SunGard and Newco each is a corporation that is duly organized, validly existing and in good standing under the Laws (as defined in Section 1.14) of the States of Delaware and Alabama, respectively. SunGard and Newco each possesses the full corporate power and authority to own its Assets, conduct its business as and where such business is presently conducted, and enter into this Agreement and the Plan. Newco is a wholly owned subsidiary of SunGard.

       5.2. Agreement. Each of SunGard's and Newco's execution, delivery and performance of this Agreement, and its consummation of the transactions contemplated by this Agreement, (a) have been duly authorized by all necessary corporate actions by their respective boards of directors, and in the case of Newco, its sole stockholder; (b) do not constitute a violation of or default under their respective charters or bylaws; (c) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which SunGard or Newco is a party or by which SunGard or Newco is bound; (d) do not constitute a violation of any Law (as defined in Section 1.14) or Judgment (as defined in Section 1.13) that is applicable to it or to their respective businesses or Assets, or to the transactions contemplated by this Agreement; and (e) except as stated on Schedule 5.2, do not require the Consent (as defined in Section 1.4) of any Person (as defined in Section 1.17). This Agreement constitutes the valid and legally binding agreement of each of SunGard and Newco, enforceable against each of them in accordance with its terms.

       5.3. SunGard's Stock. The authorized capital stock of SunGard is 60,000,000 shares of common stock, $0.01 par value per share ("SunGard Stock"), of which approximately 18,907,417 shares were issued and outstanding as of June 30, 1995 (such number of issued and outstanding shares is not adjusted for the two-for-one stock spit for which the payment date was July 7, 1995), and 5,000,000 shares of preferred stock, $0.01 par value per share, none of which is issued or outstanding. The shares of SunGard Stock to be issued as the merger consideration ("Total SunGard Stock Issued"): (a) when issued, shall be validly authorized, validly issued, fully paid and nonassessable; (b) constitute part of the class of securities that has been registered under the 1934 Act; and (c) will not be issued in violation of the preemptive right of any stockholder of SunGard.

       5.4. SEC Filings. SunGard has provided to Principals accurate and complete copies of the following reports and documents filed by SunGard with the SEC ("SEC Filings"): (a) SunGard's Annual Report on Form 10-K for the year ended December 31, 1994; (b) SunGard's 1994 Annual Report to Stockholders; (c) SunGard's April 3, 1995 Proxy Statement; and (d) SunGard's Quarterly Report on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995. As of their respective dates, none of the SEC Filings contained any untrue statement of any material fact or omitted any material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that any such statement or omission has been modified or superseded in a SEC Filing subsequently filed with the SEC. The SEC Filings comply with Federal securities law.

       5.5. Investment Matters. SunGard is acquiring the MACESS Stock for its own account for investment purposes only and not with a view to, or for sale in connection with, any resale or distribution thereof.

       5.6. Brokerage Fees. Except as set forth on Schedule 5.6, no Person acting on behalf of SunGard is or shall be entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement.

       5.7. Operations since June 30, 1995. Since June 30, 1995, there has been no adverse change or casualty loss having a material adverse effect on SunGard and its subsidiaries taken as a whole, or on their businesses, assets or financial condition taken as a whole, and there has been no material adverse change in SunGard's and its subsidiaries' financial performance taken as a whole.


     Section 6:  Securities Filings and Approval of the MACESS Stockholders

       6.1. Registration Statement. As promptly as practicable after the execution of this Agreement, SunGard shall prepare and file such registration statement (the "Registration Statement") as shall be necessary to register under the Securities Act of 1933, as amended, ("1933 Act") the shares of SunGard Stock to be issued and delivered to the Principals in accordance with this Agreement and the Plan. MACESS and each Principal shall promptly provide to SunGard all information concerning the business, financial condition and affairs of MACESS that may be required or reasonably requested by SunGard in connection with the preparation or filing of the Registration Statement, including without limitation the financial statements, financial statement schedules and auditor's consents required to be included therein or filed therewith, and shall otherwise cooperate and cause their representatives to cooperate with SunGard in the
preparation and filing of the Registration Statement.   The parties shall use
their best efforts to cause the Registration Statement to become effective as soon as practicable and to distribute copies of SunGard's prospectus and MACESS' information statement contained in such Registration Statement (the "Information Statement-Prospectus") to the MACESS Stockholders. After the execution of this Agreement and before the effectiveness of the Registration Statement, and thereafter until the Closing Date, MACESS and each Principal shall promptly advise SunGard of any facts that should be set forth in an amendment or supplement to the Information Statement-Prospectus or the Registration Statement, and each party shall take all actions that may be necessary to keep the Registration Statement and the Information Statement-Prospectus current and
effective until the Closing Date.   Except with the prior written consent of
SunGard, neither MACESS nor any Principal shall publish any communication, other than the Information Statement-Prospectus, relating to this Agreement, the Plan or the Transactions. SunGard shall not be required to maintain the effectiveness of the Registration Statement or the Information Statement-Prospectus for the purpose of resale by affiliates of MACESS.

       6.2. MACESS Stockholder Approval. As promptly as practicable after the Registration Statement becomes effective and in accordance with applicable law, MACESS will duly hold a meeting of its Stockholders ("Stockholders Meeting") for the purpose of voting on the Merger. MACESS shall not postpone or adjourn the Stockholders Meeting without the prior written consent of SunGard. Unless the board of directors of MACESS, in its good faith judgment determines that it is otherwise required by law, MACESS shall recommend the Merger to the Stockholders for approval. After the Stockholders shall have approved the Merger, such approval shall not be revocable. MACESS shall not solicit proxies from the Stockholders for use at the Stockholders Meeting. Except with the prior written consent of SunGard, neither MACESS nor any Principal shall distribute any materials to the Stockholders in connection with the Stockholders Meeting other than the Information Statement-Prospectus.

       6.3. MACESS' and Principals' Representations as to the Registration Statement. MACESS and the Principals, jointly and severally, warrant and represent to SunGard and Newco and covenant with SunGard and Newco that, at the time the Registration Statement shall become effective and at all times subsequent to effectiveness up to and including the Closing Date, the Registration Statement and all amendments or supplements thereto, with respect to the information therein furnished by MACESS, any Principal or its or their representatives, (a) will comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the respective rules and regulations thereunder, and (b) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not
misleading.   MACESS and the Principals, jointly and severally, warrant and represent to SunGard and Newco, that all information furnished by MACESS, any Principal or its or their representatives for use in the filings described in or contemplated by this Agreement and the Plan shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. MACESS and the Principals shall, jointly and severally, indemnify and hold harmless SunGard, Newco, each Person who controls SunGard and/or Newco (within the meaning of Section 15 of the 1933 Act) and SunGard's and Newco's respective directors, officers and representatives, from and against any and all losses, claims, liabilities, damages and expenses (including reasonable attorneys' fees and court costs) that arise out of or are based upon a breach of any of the warranties, representations and covenants of this Section 6.3.

       6.4. SunGard's and Newco's Representations as to Registration Statement. SunGard and Newco, jointly and severally, warrant and represent to MACESS and the Principals and covenant with MACESS and the Principals that, at the time the Registration Statement shall become effective and at all times subsequent to effectiveness up to and including the Closing Date, the Registration Statement and all amendments or supplements thereto, with respect to the information therein furnished by SunGard or its representatives, (a) will comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the respective rules and regulations thereunder, and (b) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. SunGard and Newco, jointly and severally, warrant and represent to MACESS and the Principals that all information furnished by SunGard or its representatives for use in the filings described in or contemplated by this Agreement and the Plan shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. SunGard and Newco, jointly and severally, shall indemnify and hold harmless MACESS, the Principals and the directors, officers and representatives of MACESS, from and against any and all losses, claims, liabilities, damages and expenses (including reasonable attorneys' fees and court costs) that arise out of or are based upon a breach of any of the warranties, representations and covenants of this Section 6.4.

       6.5. State Securities Filings. SunGard shall make all filings under applicable state securities laws that are required in connection with the Transactions. MACESS and each Principal shall cooperate with SunGard and furnish all information that may be required or reasonably requested by SunGard in connection with such filings.

    Section 7:  Certain Obligations of MACESS and Principals Pending Closing

       7.1. Conduct of MACESS' Business. Between the date of this Agreement and the Closing Date, except as disclosed in the Schedules or with the prior written consent of SunGard:

          (a) MACESS shall, and the Principals shall cause MACESS to, (i) conduct its business in a diligent manner, (ii) not make any material change in its business practices, and (iii) use its best efforts to preserve its business organization intact, keeping available the services of its current officers, employees, salesmen, agents and representatives, and maintaining the good will of its customers, suppliers and other Persons having business relations with MACESS. Each Principal involved in MACESS' daily business operations shall remain actively involved in MACESS' daily business operations, consistent with his past practices. MACESS and the Principals shall consult with SunGard as to the management of MACESS' business and affairs.

          (b) Except in the ordinary course of its business consistent with its past practices, MACESS shall not, and the Principals shall not permit MACESS to, (i) create or assume any claims, liens or other encumbrances upon any of its business or assets, (ii) incur any debt, liability or obligation, (iii) make any loan or advance, (iv) assume, guarantee or otherwise become liable for any debt, liability or obligation of any third party, (v) commit for any capital expenditure, (vi) sell, abandon or otherwise dispose of any assets, (vii) waive any right or cancel any debt or claim, (viii) assume, enter into or modify any contract other than this Agreement and the Plan (and any other contract contemplated herein), (ix) increase, or authorize an increase in, the compensation or benefits paid or provided to any of its directors, officers, employees, salesmen, agents or representatives, or (x) do anything else outside the ordinary course of its business consistent with its past practices, whether or not specifically described in any of the foregoing clauses.

          (c) Even in the ordinary course of its business consistent with its past practices, MACESS shall not, and the Principals shall not permit MACESS to, borrow or lend any funds, purchase any goods or services, lease any equipment, incur any debt, liability or obligation, or enter into any contract (excluding customer contracts and related commitments entered into in the ordinary course of business consistent with past practices) or other transaction involving, in any single case, an amount exceeding $25,000 or, in the aggregate, an amount exceeding $100,000.

          (d) MACESS shall not, and the Principals shall not permit MACESS to, (i) permit or cause a breach or default by it under any of its contracts, insurance policies, licenses or permits, (ii) adopt or enter into any new Employee Benefit Plan or modify any existing Employee Benefit Plan, (iii) participate in any merger, consolidation or reorganization, (iv) begin to engage in any new type of business, (v) acquire the business or any bulk assets of any other Person, (vi) completely or partially liquidate or dissolve, or (vii) terminate any material part of its business.

          (e) MACESS shall, and the Principals shall cause MACESS to, (i) maintain its real estate and fixed personal property assets in good condition,
(ii) maintain its insurance policies in full force and effect, (iii) repair, restore or replace any of its assets that is damaged, destroyed, lost or stolen,
(iv) comply with all applicable laws, (v) properly file all tax returns, annual reports and other returns and reports required to be filed by it, and (vi) fully pay when due all taxes and fees payable by it.

          (f) MACESS shall, and the Principals shall cause MACESS to, maintain its corporate existence and good standing in its jurisdiction of incorporation. MACESS shall not, and the Principals shall not permit MACESS to, amend its charter or bylaws.

          (g) MACESS shall not, and the Principals shall not permit MACESS to, redeem, retire or purchase, or create, grant or issue any options, warrants or other Contracts or Contract rights with respect to, any shares of MACESS Stock, or any other capital stock or other securities of MACESS, or create, grant or issue any stock options, stock appreciation rights, phantom shares or other similar rights. Neither MACESS nor the Principals shall permit any sales of the shares of MACESS Stock.

          (h) MACESS shall not nor shall any Principal sell, assign, give, pledge or otherwise transfer, dispose of or encumber any shares of the MACESS Stock, or any other capital stock or other securities of MACESS owned or held by it or him.

          (i) MACESS and each Principal shall maintain all shares of the MACESS Stock owned or held by it or him free and clear of all Encumbrances.

          (j) Neither MACESS nor any Principal shall buy, sell or engage in any other transaction involving SunGard Stock, other securities of SunGard or any equity interests in SunGard, other than the Merger and the other Transactions.

          (k) Neither MACESS nor any Principal shall enter into any contract or agreement that commits it or him to take any action or omit to take any action that would be inconsistent with any of the provisions of this Section
7.1 or any other provisions of this Agreement or the Plan.

       7.2. Interim Financial Statements. For each calendar month that ends between August 31, 1995 and the Closing Date, MACESS shall, and the Principals shall cause MACESS to, promptly prepare and deliver to SunGard monthly financial statements, which shall be prepared in accordance with the principles utilized in preparing the August 1995 Balance Sheet and shall reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of the financial condition of MACESS as of the end of such month and of the results of operations of MACESS for such month.

       7.3. Access to Information. For the purpose of keeping SunGard informed as to MACESS' financial condition and business operations, between the date of this Agreement and the Closing Date, MACESS and the Principals shall (a) permit SunGard and its authorized representatives to have reasonable access to MACESS' facilities and offices during normal business hours, to observe MACESS' operations, to meet with MACESS' officers, and MACESS officers will be responsive to all reasonable requests of SunGard for information.

       7.4. Consents. Between the date of this Agreement and the Closing Date, MACESS and the Principals shall in good faith use their best efforts to obtain all consents and approvals of all lenders, lessors, vendors, customers and other Persons necessary to permit the Merger and the other Transactions to be consummated without violating any loan agreement, lease or other material contract to which MACESS is a party or by which MACESS is bound, and to give the notices and make the filings described on Schedule 3.2.

       7.5. Acquisition Proposals. Between the date of this Agreement and the Closing Date, neither MACESS, nor any Principal, nor any officer, employee, representative or agent of MACESS shall, directly or indirectly, solicit, initiate, encourage or respond to any inquiries or proposals from, or participate in any discussions or negotiations with, or provide any non-public information to, any Person or group (other than SunGard and its officers, employees, representatives and agents) concerning any bulk sale of any of MACESS' assets, any sale of shares of capital stock or other securities of MACESS, or any merger, consolidation or similar transaction involving MACESS. MACESS and each Principal shall immediately advise SunGard of, and communicate to SunGard the terms of, any such inquiry or proposal received by MACESS or any Principal.

       7.6. Advice of Changes. Between the date of this Agreement and the Closing Date, MACESS and each Principal shall promptly advise SunGard, in writing, of any fact of which any of them obtains knowledge and that, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement (it being understood that such advice shall not be deemed to modify the representations, warranties and covenants of MACESS and/or any Principal contained in this Agreement).

       7.7. Hart-Scott-Rodino Filing. Between the date of this Agreement and the Closing Date, Featheringill shall file on behalf of Featheringill with respect to the Transactions the filing(s) required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and shall deliver to SunGard, accurate and complete copies of such filing(s). MACESS and the Principals shall use their best efforts to cause the applicable waiting periods under the HSR Act with respect to the Transactions to expire, and shall promptly provide all information concerning the business, financial condition and affairs of MACESS and the Principals that may be requested by the Federal Trade Commission or the Antitrust Division of the Department of Justice in connection with such filing(s) under the HSR Act.

       7.8. 8-K Reports. MACESS, the Principals and MACESS' accountants shall fully cooperate with SunGard and its accountants in connection with the furnishing of information, financial statements, audit reports, consents and other items required by SunGard in connection with the preparation and filing by SunGard of Current Reports on Form 8-K with respect to the Transactions, and MACESS and its accountants also shall assist SunGard and its accountants in connection with the preparation of any "pro forma" financial information to be included in any such Form 8-K.

       7.9. Binding Effect. Subject to approval of the Merger by the MACESS Stockholders, MACESS shall take such action as is required on its part to consummate the Merger and the other Transactions as of the earliest practicable date. MACESS shall not take, or cause to be taken, or to the best of its ability permit to be taken, any action that would impair the prospect of completing the Merger and the other Transactions. Neither MACESS nor any Principal shall knowingly take any action that would prevent the Merger from qualifying for pooling-of-interests accounting treatment.

      Section 8:  Certain Obligations of SunGard and Newco Pending Closing

       8.1. Corporate Status. Between the date of this Agreement and the Closing Date:

          (a) SunGard and Newco each shall maintain its corporate existence and good standing in the States of Delaware and Alabama, respectively, and shall not amend its charter or bylaws in any manner that would be inconsistent with its obligations under this Agreement or the Plan.

          (b) Neither SunGard nor Newco shall enter into any contract or agreement that commits it to take any action or omit to take any action that would be inconsistent with any of the provisions of this Section 8.1 or any other provisions of this Agreement or the Plan.

       8.2. Material Consents. Between the date of this Agreement and the Closing Date, SunGard and Newco shall in good faith cooperate with MACESS and the Principals in their efforts to obtain the consents and approvals, and to give the notices and make the filings, described in Schedule 5.2.

       8.3. SEC Reports. Between the date of this Agreement and the Closing Date, SunGard shall file all reports and other filings required to be filed by it under the 1934 Act, and SunGard shall deliver to MACESS and the Principals, promptly after they become available, all registration statements, proxy statements, reports and other filings, and all amendments thereto, that SunGard files with the SEC.

       8.4. Hart-Scott-Rodino Filing. Between the date of this Agreement and the Closing Date, SunGard shall file on behalf of SunGard with respect to the Transactions the filing(s) required under the HSR Act. SunGard and Newco shall use their best efforts to cause the applicable waiting periods under the HSR Act with respect to the Transactions to expire, and shall promptly provide all information concerning the business, financial condition and affairs of SunGard and Newco that may be requested by the Federal Trade Commission or the Antitrust Division of the Department of Justice in connection with such filing(s) under the HSR Act.

       8.5. Advice of Changes. Between the date of this Agreement and the Closing Date, SunGard shall promptly advise MACESS and the Principals, in writing, of any fact of which it obtains knowledge and that, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement (it being understood that such advice shall not be deemed to modify the representations, warranties and covenants of SunGard and/or Newco contained in this Agreement).

       8.6. Binding Effect. SunGard and Newco shall take such action as is required on their part to consummate the Merger and the other Transactions as of the earliest practicable date, and neither SunGard nor Newco shall take, or cause to be taken, or to the best of its ability permit to be taken, any action that would impair the prospect of completing the Merger and the other Transactions. Neither SunGard nor Newco shall knowingly take any action that would prevent the Merger from qualifying for pooling-of-interests accounting treatment.

Section 9:  Conditions Precedent to MACESS' and Principals' Closing Obligations

       Each obligation of MACESS and the Principals to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 9, except to the extent that such satisfaction is waived by MACESS in writing.

       9.1. Effectiveness of Registration Statement. The Registration Statement shall have become effective under the 1933 Act, no stop order suspending its effectiveness shall be in effect, and no stop order proceeding with respect thereto shall be pending or threatened.

       9.2. Approval of the MACESS Stockholders. The Merger shall have been duly approved by the affirmative vote of MACESS Stockholders entitled to vote at least two thirds of each class of the outstanding shares of MACESS Stock.

       9.3.        SunGard's and Newco's Representations.   All representations,
warranties and certifications made by SunGard and/or Newco in this Agreement or pursuant hereto shall not have been false or misleading in any material respect.

       9.4. SunGard's and Newco's Performance. All of the terms and conditions of this Agreement to be satisfied or performed by SunGard and/or Newco on or before the Closing Date shall have been substantially satisfied or performed.

       9.5. Absence of Proceedings. No action, suit or other proceeding shall have been instituted (excluding any action, suit or proceeding instituted by or on behalf MACESS or any Principal), no judgment or order shall have been issued, and no new law shall have been enacted, on or before the Closing Date, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the Merger or any of the other Transactions.

       9.6. Adverse Changes. There shall not have been any adverse change or casualty loss having a material adverse effect on SunGard and its subsidiaries taken as a whole, or on their businesses, assets or financial condition taken as a whole, between the date of this Agreement and the Closing Date, and there shall not have been any material adverse change in SunGard's and its subsidiaries' financial performance taken as a whole between the date of this Agreement and the Closing Date.

       9.7. Hart-Scott-Rodino. All applicable waiting periods with respect to the transactions contemplated by this Agreement shall have expired under the HSR Act, and neither the Federal Trade Commission nor the Antitrust Division of the Department of Justice shall have (a) required any party to divest itself of any assets in order to consummate such transactions, or (b) taken any actions to prohibit the consummation of such transactions.

 Section 10:  Conditions Precedent to SunGard's and Newco's Closing Obligations

       Each obligation of SunGard and Newco to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this
Section 10, except to the extent that such satisfaction is waived by SunGard in writing.

       10.1. Qualification for Pooling Treatment. SunGard shall have received a letter from Coopers & Lybrand L.L.P., dated the Closing Date, to the effect that, based on the facts known to such accountants as of such date, the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with this Agreement and the Plan.

       10.2. Effectiveness of Registration Statement. The Registration Statement shall have become effective under the 1933 Act, no stop order suspending its effectiveness shall be in effect, and no stop order proceeding with respect thereto shall be pending or threatened.

       10.3. Affiliate Letters. SunGard shall have received, from each affiliate of MACESS other than MACESS and the Principals (if any), a duly signed letter, in form and substance satisfactory to SunGard, stating that such affiliate (a) has not sold any shares of capital stock or other securities of MACESS or of SunGard at any time during the 30-day period ending on the Closing Date, and (b) will not sell, assign, give, pledge or otherwise transfer, dispose of or reduce such affiliate's risk relating to any of such affiliate's shares of capital stock or other securities of MACESS or of SunGard until SunGard shall have published financial results covering at least 30 days of post-Merger combined operations of SunGard and MACESS ("Publication Date") and, thereafter, except in compliance with applicable federal and state securities laws.

       10.4. Approval of the MACESS Stockholders. The Merger shall have been duly approved by the affirmative vote of MACESS Stockholders entitled to vote at least ninety-two percent (92%) of each class of the outstanding shares of MACESS Stock.

       10.5. MACESS' and the Principals' Representations. All representations, warranties and certifications made by MACESS and/or any Principal in this Agreement or pursuant hereto shall not have been false or misleading in any material respect.

       10.6. MACESS' and the Principals' Performance. All of the terms and conditions of this Agreement to be satisfied or performed by MACESS and/or any Principal on or before the Closing Date shall have been substantially satisfied or performed.

       10.7. Absence of Proceedings. No action, suit or other proceeding shall have been instituted (excluding any such action, suit or proceeding initiated by or on behalf SunGard or any of its subsidiaries), no judgment or order shall have been issued, and no new law shall have been enacted, on or before the Closing Date, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the Merger or any of the other Transactions.

       10.8. Adverse Changes. There shall not have been any material adverse change or material uninsured casualty loss affecting MACESS, or its business, assets or financial condition, between the date of this Agreement and the Closing Date, and there shall not have been any material adverse change in the financial performance of MACESS between the date of this Agreement and the Closing Date.

       10.9. Hart-Scott-Rodino. All applicable waiting periods with respect to the transactions contemplated by this Agreement shall have expired under the HSR Act, and neither the Federal Trade Commission nor the Antitrust Division of the Department of Justice shall have (a) required any party to divest itself of any assets in order to consummate such transactions, or (b) taken any actions to prohibit the consummation of such transactions.

                              Section 11:  Closing

       11.1. Closing. The closing of the Merger (the "Closing") shall be held at a mutually agreeable time on the date of the Stockholders Meeting or as soon thereafter as is practicable (the "Closing Date"), at such location and in such manner as is mutually acceptable to the parties. On the Closing Date or as soon thereafter as is practicable, the parties shall cause the Plan and a proper Certificate or Articles of Merger to be filed with the proper officials of the State of Alabama, and the parties shall take such further actions as may be required by the State of Alabama, and any other applicable laws in connection with the consummation of the Merger. The Merger shall be effective on the date such filing is made with the State of Alabama (the "Effective Date").

       11.2. Principals' Obligations at Closing. At the Closing, the Principals shall deliver the following to SunGard:

               (a) MACESS Stock. Stock certificates representing all of the issued and outstanding shares of MACESS Stock, together with assignments separate from certificate in blank, dated the Effective Date and duly executed by the Principals.

               (b) Documents of Transfer. All instruments or documents necessary to change the names of the individuals who have access to or are authorized to make withdrawals from or dispositions of all bank accounts, other accounts, certificates of deposits, marketable securities, other investments, safe deposit boxes, lock boxes and safes of MACESS described on Schedule 3.4 and all keys and combinations to all safe deposit boxes, lock boxes and safes of MACESS and other depositories described on Schedule 3.4.

               (c) Closing Certificate. A certificate, dated the Closing Date, in form and substance satisfactory to SunGard, signed by the Chairman and President of MACESS and by each Principal, certifying, jointly and severally, that (i) all representations and warranties made by MACESS and/or any Principal in this Agreement are correct in all material respects as of the Closing Date, as if made on and as of the Closing Date, except for changes contemplated or permitted by this Agreement, (ii) all of the terms and conditions of this Agreement to be satisfied or performed by MACESS and/or any Principal on or before the Closing Date have been substantially satisfied or performed, and
(iii) there has not been any material adverse change or material uninsured casualty loss affecting MACESS, or its business, assets or financial condition, between the date of this Agreement and the Closing Date, and there has not been any material adverse change in MACESS' financial performance between the date of this Agreement and the Closing Date.

               (d) Articles of Mergers. The Certificate of Merger (as defined in
Section 11.3(b)), dated the Closing Date and duly executed by MACESS.

               (e) Consents. The original signed copies of all Consents listed on Schedule 3.2.

               (f) Escrow. The Escrow Agreement (as defined in
Section 11.3(c)), dated the Closing Date and duly executed by MACESS, the Stockholders Agent and each Principal.

               (g) Minute Books and Resignations. All of the original minute books and stock books of MACESS and duly executed resignations, dated the Effective Date, of all directors and officers of MACESS other than as specified by SunGard.

               (h) Good Standing. Good standing certificates for MACESS, dated no earlier than ten (10) days before the Closing Date, from the State of Alabama and from each other jurisdiction in which it is qualified or registered to do business as a foreign corporation.

               (i) Incumbency Certificate. A certificate of the Secretary of MACESS as to the incumbency and signatures of the officers of MACESS executing this Agreement.

               (j) Resolutions. Copies of the resolutions duly adopted by the board of directors of MACESS, authorizing MACESS to execute, deliver and perform this Agreement and the Plan and to consummate the Transactions, certified by an officer of MACESS as in full force and effect, without modification or rescission, on and as of the Closing Date.

               (k) Opinion of Counsel. An opinion of counsel to MACESS and the Principals addressed to SunGard and dated the Closing Date, in form and substance reasonably acceptable to SunGard.

               (l) General Release. A General Release of MACESS, in form acceptable to SunGard, dated the Closing Date and duly executed by each of the Principals, releasing MACESS from all claims other than those arising under employment contracts, and as to Richard T. Harley, a Promissory Note and Covenant Not to Compete Agreement.

               (m) Employees and Independent Contractors. Copies of employee agreements, in the form normally used by MACESS, signed by all current employees of MACESS who as of the date of this Agreement had not yet signed such agreements (as identified on Schedule 14); and a copy of such an employee agreement signed by Featheringill provided that Featheringill's employee agreement shall acknowledge and except out the matters referred to in Section 14.5.

               (n) Shareholder's Basis. A schedule listing for each Stockholder of MACESS that Stockholder's tax basis in his or its MACESS Stock.

               (o) Stock Pledge Agreements. For each Stockholder of MACESS who received MACESS Stock on December 28, 1994 ("Note Stock") in exchange for a note payable to MACESS ("Note"), a Stock Pledge Agreement, dated the Closing Date, in form and substance satisfactory to SunGard, executed by such Stockholder and by MACESS, providing for the waiver by MACESS of its repurchase rights with respect to such Stockholder's Note Stock, in exchange for and consideration of the receipt by MACESS of a pledge of such Stockholder's SunGard Stock received in the Merger as collateral for such Stockholder's Note.

               (p) Certain Closing Representations. A certificate, dated the Closing Date, in form and substance satisfactory to SunGard, signed by the Principals, in which the Principals represent and warrant to SunGard and Newco as of the Closing Date as follows:

                   (i) There is no present plan or intention by the Principals to sell, exchange, or otherwise dispose of a number of shares of SunGard Stock (as defined in Section 5.3) received in the Merger that would reduce the Principals' ownership of SunGard Stock to a number of shares having a value, as of the Effective Date of the Merger, of less than 50% of the value of all of the formerly outstanding stock of MACESS as of the same date. For purposes of this representation shares of MACESS Stock and shares of SunGard Stock held by any of the Principals and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger shall be included. In the Merger, shares of MACESS Stock representing control of MACESS, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of SunGard. Except as set forth on Schedule 3.3, MACESS does not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any Person could acquire stock in MACESS that, if exercised or converted, would affect SunGard's acquisition or retention of control of MACESS, as defined in Section 368(c) of the Code.

MACESS is not an investment company within the meaning of Section
368(a)(2)(F)(iii)) and (iv) of the Code.

                   (ii) As to each Principal, such Principal has received and examined the Information Statement-Prospectus, as well as SunGard's April 3, 1995 Proxy Statement, SunGard's Annual Report on Form 10-K for the year ended December 31, 1994, SunGard's 1994 Annual Report to Stockholders and SunGard's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995. Such Principal has had the opportunity to ask questions and receive answers from SunGard concerning SunGard, and has been furnished with all other information about SunGard which he or it has requested.

               (q) Other Documents. All other agreements, certificates, instruments, financial statement certifications, opinions of counsel and documents reasonably requested by SunGard in order to fully consummate the Transactions and carry out the purposes and intent of this Agreement and the Plan.

       11.3. SunGard's and Newco's Obligations at Closing. At the Closing, SunGard and Newco shall deliver the following to the Principals:

               (a) SunGard Stock. Certificates representing the shares of SunGard Stock to which the Principals are entitled to at Closing, in accordance with Section 2 and the Plan.

               (b) Articles of Mergers. Articles of Merger for the State of Alabama, in form and substance acceptable to the parties ("Certificate of Merger"), dated the Closing Date and duly executed by Newco.

               (c) Escrow. An Escrow Agreement, substantially in the form attached hereto as Exhibit 11.3(c) ("Escrow Agreement"), dated the Closing Date and duly executed by SunGard and the escrow agent thereunder.

               (d) Closing Certificate. A certificate, dated the Closing Date, in form and substance satisfactory to the Principals, signed by the Chief Financial Officer of SunGard, certifying that (i) all representations and warranties made by SunGard and/or Newco in this Agreement are correct in all material respects as of the Closing Date, as if made on and as of the Closing Date, except for changes contemplated or permitted by this Agreement, (ii) all of the terms and conditions of this Agreement to be satisfied or performed by SunGard and/or Newco on or before the Closing Date have been substantially satisfied or performed, and (iii) there shall not have been any adverse change or casualty loss having a material adverse effect on SunGard and its subsidiaries taken as a whole, or on their businesses, assets or financial condition taken as a whole, between the date of this Agreement and the Closing Date, and there shall not have been any material adverse change in SunGard's and its subsidiaries' financial performance taken as a whole between the date of this Agreement and the Closing Date.

               (e) Good Standing. Good standing certificates for SunGard and Newco, dated no earlier than ten (10) days before the Closing Date, from the States of Delaware and Alabama, respectively.

               (f) Resolutions. Copies of the resolutions duly adopted by the board of directors of SunGard and by the board of directors and the sole stockholder of Newco, authorizing SunGard and Newco, respectively, to execute, deliver and perform this Agreement and the Plan and to consummate the Transactions, certified by an officer of SunGard or Newco, respectively, as in full force and effect, without modification or rescission, on and as of the Closing Date.

               (g) Incumbency Certificate. A certificate of the Secretary of each of SunGard and Newco as to the incumbency and signatures of the officers of SunGard and Newco executing this Agreement.

               (h) Opinion of Counsel. An opinion of counsel to SunGard, addressed to the Principals and dated the Closing Date, in form and substance reasonably acceptable to the Principals,

               (i) Other Documents. All other agreements, certificates, instruments, opinions of counsel and documents reasonably requested by the Principals in order to fully consummate the Transactions and carry out the purposes and intent of this Agreement.

          Section 12:  Certain Obligations of Principals after Closing

       12.1. Restrictions on Dispositions of SunGard Stock. From and after the Closing Date, none of the Principals shall sell, assign, give, pledge (except in connection with fully recourse bank loans) or otherwise transfer, dispose of or reduce his risk relating to any of his shares of capital stock or other securities of MACESS or of SunGard until the Publication Date (as defined in Section 10.3), and, thereafter, except in compliance with applicable federal and state securities laws.

       12.2. Cooperation with SunGard and the Surviving Corporation. From and after the Closing Date, (a) each Principal shall fully cooperate to transfer to SunGard and the Surviving Corporation the full control and enjoyment of MACESS' Business and Assets; (b) none of the Principals shall take any action, directly or indirectly, alone or together with others, that obstructs or impairs the smooth assumption by SunGard and the Surviving Corporation of MACESS' Business and the Assets; (c) each Principal shall fully cooperate with SunGard and the Surviving Corporation in connection with the preparation and audit of any financial statements of MACESS for periods before the Closing Date, including, where appropriate, the signing of such management representation letters are required in connection with such audit; and (d) the Principals shall promptly deliver to SunGard and the Surviving Corporation all correspondence, papers, documents and other items and materials received by any of the Principals or found to be in the possession of any of the Principals which pertain to MACESS' Business or the Assets.

       12.3. Further Assurances. At any time and from time to time after the Closing Date, at SunGard's request and without further consideration (but at SunGard's expense), each Principal shall promptly execute and deliver all such further agreements, certificates, instruments and documents and perform such further actions as SunGard may reasonably request, in order to fully consummate the Merger and the other Transactions and to fully carry out the purposes and intent of this Agreement and the Plan, including, but not limited to, such documents and actions as may be required in connection with the continuation or termination of MACESS' employee benefit plans, the adoption by the Surviving Corporation of SunGard's employee benefit plans, and the filing of tax returns of MACESS for all periods ending on or before the Effective Date.

Section 13: Certain Obligations of SunGard and the Surviving Corporation after Closing

       13.1. Final Tax Returns. Surviving Corporation shall timely prepare and file all federal and state income tax returns required to be filed by MACESS for the period from January 1, 1995 through the Effective Date, and the Principals shall fully cooperate with the Surviving Corporation with respect thereto.

       13.2. Employment Matters. All Persons who are full-time employees of MACESS on the Effective Date shall continue to be employed by the Surviving Corporation after the Effective Date on an "at-will" basis and for salaries or wages consistent with the levels in effect as of the date of this Agreement.

       13.3. Employee Benefit Plans. As soon as is practicable after the Effective Date, SunGard and the executives of MACESS shall review MACESS' Employee Benefit Plans to determine which such plans should remain in effect as plans of the Surviving Corporation and which should be replaced with SunGard's Employee Benefit Plans, with a view toward replacing all of MACESS' Employee Benefit Plans with SunGard's Employee Benefit Plans except where cost factors or unusual circumstances dictate otherwise. Immediately after the Merger, except as provided above in this Section 13.3, the employees of MACESS shall be entitled to participate in SunGard's applicable standard Employee Benefit Plans, as and when such employees become eligible to participate under the terms of such plans, and after MACESS' employees are eligible to participate in a SunGard standard Employee Benefit Plan, the corresponding, separate Employee Benefit Plans of MACESS shall be terminated. Each employee of MACESS shall receive credit, to the extent possible under the applicable standard Employee Benefit Plans of SunGard, for his or her years of service with MACESS.

       13.4. Disposition of Savings Plan. After the Effective Date, the following plans of MACESS shall be handled as follows:

          (a) As soon as is practicable after the Effective Date, MACESS' 401(k) (the "401(k) Plan") shall be "frozen" and the employees of MACESS shall begin to participate in SunGard's 401(k) Savings Plan. As soon as is practicable after the Effective Date but not later than nine months thereafter, the full accounts of the MACESS employees under the MACESS 401(k) Plan shall be transferred directly to the accounts of such employees under SunGard's 401(k) Savings Plan, and the MACESS 401(k) Plan shall terminate.

          (b) As soon as is practicable after the Effective Date, the Surviving Corporation shall adopt and join in SunGard's Employee Stock Purchase Plan.

              Section 14: Restrictive Covenants of the Principals.

       14.1. Certain Acknowledgements. Each Principal expressly acknowledges that:

          (a) "Imaging Business" shall mean the developing, enhancing and licensing of imaging-based, automated document management or work flow management proprietary Software and computer systems that provide functionality the same as or substantially similar to the functionality contained in the Software products and computer systems marketed, licensed, owned, claimed to have been owned, under development or planned by MACESS at any time prior to the Effective Date (or, with respect to a Principal who remains an employee of the Surviving Corporation after the Effective Date, the date of such Principal's termination of employment with the Surviving Corporation, SunGard or any of its affiliates) ("Imaging Software") and providing data processing and related services using the Imaging Software and such computer systems; irrespective of the hardware platform or software platform on which the Imaging Software and computer systems operate, irrespective of the technology utilized to effect such functionality, irrespective of the markets to which the Imaging Software and computer systems are marketed or licensed and irrespective of which existing and/or future subsidiaries of SunGard may engage in such business. SunGard and all existing and future subsidiaries of SunGard, including MACESS, engaged in the Imaging Business are referred to as the "SunGard Group."

          (b) The Imaging Business is highly competitive, is marketed throughout the United States, and requires long sales "lead times" often up to one year. MACESS expends, and the SunGard Group will expend, substantial time and money, on an ongoing basis, to train its employees, maintain and expand its customer base, and improve and develop its software and services.

          (c) In connection with the Transactions and during his tenure as an owner and/or executive of MACESS, he has had access to proprietary and confidential property, knowledge and information of MACESS' operations which, after Closing, shall be proprietary and confidential property, knowledge and information of the SunGard Group; such property, knowledge and information must be kept in strict confidence to protect the Imaging Business and maintain the SunGard Group's competitive positions in the marketplace; and such knowledge and information would be useful to competitors of the SunGard Group for indefinite periods of time.

          (d) The covenants of this Section 14 (the "Covenants") are a material part of this Agreement and are an integral part of the obligations of the Principals hereunder; the Covenants are supported by good and adequate consideration; and the Covenants are reasonable and necessary to protect the legitimate business interests of the SunGard Group.

       14.2. Nondisclosure Covenants. At all times after the date of this Agreement, for an indefinite period of time, except with SunGard's prior written consent, or except in connection with the proper performance of services for and as an employee of the SunGard Group, none of the Principals shall, directly or indirectly, in any capacity:

          (a) Communicate, publish or otherwise disclose to any Person, or use for the benefit of any Person, any confidential or proprietary property, knowledge or information of the SunGard Group or concerning any of its business, software, assets or financial condition, no matter when or how such knowledge or information was obtained, including without limitation (a) any information concerning the Assets, or the conduct and details of MACESS' Business; (b) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts at customers and prospects; (c) prices, renewal dates and other detailed terms of customer and supplier Contracts and proposals; (d) pricing policies, marketing and sales strategies, methods of delivering Software and services, and Software and service development projects and strategies; (e) source code, object code, user manuals, technical manuals and other documentation for Software products; (f) screen designs, report designs and other designs, concepts and visual expressions for Software products; (g) employment and payroll records; (h) forecasts, budgets and other nonpublic financial information; and (i) expansion plans, management policies, methods of operation, and other business strategies and policies.

          (b) Disclose, use or refer to any proprietary software or other confidential or proprietary property, knowledge or information of the SunGard Group, no matter when or how acquired, for any purpose not in furtherance of the business and interests of the SunGard Group, including without limitation the purposes of designing, developing, marketing and/or selling any Software that is similar to, visually or functionally, or competitive with any proprietary Software of the SunGard Group.

       14.3. Noncompetition Covenants. During the period beginning on the date of this Agreement and ending on the third (3rd) anniversary of the Effective Date (or with respect to the Principals employed by Surviving Corporation, the later of: (i) the third (3rd) anniversary of the Effective Date, or (ii) the first (1st) anniversary of the date of termination of employment with SunGard or any of its affiliates), except with SunGard's prior written consent, none of the Principals shall, directly or indirectly, in any capacity, at any location worldwide:

          (a) Communicate with or solicit any Person who is or during such period becomes a customer, prospect, supplier, employee, salesman, agent or representative of, or a consultant to, the SunGard Group, in any manner which interferes or might interfere with such Person's relationship with the Imaging Business of the SunGard Group, or in an effort to obtain any such Person as a customer, supplier, employee, salesman, agent or representative of, or a consultant to, any other Person that conducts a business competitive with or similar the Imaging Business.

          (b) Market or sell, in any manner other than in furtherance of the business and interests of the SunGard Group, any Imaging Software.

          (c) Establish, own, manage, operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any Person that conducts an Imaging Business.


It is the intent of the Parties that each of the Principals be prohibited for said period from selling, marketing or furthering a system that has substantially the same functionality as the Imaging Software and can be used in lieu of the Imaging Software in a competitive manner against the Imaging Software of the SunGard Group.

       14.4. Certain Exclusions. Confidential and proprietary property, knowledge and information of the SunGard Group shall not include any information that is now known by or readily available to the general public, nor shall it include any information that in the future becomes known by or readily available to the general public other than as a result of any breach of the Covenants of this Agreement. The ownership by any of the Principals of not more than five percent (5%) of the outstanding securities of any public company shall not, by itself, constitute a breach of the Covenants of Section 14.3, even if such public company competes with the SunGard Group. Any noncontrolling, passive, investment by Featheringill in the ordinary course of his venture capital financing shall not constitute a breach of the Covenants of Section 14.3, even if the company in which Featheringill makes such noncontrolling passive investment competes with the SunGard Group.

       14.5. Newsoftco. The parties acknowledge that MACESS has entered into an agreement with another company ("Newsoftco"), of which MACESS and Featheringill are investors, to construct an electronic software system consisting of the integration of various functions and programs described in
Exhibit 14.5 attached hereto. Based on the representations and information contained in Exhibit 14.5, it is agreed that the development and the operation of Newsoftco is not competitive with the current business and functionality of MACESS and that the involvement of MACESS and Featheringill in Newsoftco shall not constitute a breach of Section 14.3 of this Agreement.

       14.6. Enforcement of Covenants. Each of the Principals expressly acknowledges that it would be extremely difficult to measure the damages that might result from any breach of the Covenants, and that any breach of the Covenants will result in irreparable injury to the SunGard Group for which money damages could not adequately compensate. If a breach of the Covenants occurs, then the SunGard Group shall be entitled, in addition to all other rights and remedies that it may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining the Principals and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action that any of the Principals or any such other Person may have against any member of the SunGard Group shall not constitute a defense or bar to the enforcement of any of the Covenants. If the SunGard Group must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.

       14.7. Scope of Covenants. If any Covenant, or any part thereof, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other Covenants, or the other portions of such Covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

                          Section 15:  Indemnification

       15.1. Principals' General Indemnification. From and after the Closing Date, the Principals, with liability allocated in accordance with
Section 15.5, shall indemnify and hold harmless the members of the SunGard Group and all affiliated SunGard entities, and their respective successors and assigns, and their respective directors, officers, employees, agents and representatives, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including without limitation reasonable attorney's fees and court costs, arising out of or caused by, directly or indirectly, any or all of the following:

          (a) Misrepresentation. Any misrepresentation, breach or failure of any warranty or representation made in or pursuant to this Agreement.

          (b) Unscheduled Obligations. Obligations other than: (i) Obligations reflected on the August 1995 Balance Sheet, (ii) Obligations set forth in Schedule 3.8, (iii) Obligations under Contracts listed or not required to be listed on Schedule 3.14, provided that as of August 31, 1995, no such Obligation consisted of or resulted from a default under or violation of any such Contract, and (iv) Obligations incurred since August 31, 1995 and not in breach of any of the representations and warranties made in Section 3.9 or any of the covenants of Section 7.1.

          (c) Taxes. Any deficiency or adjustment for Taxes and related interest, penalties and expenses, assessed against or imposed upon MACESS (or its successor) with respect to any period ending on or before the Closing Date to the extent not reserved against on the August 1995 Balance Sheet. The right of the SunGard Group to indemnification under this Section 15.1(c) shall not be affected by the fact that the applicable tax deficiency, adjustment, interest or penalties may be assessed against SunGard as a result of the fact that, after the Closing Date, MACESS shall be included in the consolidated federal income tax returns filed by SunGard; provided that the Principals shall not be liable for Taxes, interest, penalties and expenses to the extent resulting solely from voluntary amendments to previously filed tax returns made after Closing by MACESS or SunGard.

       15.2. Indemnification Procedures. With respect to each event, occurrence or matter ("Indemnification Matter") as to which any member of the SunGard Group (the "Indemnitee") is entitled to indemnification from the Principals (the "Indemnitor") under this Section 15:

          (a) Notice. Within ten (10) days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third-party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give reasonably detailed notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith ("Indemnification Notice"), together with copies of any such written documents.

          (b) Defense. If a third-party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (the "Defense") of the Indemnification Matter, except that (a) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (b) if the Indemnitee reasonably believes that the handling of the Defense by the Indemnitor may have a material adverse affect on the Indemnitee, its business or financial condition, or its relationship with any customer, prospect, supplier, employee, salesman, consultant, agent or representative, then the Indemnitee may, at its option and expense and through counsel of its choice, assume control of the Defense, provided that the Indemnitor shall be entitled to participate in the Defense at its expense and through counsel of its choice; (c) the Indemnitor shall not consent to any Judgment, or agree to any settlement, without the Indemnitee's prior written consent; and (d) if the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice, but at the Indemnitor's expense, assume control over the Defense. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including without limitation by furnishing all available documentary or other evidence as is reasonably requested by the other.

          (c) Payments. All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within fifteen (15) business days after a final Judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed.

       15.3. Limits on Indemnification. Liability under this Section 15 shall be limited as follows:

          (a) Threshold. No amount shall be payable under this Section 15 unless and until the aggregate amount otherwise payable under this Section 15 exceeds Six Hundred Thousand Dollars ($600,000), in which event the Indemnitor shall pay such aggregate amount and all future amounts payable by the Indemnitor under this Section 15.

          (b)      Ceiling.

                   (i) With respect to Indemnification Matters related to title to or infringement caused by any Software product, or component thereof, which was marketed, licensed, owned or claimed to have been owned by MACESS at any time before Closing ("Software Indemnification Matter"), except as set forth in Section 15.4, the total liability under this Section 15 shall not exceed two thirds (2/3) of the Merger Consideration (as defined below), and each Principal's total liability under this Section 15 shall not exceed two thirds (2/3) of such Principal's share of the Merger Consideration, in accordance with the applicable percentages set forth on Exhibit 15.5. "Merger Consideration" means the Total SunGard Stock Issued multiplied by the last reported sale price of one share of SunGard Stock, as reported on The Nasdaq Stock Market on the Closing Date.


                   (ii) With respect to all other Indemnification Matters, except as set forth in Section 15.4, the total liability under this Section 15 shall not exceed ten percent (10%) of the Merger Consideration and each Principal's total liability under this Section 15 shall not exceed ten percent (10%) of such Principal's share of the Merger Consideration, in accordance with the applicable percentages set forth on Exhibit 15.5.

          (c)      Time Periods.

                   (i) With respect to Indemnification Matters expected to be encountered in the routine audit process of a wholly-owned subsidiary, the Indemnitor shall not be liable as to any such Indemnification Matter for which the Indemnitee does not give an Indemnification Notice to the Indemnitor in accordance with Section 15.2.(a) by March 31, 1996.

                   (ii) With respect to Software Indemnification Matters, the Indemnitor shall not be liable as to any such Indemnification Matter for which the Indemnitee does not give an Indemnification Notice to the Indemnitor in accordance with Section 15.2.(a) within five (5) years after the Effective Date.

                   (iii) With respect to all other Indemnification Matters, except as set forth in Section 15.4, the Indemnitor shall not be liable as to any such Indemnification Matter for which the Indemnitee does not give an Indemnification Notice to the Indemnitor in accordance with Section 15.2.(a) within twelve (12) months after the Effective Date.

       15.4.       Exceptions.    None of the foregoing limitations shall apply
in the case of any Indemnification Matter involving (i) intentional misrepresentation, fraud or criminal matters; or (ii) an Indemnification Matter the basis of which is a breach of the representations and/or warranties contained in Section 4.

       15.5.       Allocation.

          (a) Except as to an Indemnification Matter the basis of which is a breach of the representations and/or warranties contained in Section 4, all liability under this Agreement shall be allocated in accordance with the applicable percentages set forth on Exhibit 15.5. SunGard shall be paid first from the Escrow Stock (as defined in the Escrow Agreement) to the extent available and sufficient by having the Escrow Agent distribute from the Escrow Stock to SunGard such number of shares of SunGard Stock as is equal to (i) the amount for which the SunGard Group is entitled to indemnification divided by
(ii) the last reported sale price of one share of SunGard Stock, as reported on The Nasdaq Stock Market on the Closing Date, and if the Escrow Stock is either not available or not sufficient, then each Principal shall pay SunGard directly such Principal's share of the insufficiency, in accordance with the applicable percentages set forth on Exhibit 15.5.

          (b) With respect to an Indemnification Matter the basis of which is a breach of the representations and/or warranties contained in Section 4, SunGard shall collect from such Principal's share of the Escrow Stock to the extent available and sufficient, and if the Escrow Stock is either not available or not sufficient, then such Principal shall pay SunGard directly the amount of the insufficiency.

       15.6.       Mediation.   If a dispute between the Principals and SunGard
arises out of or relates to an Indemnification Matter, and if the dispute cannot be settled through negotiation between the parties, the parties agree first to try in good faith to settle the dispute by non-binding mediation in Alabama under the Mediation Rules of the American Arbitration Association with a neutral mediator selected by the American Arbitration Association, before resorting to litigation.

       15.7. Featheringill and The Family Partnership Liability. The foregoing in this Section 15 notwithstanding, all liability of Featheringill and The Family Partnership under this Agreement shall be joint and several, and for the purposes of allocating liability under Section 15.5 and determining the maximum liability under Section 15.3.(b), the percentage applicable to the joint and several liability of Featheringill and The Family Partnership shall be the sum of the percentages next to their respective names on Exhibit 15.5.

                         Section 16:  Other Provisions

       16.1. Termination. At any time before the Closing, whether or not the Merger has been approved by MACESS' Stockholders, this Agreement may be terminated and the Merger abandoned in accordance with any of the following methods:

          (a) By the mutual written consents of SunGard and MACESS, authorized by their respective boards of directors.

          (b) By written notice from SunGard to MACESS, or from MACESS to SunGard, if it becomes certain (for all practical purposes) that any of the conditions to the closing obligations of the party giving such notice cannot be satisfied on or before November 30, 1995, for a reason other than such party's default, and such party is not willing to waive the satisfaction of such condition.

          (c) By written notice from SunGard to MACESS, or from MACESS to SunGard, if the Closing does not occur on or before November 30, 1995 for any reason other than a breach of this Agreement by the party giving such notice.

       16.2. Publicity. Without the prior written consent of SunGard, neither MACESS nor any Principal shall make any public announcement regarding the Transactions, nor shall they in any manner disseminate any information regarding MACESS, SunGard, the Merger or the other Transactions, except through distribution of the Registration Statement. Unless required by Law or stock exchange or NASDAQ regulation, in the opinion of SunGard's counsel, neither SunGard nor Newco shall make any public announcement regarding the Transactions
without first consulting with the Principals.   With respect to any announcement
that any of the parties is required by Law or stock exchange or NASDAQ regulation to issue, such party shall, to the extent possible under the circumstances, review the necessity for the contents of the announcement with the other party before issuing the announcement. The provisions of this Section
16.2 shall survive any termination of this Agreement for a period of five years.

       16.3.       Fees and Expenses.

          (a) SunGard shall pay all of the fees and expenses incurred by it and/or Newco; MACESS shall pay all of the fees and expenses incurred by it; and the Principals shall pay any fees and expenses separately incurred by them, in negotiating and preparing this Agreement and the Plan (and all other Contracts and documents executed in connection herewith or therewith) and in consummating the Transactions, except that all SEC and state filing or registration fees shall be divided equally between MACESS and SunGard. MACESS shall not incur, and Principals shall not permit MACESS to incur, legal, accounting, investment banking, brokerage and other professional fees and expenses with respect to the transactions contemplated by this Agreement, including, in an aggregate amount exceeding $775,000.

          (b) In order to induce SunGard to enter into this Agreement and the Plan, MACESS shall make the following payments to SunGard (and Featheringill hereby guarantees such payments) if the Merger is not consummated due to the failure of the condition set forth in Section 10.4, provided that the failure of MACESS Stockholders to approve the Merger is not due to a failure of one of the conditions in Section 9 other than Section 9.2:

                   (i) A cash payment of Six Million Dollars ($6,000,000), payable on December 1, 1995.

                   (ii) If a Later Sale (as defined below) occurs within one year after the date of this Agreement, an additional cash payment equal to Twenty-Five Percent (25%) of the following amount: the aggregate consideration received by MACESS and/or the Stockholders in such Later Sale; minus Fifty-Seven Million Dollars ($57,000,000) (or, if less than all of the \assets or shares of MACESS are involved in the Later Sale, the corresponding portion of $57,000,000); minus Six Million Dollars ($6,000,000). Such additional cash payment shall be payable upon consummation of the transaction constituting the Later Sale (whether or not such consummation shall have occurred within one year from the date hereof).

A "Later Sale" shall have occurred if (x) a Person other than SunGard acquires, or commits to acquire, a majority of the outstanding shares of capital stock of MACESS or assets of MACESS having a market value equal to Fifty Percent (50%) or more of the aggregate market value of all of the assets of MACESS, (y) MACESS merges or consolidates, or commits to merge or consolidate, with a Person other than SunGard, or (z) MACESS files a registration with the SEC for a public offering of its securities.

       16.4. Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement. Notices may also be given by prepaid facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Before the Closing, notices to MACESS shall be sent to its address stated on page one of this Agreement to the attention of its President, with a copy sent simultaneously to the same address to the attention of its Chief Executive Officer and another copy sent simultaneously to Thomas A. Ritchie, Esquire,
Ritchie & Rediker, L.L.C., 312 North 23rd Street, Birmingham, Alabama.   Before
the Closing, any such notice to MACESS shall suffice as notice to MACESS and to all of the Principals. After the Closing, notices to MACESS shall be sent to SunGard (in the manner provided below), notices to the Principals or the Stockholders shall be sent to the Stockholders Agent in accordance with Section 16.20, and copies of notices to the Stockholders Agent shall be sent simultaneously to Thomas A. Ritchie, Esquire, at the address stated above. Notices to SunGard and/or Newco (before or after the Closing) shall be sent to SunGard's address stated on page one of this Agreement to the attention of its General Counsel, with a copy sent simultaneously to the same address to the attention of its Chief Financial Officer. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 16.4, provided that any such change of address notice shall not be effective unless and until received.

       16.5. Survival of Representations. All representations and warranties made in this Agreement or pursuant hereto shall survive the date of this Agreement, the Closing Date, the Effective Date and the consummation of the Transactions.

       16.6. Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

       16.7. Reliance by SunGard and Newco. Notwithstanding the right of SunGard and Newco to investigate MACESS' Business, Assets and financial condition of MACESS, and notwithstanding any knowledge determined or determinable by SunGard and Newco as a result of such investigation, SunGard and Newco have the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by the Principals in this Agreement or pursuant hereto.

       16.8. Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto, states the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including without limitation all confidentiality letter agreements and letters
of intent previously entered into among some or all of the parties hereto.   No
amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought. MACESS may agree to any amendment or supplement to this Agreement, or a waiver of any provision of this Agreement, either before or after the approval of the MACESS Stockholders is obtained (as contemplated by this Agreement) and without seeking further stockholder approval, so long as such amendment, supplement or waiver does not result in a decrease in the Preliminary Merger Exchange Ratio (as defined in the Plan) or have a material adverse effect on the MACESS Stockholders. This Agreement may not be terminated except as provided in Section 16.1.

       16.9. Parties in Interest. This Agreement shall bind, benefit, and be enforceable by and against MACESS, The Family Partnership, SunGard and Newco and their respective successors and assigns, and the individual Principals and their respective heirs, estates and personal representatives. No party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other parties.

       16.10. Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

       16.11. Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

       16.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

       16.13. Section Headings. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

       16.14. References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

       16.15. Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE

PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF
LAW.

       16.16. Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the Commonwealth of Pennsylvania; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Commonwealth of Pennsylvania; (c) each of the parties irrevocably waives the right to trial by jury; (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 16.4; and (e) the prevailing parties shall be entitled to recover their reasonable attorney's fees and court costs from the other parties.

       16.17. Post-Closing Actions by the Surviving Corporation. No action taken by the Surviving Corporation after the Closing, with respect to this Agreement, the Plan or the Transactions, including any waiver, consent or approval, shall be effective unless approved in writing by a majority of the Surviving Corporation's Board of Directors.

       16.18. No Third-Party Beneficiaries. No provision of this Agreement or the Plan is intended to or shall be construed to grant or confer any right to enforce this Agreement or the Plan, or any remedy for breach of this Agreement or the Plan, to or upon any Person other than the parties hereto, including, but not limited to, any customer, prospect, supplier, employee, contractor, salesman, agent or representative of MACESS.

       16.19. Nature of Transactions. The parties intend that the Merger shall constitute a pooling-of-interests under GAAP and a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

       16.20. Stockholders Agent. Featheringill shall be constituted and appointed as agent ("Stockholders Agent") for the Principals and the Stockholders in accordance with the following:

          (a) The Stockholders Agent shall have the full power and authority, for and on behalf of each and all of the Principals and each and all of the Stockholders, to give and receive notices and communications, to authorize and object to deliveries to SunGard of Escrowed Stock (as defined in the Escrow Agreement) in satisfaction of Indemnification Matters, to select counsel for and administer the Defense of Indemnification Matters, to agree to, negotiate, enter into settlements and compromises of, and comply with court orders with respect to, such matters, and to take all actions necessary or appropriate in the judgment of the Stockholders Agent for the accomplishment of the foregoing.

          (b) Notices or communications to or from the Stockholders Agent shall constitute notices to or from each of the Principals or each of the Stockholders, as applicable, and no separate or individual notices to each of the Principals or each of the Stockholders shall be required for any purposes with respect to this Agreement unless required by law.

          (c) The Stockholders Agent, in his capacity as agent on behalf of the Principals and Stockholders, shall not be liable for any act done or omitted hereunder as

Stockholders Agent while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Principals or Stockholders, as appropriate, shall severally indemnify the Stockholders Agent and hold him harmless against any loss, liability or expense incurred without bad faith on the part of the Stockholders Agent and arising out of or in connection with the performance of his duties and exercise of his rights as agent hereunder.

          (d) A decision, act, consent or instruction of the Stockholders Agent, taken in the manner set forth herein or in the Escrow Agreement, shall constitute a decision, act, consent or instruction of all Principals or Stockholders, as applicable, and shall be final, binding and conclusive upon each of the Principals or each of the Stockholders, as applicable, and SunGard and the Escrow Agent each may rely upon any decision, act, consent or instruction of the Stockholders Agent taken in such manner as being the decision, act, consent or instruction of each and every of the Principals or Stockholders, as applicable. The Escrow Agent and SunGard each are hereby relieved from any liability to any person for any acts done by them in accordance with such decisions, acts, consents and instructions of the Stockholders Agent taken in such manner.

          (e) If Featheringill is unable to act as Stockholders Agent, then his designee from among the Principals shall serve as Stockholders Agent (or if he is unable to appoint such designee, Ritchie shall serve as Stockholder Agent), upon not less than ten (10) days' prior written notice to SunGard and the Escrow Agent.

       16.21. No Offers. THIS AGREEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SHARES OF COMMON STOCK OR OTHER SECURITIES OF SUNGARD. NO SUCH OFFER SHALL BE MADE OTHER THAN BY DELIVERY OF THE INFORMATION STATEMENT-PROSPECTUS CONTEMPLATED HEREBY.


                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

       WITNESS THE DUE EXECUTION AND DELIVERY HEREOF AS OF THE DATE FIRST STATED ABOVE.

MACESS Corporation


By:/s/ William W. Featheringill
   ---------------------------------------
   William W. Featheringill,
   Chairman and Chief Executive Officer

SunGard Data Systems Inc.


By:/s/ Richard C. Tarbox
   ---------------------------------------
   Richard C. Tarbox,
   Vice President-Corporate Development

SDS Merger Inc.


By:/s/ Lawrence A. Gross
   ---------------------------------------
   Lawrence A. Gross,
   Vice President

Principals:

   /s/ William W. Featheringill                   /s/ Richard T. Harley
------------------------------------------     --------------------------------
       William W. Featheringill                       Richard T. Harley

   /s/ T. Alan Ritchie                            /s/ W. Sanders Pitman
------------------------------------------     --------------------------------
       T. Alan Ritchie                                W. Sanders Pitman

   /s/ John S. Williams                           /s/ Lawrence A. Stein
------------------------------------------     --------------------------------
       John S. Williams                               Lawrence A. Stein

   /s/ Thomas W. Claussen
------------------------------------------
       Thomas W. Claussen


The Featheringill Family Partnership, Ltd.


By: /s/ William W. Featheringill, General Partner
   ----------------------------------------------
        William W. Featheringill, General Partner

                             SCHEDULES AND EXHIBITS
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION

Schedules                                 Description
---------                                 -----------

      3.1                  Corporate Information of MACESS.
      3.2                  Required Authorizations and Filings.
      3.3A                 Stockholders.
      3.3B                 Option Holders.
      3.3C                 Warrants.
      3.4                  Bank Accounts.
      3.5                  Compliance with Laws.
      3.6A                 Audited Financial Statements
                           (included in the Information Statement-Prospectus).
      3.6B                 Unaudited Financial Statements as of August 31, 1995.
      3.6C                 Accounting Policies Used by MACESS.
      3.7A                 Assets.
      3.7B                 Assets Necessary to Operate MACESS' Business
      3.8                  Obligations.
      3.9                  Operations Since August 31, 1995.
      3.11                 Tangible Property.
      3.12                 Real Property.
      3.13                 Software and Intangibles.
      3.14                 Contracts.
      3.15A                Employees.
      3.15B                Sales Representatives and Independent Contractors.
      3.16                 Employee Benefit Plans.
      3.17                 Prospects and Suppliers.
      3.18                 Taxes.
      3.19                 Proceedings and Judgments.
      3.20                 Insurance.
      3.22                 Related Party Transactions.
      3.23                 MACESS Brokerage Fees.
      4.1                  Principals' Ownership of Shares.
      4.4                  Principals' Brokerage Fees.
      5.2                  SunGard Consents Required.
      5.6                  SunGard Brokerage Fees.

Exhibits                                  Description
--------                                  -----------

      Exhibit A            Agreement and Plan of Merger (included as
                           Exhibit 2.2 to this Registration Statement).
      Exhibit 11.3(c)      Escrow Agreement (included as Exhibit 2.3 to this
                           Registration Statement).
      Exhibit 14.5         Description of Software Company in which
                           Featheringill may invest.
      Exhibit 15.5         Allocation of Indemnification Liability Percentages.

--------------------------------------------------------------------------------

THE REGISTRANT AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED SCHEDULE OR EXHIBIT TO THE COMMISSION UPON REQUEST.

                                   Appendix B

                         AGREEMENT AND PLAN OF MERGER


Parties:         MACESS Corporation
                 an Alabama corporation ("MACESS")
                 402 Office Park Drive, Suite 150
                 Birmingham, AL  35223

                 SunGard Data Systems Inc.
                 a Delaware corporation ("SunGard")
                 1285 Drummers Lane, Wayne, Pennsylvania 19087

                 SDS Merger Inc.
                 an Alabama corporation ("Newco")
                 1285 Drummers Lane, Wayne, Pennsylvania 19087

Date:            September 29, 1995

Background: Newco is a wholly-owned subsidiary of SunGard. MACESS, SunGard, Newco and the principal equity owners of MACESS have entered into an Agreement and Plan of Reorganization, dated this date (the "Reorganization Agreement"), that contemplates the consolidation and merger of Newco with and into MACESS (the "Merger") in accordance with the provisions of the Reorganization Agreement and the provisions of this Agreement and Plan of Merger (this "Plan").

    Now, therefore, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein and in the Reorganization Agreement, the parties hereto, intending to be legally bound, agree as follows:

    1. Merger. On the Effective Date (as defined below), Newco shall be consolidated and merged with and into MACESS in accordance with the provisions of this Plan and in compliance with the Alabama Corporation Law and any other applicable corporate laws (the "Corporation Laws"), and the Merger shall have the effect provided for in the Corporation Laws. MACESS (sometimes referred to as the "Surviving Corporation") shall be the surviving corporation of the Merger and shall continue to exist and to be governed by the laws of the State of Alabama. The corporate existence and identity of MACESS, with its purposes and powers, shall continue unaffected and unimpaired by the Merger, and MACESS shall become a wholly-owned subsidiary of SunGard after the Effective Date. On the Effective Date, MACESS shall succeed to and be fully vested with the corporate existence and identity of Newco, and the separate corporate existence and identity of Newco shall cease.

    2.    Name.  The name of the Surviving Corporation shall be "MACESS
Corporation."

    3. Charter. Immediately after the Merger, the Certificate of Incorporation of the Surviving Corporation shall be that of MACESS immediately before the Merger.

    4. Bylaws. Immediately after the Merger, the Bylaws of the Surviving Corporation shall be those of MACESS immediately before the Merger.

    5. Directors. Immediately after the Merger, the directors of the Surviving corporation shall be the following persons, who shall serve in accordance with the Bylaws of the Surviving Corporation:

                               Kenneth R. Adams
                               Lawrence A. Gross
                               Michael J. Ruane

    6. Officers. Immediately after the Merger, the officers of the Surviving Corporation shall be the following persons, who shall serve in accordance with the Bylaws of the Surviving Corporation:

          Kenneth R. Adams ....... Chairman, Chief Executive Officer
          T. Alan Ritchie ........ President
          W. Sanders Pitman ...... Vice President
          Lawrence A. Gross ...... Assistant Vice President, Secretary
          Michael J. Ruane ....... Assistant Vice President, Assistant Secretary
          Andrew P. Bronstein .... Assistant Vice President, Assistant Secretary

    7. Conversion of Newco Stock. On the Effective Date, each share of the total of 1,000 shares of common stock of Newco, $1.00 par value per share, issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into and become one share of voting common stock, $0.002 par value per share, of the Surviving Corporation. It is the intention of the parties that, immediately after the Merger, SunGard shall own all of the issued and outstanding capital stock of the Surviving Corporation.

    8. Conversion of MACESS Stock On the Effective Date, each share of capital stock of MACESS, including 1,430,100 shares of voting common stock, $0.002 par value per share, and 5,720,400 shares of Class A non-voting common stock, $0.002 par value per share, issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into and become 0.2783022 (the "Preliminary Merger Exchange Ratio") shares of common stock of SunGard, $0.01 par value per share ("SunGard Stock"), subject to the possible adjustment described in Section 9 of this Plan.

    9. Possible Adjustment due to Recapitalization. If, between the date of this Plan and the Effective Date, there is a change in the number of issued and outstanding shares of SunGard Stock as a result of a stock split, reverse stock split, stock dividend, reclassification, exchange of shares or similar recapitalization, then the Preliminary Merger Exchange Ratio shall be appropriately adjusted. The Preliminary Merger Exchange Ratio shall not be adjusted as a result of any other changes in the number of issued and outstanding shares of SunGard Stock, such as changes resulting from acquisitions or offerings or changes resulting from exercises of stock options, purchases or awards of stock, or similar transactions under SunGard's stock option, purchase and award plans. The Preliminary Merger Exchange Ratio, after adjustment in accordance with this Section 9 (if any), shall be referred to as the "Final Merger Exchange Ratio."

    10. No Fractional Shares. No fractional shares of SunGard Stock shall be issued as a result of the Merger. In lieu of the issuance of fractional shares, the number of shares of SunGard Stock to be issued to each stockholder of MACESS in accordance with this Plan shall be rounded off to the nearest whole number of shares of SunGard Stock.

    11. MACESS Stock held by MACESS. On the Effective Date, any shares of MACESS Stock that are held by MACESS (as treasury shares) immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically canceled.

    12. Exchange Procedures. SunGard shall designate its transfer agent to act as the "Exchange Agent" under this Plan. As soon as is practicable after the Effective Date, SunGard or the Exchange Agent shall mail, to each record holder of an outstanding certificate that immediately before the Effective Date represented shares of MACESS Stock, instructions for use in effecting the surrender of such certificate to the Exchange Agent. Upon the surrender of such certificate to the Exchange Agent in accordance with such instructions, the Exchange Agent shall exchange such certificate for (a) a new certificate representing 90% of such number of shares of SunGard Stock into which the shares of MACESS Stock represented by such certificate have been converted in accordance with this Plan ("Closing Stock"), which shall be promptly delivered to the holder, and (b) a new certificate for the balance of such number of shares of SunGard Stock into which the share of MACESS Stock represented by such certificate have been converted in accordance with this Plan ("Escrow Stock"), which shall be held and distributed in escrow in accordance with the terms of the Escrow Agreement by and among MACESS, SunGard, Newco and the non-dissenting stockholders of MACESS and dated as of the date hereof. If applicable, such certificates shall be accompanied by any distributions due with respect to shares of SunGard Stock that were paid to SunGard's stockholders of record as of a date between the Effective Date and the date of distribution of either the certificate representing the Closing Stock or the certificate representing the Escrow Stock. Until surrendered in accordance with the foregoing, each outstanding certificate that immediately before the Effective Date represented shares of MACESS Stock shall be deemed to evidence ownership of the number of shares of SunGard Stock into which the shares of MACESS Stock represented by such certificate have been converted in accordance with this Plan, subject to the escrow requirement described above; provided, however, that any such certificate that is not properly submitted for exchange to SunGard or the Exchange Agent within three years after the Effective Date shall no longer evidence ownership of shares of Closing Stock or Escrow Stock and all rights of the holder of such certificate, as a stockholder of SunGard with respect to the shares previously evidenced by such certificate, shall cease.

    13.   Dissenter's Rights.   Stockholders of MACESS shall be entitled to
exercise the rights of dissenting stockholders with respect to the Merger and this Plan, as provided in the Corporation Laws. SunGard shall be responsible for paying all cash amounts due to dissenting stockholders of MACESS.

    14. Effective Date. As used in this Plan, the "Effective Date" shall mean the date upon which this Plan and a proper Articles of Merger for the Merger have been duly signed and filed with the proper official of the State of Alabama.

    15. Entire Understanding. This Plan, together with the Reorganization Agreement (and the Exhibits and Schedules thereto), states the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof. No amendment or modification of this Plan, and no waiver of any provision of this Plan, shall be effective unless in writing and signed by the party against whom enforcement is sought. MACESS may agree to any amendment or supplement to this Plan, or a waiver of any provision of this Plan, either before or after the approval of MACESS's stockholders is obtained (as contemplated by the Reorganization Agreement) and without seeking further stockholder approval, so long as such amendment, supplement or waiver does not result in a decrease in the Preliminary Merger Exchange Ratio or have a material adverse effect on MACESS's stockholders. The obligations of the parties under this Plan shall be subject to all of the terms and conditions of the Reorganization Agreement. If the Reorganization Agreement is terminated in accordance with its terms, then this Plan shall simultaneously terminate, and the Merger shall be abandoned without further action by the parties hereto.

    16. Parties in Interest. This Plan shall bind, benefit and be enforceable by and against the parties hereto and their respective successors and assigns. No party hereto shall in any manner assign any of its rights or obligations under this Plan without the express prior written consent of the other parties. Nothing in this Plan or the Reorganization Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any persons other than the parties hereto and their respective stockholders and directors.

    17. Severability. If any provision of this Plan is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

    18. Counterparts. This Plan may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Plan to produce or account for more than one counterpart hereof.

    19. Section Headings. Section and subsection headings in this Plan are for convenience of reference only, do not constitute a part of this Plan, and shall not affect its interpretation.

    20. References. All words used in this Plan shall be construed to be of such number and gender as the context requires or permits.

    21. Controlling Law. This Plan is made under, and shall be construed and enforced in accordance with, the laws of the State of Alabama applicable to merger agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

    In testimony whereof, each undersigned corporation has caused this Agreement and Plan of Merger to be signed by a duly authorized officer and its corporate seal, duly attested by another such officer, to be hereunto affixed, as of the date first stated above.

MACESS Corporation


By:/s/ William W. Featheringill
   ------------------------------------
   William W. Featheringill,
   Chairman and Chief Executive Officer

SunGard Data Systems Inc.


By:/s/ Richard C. Tarbox
   ------------------------------------
   Richard C. Tarbox,
   Vice President-Corporate Development

SDS Merger Inc.


By:/s/ Lawrence A. Gross
   ------------------------------------
   Lawrence A. Gross,
   Vice President

                                   Appendix C

                                  APPENDIX C

                                ESCROW AGREEMENT

Parties:       MACESS Corporation
               an Alabama corporation ("MACESS")
               402 Office Park Drive, Suite 150
               Birmingham, AL  35223

               SunGard Data Systems Inc.
               a Delaware corporation ("SunGard")
               1285 Drummers Lane, Wayne, Pennsylvania 19087

               SDS Merger Inc.
               an Alabama corporation ("Newco")
               1285 Drummers Lane, Wayne, Pennsylvania 19087

               William W. Featheringill,
               as Stockholders Agent

               All stockholders of MACESS whose signatures appear at the end of this Agreement

               Norwest Bank Minnesota, N.A. ("Escrow Agent")
               Norwest Center, Sixth Street and Marquette Avenue
               Minneapolis, MN 55479

Date:          _______________________, 1995


                                   Background

          A. MACESS, Newco, SunGard and the principal equity owners of MACESS (the "Principals") are parties to an Agreement and Plan of Reorganization dated as of September ___, 1995 (the "Reorganization Agreement') and a related Plan of Merger dated the same date (the "Plan of Merger") providing for the merger of Newco with and into MACESS (the "Merger") with, subject to the rights of dissenting stockholders, the conversion of each outstanding share of MACESS Stock (as defined in the Reorganization Agreement) into immediately deliverable shares of SunGard Stock (as defined in the Plan of Merger) and the right to receive additional shares of SunGard Stock held by the Escrow Agent under this Agreement. As of the Effective Date, SunGard will deliver to the Escrow Agent such number of shares of SunGard Stock ("Escrowed Stock") as is equal to ten percent (10%) of the Total SunGard Stock (as defined in the Reorganization Agreement).

          B. Within a reasonable period after the Effective Date, MACESS and SunGard have delivered to the Escrow Agent a list of the names and addresses of MACESS's stockholders ("Stockholders") showing as to each the number of shares of SunGard Stock (including fractional shares), as the case may be, deposited in respect of the shares of MACESS Stock owned by such Stockholder.

          NOW, THEREFORE, the parties hereto agree as follows:

          1.  Stockholder Accounts.   The Escrow Agent shall maintain records
and an account for each Stockholder showing the number of shares deposited hereunder in respect of the shares of MACESS Stock owned by each such Stockholder. As soon as practicable after the Effective Date (as defined in the Plan of Merger), the Escrow Agent shall mail to each Stockholder a statement showing the number of shares of Escrowed Stock held by the Escrow Agent for such Stockholder. Subsequent statements shall be distributed following any distributions pursuant to Section 3.b hereof.

          2. Distribution of Escrowed Stock. The Escrow Agent shall distribute the Escrowed Stock as follows:

              a. In accordance with the mutual written direction of SunGard and the Stockholders Agent (as defined in the Reorganization Agreement).

              b. When payment of any claim for indemnification becomes due under Section 15 of the Reorganization Agreement or after a comparable final determination is made regarding payment of any indemnification claim under
Section 6.3 of the Reorganization Agreement, SunGard shall forward to the Escrow Agent a notice ("Payment Notice") setting forth the amount to which SunGard is entitled and from which Stockholders SunGard is so entitled, and provide evidence to the Escrow Agent of the receipt by the Stockholders Agent of the Payment Notice. The amount set forth in the Payment Notice shall be applied against the accounts maintained by the Escrow Agent for each Stockholder named in the Payment Notice, based upon the amounts of Escrowed Stock initially deposited therein. The Escrow Agent within 15 business days thereafter shall deliver to SunGard certificates representing such number of shares of SunGard Stock, rounded downward to the nearest whole number of shares, having a total value, based upon the Valuation Price (as defined in Section 4 hereof), equal to the amount specified in the Payment Notice. In the event that the number of Escrowed Stock in an account is insufficient to pay the allocable portion of the amount specified in the Payment Notice, the Escrow Agent shall not be entitled to make up any deficiency from any other account.

              c. On November __, 1996 (the "Termination Date"), the Escrow Agent shall distribute to the Stockholders the remaining shares held hereunder (less a number of shares equal to the aggregate of the fractional share interests to which SunGard is entitled by reason of the deposit by SunGard of an excess fractional share hereunder or by reason of distribution to SunGard of less than the amount specified in a Payment Notice, which shall be distributed to SunGard) less the shares having a total value, based upon the Valuation Price, equal to the aggregate amount set forth in any then outstanding claim notices delivered under Sections 6.3 or 15 of the Reorganization Agreement ("Claim Notices"). For this purpose the amount set forth in any outstanding Claim Notices shall be allocated among accounts in the same manner as set forth in Section 3.b hereof.

              d. After the Termination Date, upon final resolution of any remaining outstanding Claim Notices in accordance with the procedure set forth in Section 2(b) with respect to Payment Notices, the Escrow Agent shall distribute to the Stockholders the remaining shares held hereunder (less a number of shares equal to the aggregate of the fractional share interests to which SunGard is entitled by reason of the deposit by SunGard of an excess fractional share hereunder or by reason of distribution to SunGard of less than the amount specified in a Payment Notice, which shall be distributed to SunGard) less the shares having a total value, based upon the Valuation Price, equal to the aggregate amount set forth in any then outstanding Claim Notices. For this purpose the amount set forth in any outstanding Claim Notices shall be allocated among accounts in the same manner as set forth in Section 3.b hereof.

              e. SunGard shall forward to the Escrow Agent a notice ("Dissenters Notice") setting forth the names of those MACESS Stockholders who have dissented to the Merger and provide evidence to the Escrow Agent of the receipt by the Stockholders Agent and the dissenting Stockholders of the Dissenters Notice. The Escrow Agent within 15 business days thereafter shall deliver to SunGard certificates representing such number of shares of SunGard Stock, held by the Escrow Agent in accounts for such dissenting Stockholders.

              f. No fractional shares of SunGard Stock shall be distributed by the Escrow Agent. In lieu of the distribution of fractional shares, the number of shares of SunGard Stock to be distributed to each Stockholder in accordance with this Agreement shall be rounded off to the nearest whole number of shares of SunGard Stock.

              g. In the event that any holder of certificates formerly representing shares of MACESS Stock has not surrendered them for exchange by the Termination Date or the date of any subsequent distribution, Escrowed Stock held by the Escrow Agent for such holder shall be held or disposed of in accordance with Section 15 of the Plan of Merger.

          3. Voting of Escrowed Stock. SunGard shall furnish to the Escrow Agent copies of all proxy solicitation material furnished by SunGard to its stockholders. The Escrow Agent shall furnish such material to the Stockholders and vote whole Escrowed Stock in accordance with their directions. Fractional share interests shall not be voted.

          4. Valuation of Escrowed Stock. Except as otherwise expressly provided for, the value of each share of the Escrowed Stock for purposes of this Agreement shall be the last reported sale price of one share of SunGard Stock, as reported on The Nasdaq Stock Market on the date of this Agreement ("Valuation Price").

          5. Exchange of Collateral. A Stockholder may, at its or his option, deposit with the Escrow Agent an equivalent value, based upon the Valuation Price, of cash, U.S. treasury securities or triple-A rated state and local government general obligation bonds ("Escrowed Cash") in exchange for all of the Escrowed Stock in such Stockholder's account. In any such case, references to the Escrowed Stock in this Agreement and the Reorganization Agreement and distributions thereof shall be deemed to refer instead to the Escrowed Cash and distributions thereof.

          6. Resignation and Removal of Escrow Agent. The Escrow Agent may resign at any time or be removed by the mutual consent of SunGard and the Principals upon notice given at least 30 days prior to the effective date of such resignation or removal; provided, however, that no resignation or removal of the Escrow Agent and no appointment of a successor Escrow Agent shall be effective until the acceptance of appointment by a successor Escrow Agent in the manner herein provided. In the event of the resignation or removal of the Escrow Agent, and the failure of SunGard and the Principals to agree upon a successor Escrow

Agent within 30 days after the receipt of notice of such resignation or removal, SunGard shall have the right to appoint a successor Escrow Agent which shall be a commercial bank or trust company having a combined capital and surplus of at least $10,000,000. Any successor Escrow Agent, whether appointed by the mutual agreement of SunGard and the Principals or otherwise, shall execute and deliver to the predecessor Escrow Agent an instrument accepting such appointment, and thereupon such successor Escrow Agent shall, without further act, become vested with all the estates, properties, rights, powers and duties of the predecessor Escrow Agent as if originally named herein.

          7. Liability of Escrow Agent; Expenses. The Escrow Agent shall have no liability or obligation hereunder except for its willful misconduct or gross negligence. The Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question of the construction of any of the provisions hereof or of the Reorganization Agreement or of its duties hereunder, and shall incur no liability and shall be fully protected in acting in accordance with the opinion or instruction of such counsel. The fees and expenses of the Escrow Agent charged and incurred in performing its obligations hereunder shall be borne by SunGard. Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit A, which such compensation shall be paid by SunGard. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent's services as contemplated by this Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Agreement are not fulfilled, or Escrow Agent renders any material service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from SunGard.


          8. MACESS, SunGard and the Principals jointly and separately hereby indemnify and hold harmless Escrow Agent from and against, any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of Escrow Agent. This Agreement may be amended to add other provisions relating to the Escrow Agent by the mutual consent of SunGard, Newco, MACESS, the Escrow Agent and the Principals and any such amendment(s) shall be binding on all parties to this Agreement.

          9. Notices. All notices, consents, waivers or other communications which are required or permitted hereunder shall be sufficient if given in writing and delivered personally or by registered or certified mail, return receipt requested, postage prepaid, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

          If to SunGard, the Principals or all Stockholders, as set forth in
          Section 16.4 and 16.20 of the Reorganization Agreement.

          If to the Escrow Agent (including any Payment Notice):

               Norwest Bank Minnesota, N.A.
               Norwest Center
               Attention: Alice Weibye
               9th Floor, MS 0065
               Sixth Street and Marquette Avenue
               Minneapolis, MN 55479-0065
                     Fax (612) 667-3822

               with copies to SunGard, the Stockholders Agent and counsel to the Principals (at their respective addresses set forth in the Reorganization Agreement)

          10. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania except that the fiduciary duties and responsibilities of the Escrow Agent shall be governed by the laws of the State of Minnesota.

          11. Assignment; Binding Effect. The rights of the Stockholders hereunder are personal and may not be assigned or otherwise transferred except by operation of law. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

          12. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together shall constitute one and the same instrument.

          13. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and cannot be changed, modified or terminated except by written amendment.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

          In Witness Whereof, this Escrow Agreement has been executed as of the day and year first written above.

MACESS Corporation


By:
   ------------------------------------
   William W. Featheringill,
   Chairman and Chief Executive Officer

SunGard Data Systems Inc.


By:
   ------------------------------------
   Richard C. Tarbox,
   Vice President-Corporate Development

SDS Merger Inc.


By:
   ------------------------------------
   Lawrence A. Gross,
   Vice President

Norwest Bank, N.A., as Escrow Agent


By:
   ------------------------------------



Stockholders Agent:


---------------------------------------
William W. Featheringill,
as Stockholders Agent

          In Witness Whereof, this Escrow Agreement has been executed as of the day and year first written above.


MACESS STOCKHOLDER:


------------------------------------

Name:
     -------------------------------

                                  Appendix D

                                   Appendix D

                       ALABAMA STATUTE CONCERNING RIGHTS
                          OF DISSENTING SHAREHOLDERS


   (S) 10-2B- 13.01. Definitions.

    (1) "Corporate action" means the filing of articles of merger or share exchange by the probate judge or Secretary of State, or other action giving legal effect to a transaction that is the subject of dissenters' rights.

    (2) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 10-2B-13.02 and who exercises that right when and in the manner required by Sections 10-2B-13.20 through 10-2B-13.28.

    (4) "Fair Value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

    (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all circumstances.

    (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (7) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (8) "Shareholder" means the record shareholder or the beneficial shareholder. (Acts 1994, No. 94-245, p. 343 (S) 1.) -

   (S) 10-2B-13.02. Right to dissent.

     (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

         (1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 10-2B-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 10-2B-11.04;

         (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         (3) Consummation of a sale or exchange by all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

         (4) To the extent that the articles of incorporation of the corporation so provide, an amendment of the articles of incorporation that materially and adversely affects rights in respect to a dissenter's shares because it:

            (i) Alters or abolishes a preferential right of the shares;

            (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

            (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

            (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

            (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 10-2B-6.04; or

         (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation. (Acts 1994, No. 94-245, p. 343 (S) 1.)

   (S) 10-2B-13.03. Dissent by nominees and beneficial owners.

     (a) A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he or she dissents and his or her other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if:

         (1) He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (2) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote. (Acts 1994, No. 94-245, p. 343 (S) 1.)

   (S) 10-2B-13.20. Notice of dissenters' rights.

     (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Section 10-2B-
  13.02 is taken without a vote of shareholders, the corporation shall (1) notify in writing all shareholders entitled to assert dissenters' rights that the action was taken; and (2) send them the dissenters' notice described in
  Section 10-2B-13.22. (Acts 1994, No. 94-245, p. 343 (S) 1.)

   (S) 10-2B-13.21. Notice of Intent to demand payment.

     (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is submitted to a vote at a shareholder's meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment or his or her shares if the proposed action is effectuated; and (2) must not vote his or her shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his or her shares under this article. (Acts 1994, No. 94-245, p. 343 (S) 1.)

   (S) 10-2B-13.22. Dissenters' notice.

     (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 10-2B-13.21.

     (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

         (1) State where the payment demand must be sent;

         (2) Inform holders of shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (3) Supply a form for demanding payment;

         (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

         (5) Be accompanied by a copy of this article. (Acts 1994, No. 94-245, p. 343 (S) 1.)

   (S) 10.2B.13.23. Duty to demand payment.

     (a) A shareholder sent a dissenters' notice described in Section 10.2B-
  13.22 must demand payment in accordance with the terms of the dissenters' notice.

     (b) The shareholder who demands payment retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment by the date set in the dissenters' notice is not entitled to payment for his or her shares under this article.

     (d) A shareholder who demands payment under subsection (a) may not thereafter withdraw that demand and accept the terms offered under the proposed corporate action unless the corporation shall consent thereto. (Acts 1994, No. 94-245, p. 343 (S) 1.)

   (S) 10-2B-13.24. Share restrictions.

     (a) Within 20 days after making a formal payment demand, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for (1) notation thereon by the corporation that such demand has been made and (2) return to the shareholder by the corporation.

     (b) The failure to submit his or her shares for notation shall, at the option of the corporation, terminate the shareholders' rights under this article unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct.

     (c) If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares.

     (d) A transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof. (Acts 1994, No. 94-245, p.343 (S) 1.)

   (S) 10-2B-13.25. Offer of payment.

     (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Section 10-2B-13.23 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

         (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, and the latest available interim financial statements, if any;

         (2) A statement of the corporation's estimate of the fair value of the shares;

         (3) An explanation of how the interest was calculated;

         (4) A statement of the dissenter's right to demand payment under
     Section 10-2B-13.28; and

         (5) A copy of this article.

     (c) Each dissenter who agrees to accept the corporation's offer of payment in full satisfaction of his or her demand must surrender to the corporation the certificate or certificates representing his or her shares in accordance with terms of the dissenters' notice. Upon receiving the certificate or certificates, the corporation shall pay each dissenter the fair value of his or her shares, plus accrued interest, as provided in subsection (a). Upon receiving payment, a dissenting shareholder ceases to have any interest in the shares. (Acts 1994, No. 94-245, p.343 (S) 1.)

   (S) 10-2B-13.26.  Failure to take corporate action.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment, the corporation shall release the transfer restrictions imposed on shares.

     (b) If, after releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 10-2B-
  13.22 and repeat the payment demand procedure.  (Acts 1994, No. 94-245, p. 343
  (S) 1.)

   (S) 10-2B-13.27. Reserved.

   (S) 10-2B-13.28. Procedure if shareholder dissatisfied with offer of payment.

     (a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, or reject the corporation's offer under Section 10-2B-13.25 and demand payment of the fair value of his or her shares and interest due, if:

         (1) The dissenter believes that the amount offered under Section 10-2B-
     13.25 is less than the fair value of   his or her shares or that the
     interest due is incorrectly calculated;

         (2) The corporation fails to make an offer under Section 10-2B-13.25 within 60 days after the date set for demanding payment; or

         (3) The corporation, having failed to take the proposed action, does not release the transfer restrictions imposed on shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) within 30 days after the corporation offered payment for his or her shares. (Acts 1994, No. 94-245, p. 343 (S) 1.)

   (S) 10-2B-13.30. Court action.

     (a) If a demand for payment under Section 10-2B-13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided under the Alabama Rules of Civil Procedure.

     (d) After service is completed, the corporation shall deposit with the clerk of the court an amount sufficient to pay unsettled claims of all dissenters party to the action in an amount per share equal to its prior estimate of fair value, plus accrued interest, under Section 10-2B-13.25.

     (e) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (f) Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. If the court's determination as to the fair value of a dissenter's shares, plus accrued interest, is higher than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), the corporation shall pay the excess to the dissenting shareholder. If the court's determination as to fair value, plus accrued interest, of a dissenter's shares is less than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection
  (d), then the clerk shall return the balance of funds deposited, less any costs under Section 10-2B-13.31, to the corporation.

     (g) Upon payment of the judgment, and surrender to the corporation of the certificate or certificates representing the appraised shares, a dissenting shareholder ceases to have any interest in the shares. (Acts 1994, No. 94-245, p. 343 (S) 1.)

   (S) 10-2B-13.31. Court costs and counsel fees.

     (a) The court in an appraisal proceeding commenced under Section 10-2B-
  13.30 shall determine all costs of the proceeding, including compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 10-2B-13.28.

     (b) The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (1) Against the corporation and in favor of any or all dissenters if
     the court finds the corporation did not   substantially comply with the
     requirements of Sections 10-2B-13.20 through 10-2B-13.28; or

         (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted (Acts 1994, No. 94-245, p. 343 (S) 1.)

   (S) 10-2B-13.32. Status of shares after payment.

   Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this chapter provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange may otherwise provide. (Acts 1994, No. 94-245, p. 343 (S) 1.)

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